Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BLAZING STAR PARENT, LLC,

THE OTHER PARENT ENTITIES IDENTIFIED HEREIN,

BLAZING STAR MERGER SUB, INC.

and

WALGREENS BOOTS ALLIANCE, INC.

Dated as of March 6, 2025

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4.2	Authority; No Conflict; Required Filings and Consents	34
4.3	Information Provided	35
4.4	Operations of Parent and Merger Sub	35
4.5	Financing	35
4.6	Limited Guarantees	37
4.7	Solvency	38
4.8	Section 203 of the DGCL	38
4.9	Litigation	39
4.10	Other Agreements or Understandings	39
4.11	Brokers	39
4.12	Independent Investigation	40
4.13	Equity Ownership of Topcos	40
4.14	No Other Company Representations or Warranties	40
4.15	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	40
4.16	No Foreign Person	41

ARTICLE V CONDUCT OF BUSINESS		41
5.1	Covenants of the Company	41
5.2	Conduct of Business by Parent and Merger Sub Pending the Merger	46

ARTICLE VI ADDITIONAL AGREEMENTS		46
6.1	Go-Shop; No Solicitation	46
6.2	Delisting; Deregistration	51
6.3	Confidentiality; Access to Information	51
6.4	Regulatory Efforts	52
6.5	Public Disclosure	55
6.6	Indemnification	55
6.7	Notification of Certain Matters	57
6.8	Employee Benefits Matters	58
6.9	State Takeover Laws	60
6.10	Rule 16b-3	60
6.11	Financing	60
6.12	Control of Operations	68
6.13	Transaction Litigation	68
6.14	Preparation of Proxy Statement; Stockholders’ Meeting	69
6.15	Tax Information	70
6.16	Carveout Transaction Matters	70
6.17	Repatriation	71
6.18	Treatment of Certain Notes	72
6.19	Merger Sub Stockholder Consent	75
6.20	Other Agreements	75

ARTICLE VII CONDITIONS TO THE CLOSINGS		77
7.1	Conditions to Each Party’s Obligation to Effect the Initial Closing	77
7.2	Conditions to the Obligations of the Company to Effect the Initial Closing	77

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7.3	Conditions to the Obligations of Parent and Merger Sub to Effect the Initial Closing	78
7.4	Additional Conditions to the Merger Closing	79

ARTICLE VIII TERMINATION AND AMENDMENT		80
8.1	Termination	80
8.2	Effect of Termination	84
8.3	Fees and Expenses	84
8.4	Amendment	86
8.5	Extension; Waiver	86

ARTICLE IX DEFINED TERMS		86

ARTICLE X MISCELLANEOUS		110
10.1	Nonsurvival of Representations and Warranties	110
10.2	Notices	110
10.3	Entire Agreement	111
10.4	Third Party Beneficiaries; No Recourse	111
10.5	Assignment	113
10.6	Severability	113
10.7	Counterparts and Signature	113
10.8	Interpretation	114
10.9	Governing Law	114
10.10	Remedies	115
10.11	Submission to Jurisdiction	119
10.12	WAIVER OF JURY TRIAL	120
10.13	Disclosure Letter	120
10.14	Parent Guarantee	120

Exhibits

Exhibit A – Form of Divested Asset Proceed Rights Agreement

Exhibit B – Form of Voting Agreement

Exhibit C – Form of Reinvestment Agreement

Exhibit D – Certificate of Incorporation of the Surviving Corporation

Exhibit E – Form of FIRPTA Certificate

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of March 6, 2025, by and among Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”);

WHEREAS, the Company Board has as of the date hereof (a) determined and declared that it is in the best interests of the Company and the Company’s stockholders (including the Unaffiliated Company Stockholders) that the Company enter into this Agreement and consummate the Merger and the other Transactions on the terms and subject to the conditions set forth herein, (b) adopted, approved and declared the advisability of this Agreement, the Merger and the other Transactions, (c) declared that the terms of the Merger are fair to the Company and the Company’s stockholders (including the Unaffiliated Company Stockholders) and (d) directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommended that the Company’s stockholders adopt this Agreement;

WHEREAS, the respective board of directors of Parent and Merger Sub have adopted, approved and declared it advisable for Parent and Merger Sub to enter into this Agreement and to consummate the Merger and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, immediately prior to the Initial Closing, and as a condition to the consummation of the Initial Closing, the applicable Parent Entities, the Company, the Sale Committee (as defined therein), the Shareholder Representative (as defined therein) and a rights agent selected by Parent and reasonably acceptable to the Company (the “DAP Right Rights Agent”) will enter into a Divested Asset Proceed Rights Agreement (the “DAP Rights Agreement”), in substantially the form attached hereto as Exhibit A (subject to modification as contemplated by Section 6.20), which shall become effective as of the Effective Time;

WHEREAS, in connection with the Carveout Transactions, (a) Parent or one or more of its Affiliates will form entities (each of which will be until the relevant Closing a directly wholly owned Subsidiary of the Equity Financing Sources) that will, giving effect to the Carveout Transactions and the Closings, hold, directly or indirectly, the businesses of the Company (such newly formed entities, the “Topcos” and the Topcos together with Parent and their respective controlled Affiliates, including Merger Sub, the “Parent Entities”), as set forth in Section 6.16 of the Company Disclosure Letter, and (b) each of the Topcos and each Parent Entity who is or becomes a party to any Financing Letter will, as promptly as practicable, execute joinders to this Agreement for purposes of the representations, warranties, agreements and obligations under this Agreement to the extent applicable to such Parent Entity (such obligations, the “Joinder Party Obligations”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, investment funds or accounts managed or advised by Sycamore Partners III L.P., and the other investment funds or managed accounts party to a Limited Guarantee dated as of the date hereof and delivered to the Company concurrently with the execution of this Agreement (each, a “Guarantor” and together, the “Guarantors”) are entering into the Limited Guarantees with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, the Specified Holders have entered into (a) a Voting Agreement (the “Voting Agreement”), in substantially the form attached hereto as Exhibit B, with Parent and the Company, pursuant to which the Specified Holders have agreed, among other things, to (i) vote all of the shares of Company Common Stock beneficially owned by them in favor of the approval and adoption of this Agreement and (ii) support the Merger and the other Transactions, on the terms and subject to the conditions set forth therein and (b) a Reinvestment Agreement (the “Reinvestment Agreement”), in substantially the form attached hereto as Exhibit C, with Parent, pursuant to which, among other things, the Specified Holders have agreed to take the actions described therein in connection with the Closings.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall merge with and into the Company at the Effective Time.

1.2 Effective Time of the Merger. Upon the terms and subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in this Agreement, as soon as practicable on the Merger Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.3 Closings.

(a) Subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in this Section 1.3 and Sections 7.1, 7.2 and 7.3, the Initial Closing shall take place at (i) 12:00 p.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent and the Company that is no later than the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Section 1.3(c) and Sections 7.1, 7.2 and 7.3 (other than those conditions that by their nature are to be satisfied on the Initial Closing Date, but subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of such conditions) shall be satisfied or waived (and no later than the second Business Day prior to the Outside Date) in accordance with this Agreement, or (ii) at such other date, time or place as the parties hereto shall mutually agree in writing, it being understood and agreed that, notwithstanding anything to the contrary, the Initial Closing Date shall occur on a Business Day with respect to which the immediately following calendar day is also a Business Day on which the Closing can be consummated; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of those conditions at such time), then the Initial Closing shall occur instead on the earliest of (i) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company, (ii) the third (3rd) Business Day following the final day of the Marketing Period or (iii) such other date, time or place as the parties hereto shall mutually agree in writing, subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in this Section 1.3 and Sections 7.1, 7.2 and 7.3 (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable law)) of those conditions at such time.

(b) Subject to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions to the Merger Closing set forth in Section 7.4, the Merger Closing shall take place at 8:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on the first Business Day following the Initial Closing.

(c)

(i) Each of the parties expressly acknowledges and agrees that it shall be a express condition precedent for the benefit of (and waivable (to the extent permitted by law) only by) the Company to the Initial Closing that (A) each of the Parent Entities shall have delivered to the Company in writing an irrevocable certificate (in form and substance satisfactory to the Company) immediately prior to the Initial Closing that (1) the Parent Entities stand ready, willing and able to consummate the Initial Closing and (2) subject only to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in Sections 7.4(a) and 7.4(b), the applicable Parent Entities are irrevocably obligated to, and stand ready, willing and able to consummate, the Merger Closing on the Merger Closing Date, (B) Parent shall have provided evidence reasonably satisfactory to the Company that, as of the Initial Closing Date, all of the conditions set forth in the applicable Financing Letters (other than those conditions that by their nature are to be satisfied at the Initial Closing, but each of which would be capable of being satisfied as of the Initial Closing) would be satisfied if the Merger Closing and Effective Time were to have occurred on such date and (C) without limitation of the foregoing, each of the Parent Entities shall have confirmed in writing that each Financing Source and the applicable Parent Entities shall have executed all definitive documentation governing the applicable Financing to be entered into at the Merger Closing, and all certificates, notices or other deliverables thereunder shall have been provided, which definitive documentation shall become effective subject solely to the satisfaction of the conditions precedent set forth in Sections 7.4(a) and 7.4(b) and the conditions precedent set forth in the applicable Financing Letters. Each of the parties expressly acknowledges and agrees that, upon consummation of the Initial Closing, the Parent Entities shall have irrevocably waived, and the Parent Entities hereby irrevocably waive as of the Initial Closing, any and all right to terminate this Agreement pursuant to Article VIII (other than solely Section 8.1(h) or (k)).

(ii) Each of the parties expressly acknowledges and agrees that it shall be a express condition precedent for the benefit of (and waivable (to the extent permitted by law) only by) the Parent Entities to the Initial Closing that the Company shall have delivered to the Parent Entities in writing an irrevocable certificate (in form and substance satisfactory to the Parent Entities) immediately prior to the Initial Closing that (1) the Company stands ready, willing and able to consummate the Initial Closing and (2) subject only to the satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in Section 7.4(a) and 7.4(c), the Company is irrevocably obligated to, and stands ready, willing and able to consummate, the Merger Closing on the Merger Closing Date. Each of the parties expressly acknowledges and agrees that, upon consummation of the Initial Closing, the Company shall have irrevocably waived, and the Company hereby irrevocably waives as of the Initial Closing, any and all right to terminate this Agreement pursuant to Article VIII (other than solely Section 8.1(j)(ii) or (l) ).

(d) Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, the applicable Parent Entities and the Company shall take the actions and consummate the transactions set forth on Section 1.3(d) of the Company Disclosure Letter.

(e) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the applicable Parent Entities and the Company shall take the actions and consummate the transactions set forth on Section 1.3(e) of the Company Disclosure Letter.

1.4 Effects of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit D, and, subject to Section 6.6(b), as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL.

(b) Bylaws. At the Effective Time, subject to Section 6.6(b), Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL.

1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, Parent, Merger Sub or any other Affiliate of Parent immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Except as otherwise agreed in writing between the holder and Parent, subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive (i) $11.45 in cash, without interest thereon (the “Per Share Cash Consideration”), and (ii) one divested asset proceed right issued by Parent or one of its Affiliates subject to and in accordance with the DAP Rights Agreement (each, a “DAP Right”); provided, that, in the event that one or more Village Sales are consummated prior to the Merger Closing, Parent and the Company shall cooperate in good faith to mutually agree in writing on the amount of cash proceeds that would have been payable in respect thereof if such transactions were consummated following the Merger Closing in accordance with the applicable terms of the DAP Rights Agreement (provided that such calculation in all cases shall exclude Village Interim Sale Proceeds). To the extent so agreed, such cash amounts will be added to the Per Share Cash Consideration and will not be payable under the DAP Rights Agreement (and if the applicable transaction is an Entire Village Sale and such Entire Village Sale does not include any deferred cash consideration (including any escrow or holdback amount), then the DAP Rights will be removed from the Merger Consideration) (the Per Share Cash Consideration and the DAP Right, if any, together, the “Merger Consideration”). To the extent not so agreed, such proceeds shall be transferred to DAP Issuer immediately prior to the Closing and, from and after the Effective Time, shall be included in the calculation of the Available Cash Balance in accordance with the DAP Rights Agreement. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.2(g)).

(d) Adjustments to Merger Consideration. The Merger Consideration and Shareholder Proceeds Cap Amount, in addition to any other applicable economic, share-based term or provision herein, shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

2.2 Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall (i) enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) deposit, or cause to be deposited (including by directing that available cash of the Company and/or its Subsidiaries in excess of the Initial Closing Consideration (including, if requested by Parent no later than three (3) Business Days prior to the Merger Closing, any cash proceeds received upon liquidating any investments held in highly liquid short-term interest-bearing investments in the United States) be deposited with the Paying Agent at the Effective Time), the Payment Fund (net of the Initial Closing Consideration), with the Paying Agent, and the Company shall deposit with the Paying Agent the Initial Closing Consideration, for the benefit of the holders of shares of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) outstanding immediately prior to the Effective Time, for payment in accordance with this Section 2.2. For the avoidance of doubt, subject to Section 6.20, Parent shall not be required to deposit any funds related to any DAP Right with the DAP Right Rights Agent unless and until such deposit is required pursuant to the DAP Rights Agreement. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s obligation to pay the Per Share Cash Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to Parent pursuant to Section 2.2(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b) Exchange Procedures.

(i) Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) (A) a letter of transmittal (which shall (1) be prepared prior to the Merger Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (3) otherwise be in such form and have such provisions as may be reasonably acceptable to Parent and the Company), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor (x) a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Per Share Cash Consideration, and (y) a number of DAP Rights pursuant to Section 2.2(b)(iii)(2) and Section 2.1 equal to the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)), subject to any applicable withholding, and the Certificate so surrendered shall forthwith be cancelled.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), be promptly paid the Merger Consideration in respect of such Uncertificated Share, subject to any applicable withholding, and such Uncertificated Share shall forthwith be cancelled.

(iii) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with (1) the Paying Agent and the Depository Trust Company (“DTC”) pursuant to which the Paying Agent shall transmit to DTC or its nominee on the Merger Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (B) the Per Share Cash Consideration, subject to any applicable withholding and (2) the DAP Right Rights Agent pursuant to which the DAP Right Rights Agent will (A) record in the name(s) of the appropriate holder(s) of Certificates or Uncertificated Shares who have, in the case of holders of Certificates, complied with the procedures set forth in Section 2.2(b)(i) an aggregate number of DAP Rights equal to the aggregate number of DAP Rights to be issued pursuant to Section 2.1 and Section 2.3 and (B) when required pursuant to the DAP Rights Agreement and this Agreement, deliver to such holder(s) the DAP Rights, via book-entry positions.

(iv) Notwithstanding anything herein to the contrary, with respect to the DAP Rights, any payments made in respect of DAP Rights in accordance with the terms of the DAP Rights Agreement and the payment procedures with respect thereto shall be governed by the terms of Section 2.4 of the DAP Rights Agreement.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent and the DAP Right Rights Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c).

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent or the DAP Right Rights Agent for any reason, they shall (subject to compliance with the exchange procedure of Section 2.2(b)) be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to Parent (or the Surviving Corporation as directed by Parent), upon demand, and any holder of a Certificate or Uncertificated Shares (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) who has not previously complied with this Section 2.2 shall be entitled to receive only from Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(f) No Liability. To the extent permitted by applicable law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent and the DAP Right Rights Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.3 Company Stock Plans.

(a) Except as otherwise agreed upon in writing between the holder and Parent, and subject to the last sentence of this Section 2.3(a), effective as of immediately prior to the Effective Time, each then-outstanding Company Stock Option shall automatically be canceled and converted into the right to receive from the Surviving Corporation (i) an amount of cash equal to the product of (A) the total number of shares of Company Common Stock then subject to such Company Stock Option, multiplied by (B) the excess, if any, of the Per Share Cash Consideration over the per share exercise price of such Company Stock Option and (ii) one DAP Right in respect of each share of Company Common Stock subject to such Company Stock Option. Parent shall cause the Surviving Corporation to pay the aggregate amount payable by the Surviving Corporation to the holders of such Company Stock Options pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, no later than the later of (A) five (5) Business Days after the Merger Closing Date and (B) the date of the Company’s first regularly scheduled payroll after the Merger Closing Date, provided that in the case of the DAP Right, such portion of the Merger Consideration shall only be payable if and to the extent provided in the DAP Rights Agreement. In the event that the per share exercise price of any Company Stock Option is equal to or greater than the Per Share Cash Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Except as otherwise agreed upon in writing between the holder and Parent, effective as of immediately prior to the Effective Time, each Company DSU that is then-outstanding shall automatically be canceled and converted into the right to receive from the Surviving Corporation (i) an amount of cash equal to the product of (A) the total number of shares of Company Common Stock subject to such underlying such Company DSU (including any shares of Company Common Stock subject to dividend equivalent units credited thereon) multiplied by (B) the Per Share Cash Consideration and (ii) one DAP Right in respect of each share of Company Common Stock subject to such Company DSU (including any shares of Company Common Stock subject to dividend equivalent units credited thereon). Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Company DSU pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, no later than the later of (x) five (5) Business Days after the Merger Closing Date and (y) the date of the Company’s first regularly scheduled payroll after the Merger Closing Date; provided that, notwithstanding the foregoing, any such amounts in respect of a Company DSU shall not be paid earlier than the earliest time permitted under Section 409A of the Code; provided, further, that in the case of the DAP Right, such portion of the Merger Consideration shall only be payable if and to the extent provided in the DAP Rights Agreement.

(c) Except as otherwise agreed upon in writing between the holder and Parent, effective as of immediately prior to the Effective Time:

(i) each Company RSU that is then-outstanding and will be vested, by its terms, on or before the Merger Closing Date (including as a result of the Merger Closing of the Merger), but not yet settled shall automatically be canceled and converted into the right to receive from the Surviving Corporation (A) an amount of cash equal to the product of (1) the total number of shares of Company Common Stock then subject to such vested Company RSU (including any shares of Company Common Stock subject to dividend equivalent units credited thereon), multiplied by (2) the Per Share Cash Consideration and (B) one DAP Right in respect of each share of Company Common Stock subject to such vested Company RSU (including any shares of Company Common Stock subject to dividend equivalent units credited thereon). Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Company RSU pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, no later than the later of (x) five (5) Business Days after the Merger Closing Date and (y) the date of the Company’s first regularly scheduled payroll after the Merger Closing Date; provided that in the case of the DAP Right, such portion of the Merger Consideration shall only be payable if and to the extent provided in the DAP Rights Agreement; and

(ii) each Company RSU that is then-outstanding and will not be vested, by its terms, on or before the Merger Closing Date shall automatically be canceled and converted into the contingent right to receive from the Surviving Corporation (A) an amount of cash equal to the product of (1) the total number of shares of Company Common Stock subject to such unvested Company RSU (including any shares of Company Common Stock subject to dividend equivalent units credited thereon), multiplied by (2) the Per Share Cash Consideration and (B) one DAP Right in respect of each share of Company Common Stock subject to such unvested Company RSU (including any shares of Company Common Stock subject to dividend equivalent units credited thereon); provided that such cash payment and any amounts payable with respect to such DAP Right shall not be payable at the Effective Time but shall instead be subject to the holder of such Company RSU being in continuous service to the Surviving Corporation as an employee or consultant until the date on which the original vesting conditions applicable to the underlying Company RSU, including, and taking into account, any accelerated vesting provisions set forth therein, are satisfied (such date, the “RSU Vesting Date”). The applicable Parent Entity shall pay the Merger Consideration applicable to such Company RSU to the holder of such Company RSU, without any interest thereon and subject to all applicable withholding, no later than the later of (x) five (5) Business Days after the RSU Vesting Date and (y) the date of the Company’s first regularly scheduled payroll after the RSU Vesting Date; provided that, in the case of the DAP Right, such portion of the Merger Consideration shall only be payable if and to the extent provided in the DAP Rights Agreement.

(d) Except as otherwise agreed upon in writing between the holder and Parent, effective as of immediately prior to the Effective Time:

(i) each Company Performance Share Award that is then-outstanding and unvested and that is held by a former employee of the Company (as determined immediately prior to the Effective Time) shall automatically be canceled and converted into the right to receive from the Surviving Corporation (A) an amount of cash equal to the product of (1) the target number of shares of Company Common Stock subject to such Company Performance Share Award (including any shares of Company Common Stock underlying dividend equivalent units credited thereon), as pro-rated in accordance with the terms of the applicable Company Performance Share Award Agreement (but only to the extent that the number of shares of Company Common Stock subject to such Company Performance Share Award was not previously pro-rated in connection with the holder’s qualifying termination of employment), multiplied by (2) the Per Share Cash Consideration and (B) one DAP Right in respect of each share of Company Common Stock subject to such Company Performance Share Award (calculated based on the target number of shares of Company Common Stock subject to such Company Performance Share Award and including any shares of Company Common Stock underlying dividend equivalent units credited thereon, as pro-rated in accordance with the preceding clause (A)). Parent shall cause the Surviving Corporation to pay the Merger Consideration applicable to such Company Performance Share Award pursuant to the preceding sentence, without any interest thereon and subject to all applicable withholding, upon the later of (x) five (5) Business Days after the Merger Closing Date and (y) the date of the Company’s first regularly scheduled payroll after the Merger Closing Date; provided that in the case of the DAP Right, such portion of the Merger Consideration shall only be payable if and to the extent provided in the DAP Rights Agreement; and

(ii) each Company Performance Share Award that is then-outstanding and unvested and that is held by a person who is an employee of the Company (as determined immediately prior to the Effective Time) shall automatically be canceled and converted into the contingent right to receive from the Surviving Corporation (A) an amount of cash equal to the product of (1) the target number of shares of Company Common Stock subject to such Company Performance Share Award (including any shares of Company Common Stock underlying dividend equivalent units credited thereon), multiplied by (2) the Per Share Cash Consideration and (B) one DAP Right in respect of each share of Company Common Stock subject to such Company Performance Share Award (calculated based on the target numbers of shares of Company Common Stock subject to such Company Performance Share Award and including any shares of Company Common Stock underlying dividend equivalent units credited thereon); provided that such cash payment and any amounts payable with respect to such DAP Right shall not be payable at the Effective Time but shall instead be subject to the holder of such Company Performance Share Award being in continuous service to the Surviving Corporation as an employee or consultant until the date on which the original time-based vesting conditions applicable to the underlying Company Performance Share Award, including, and taking into account, any accelerated vesting provisions set forth therein (taking into account any proration provisions on a qualifying termination), are satisfied (such date, the “Performance Share Vesting Date”). The applicable Parent Entity shall pay the Merger Consideration applicable to such Company Performance Share Award to the holder of such Company Performance Share Award, without interest thereon and subject to all applicable withholding, no later than the later of (x) five (5) Business Days after the Performance Share Vesting Date and (y) the date of the Company’s first regularly scheduled payroll after the Performance Share Vesting Date; provided that, in the case of the DAP Right, such portion of the Merger Consideration shall only be payable if and to the extent provided in the DAP Rights Agreement.

(e) The applicable Parent Entities shall maintain at all times from and after the Effective Time sufficient liquid funds to satisfy their respective obligations pursuant to Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d). The DAP Rights subject to the awards as described in this Section 2.3 shall be paid in accordance with, and to the extent provided in, Section 2.4(a)(vi)(B) of the DAP Rights Agreement.

(f) Prior to the Effective Time, (i) the Company shall provide notice to each Person who is a holder of Company Stock Options, Company DSUs, Company RSUs or Company Performance Share Awards describing the treatment of and payment for such equity awards pursuant to this Section 2.3, and (ii) the Company Board shall take all such actions as are required to provide for the treatment of such equity awards pursuant to this Section 2.3 and the termination of the Company Stock Plans conditioned upon, and effective immediately after, the Effective Time.

(g) Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.3 to the extent necessary or advisable to take into account applicable non-U.S. law or Tax or employment considerations.

(h) The only offering period in effect as of the date of this Agreement ends on December 31, 2025. Any outstanding options granted under the Company ESPP with respect to such offering period shall be exercised no later than immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board shall take all such actions as are required to provide that, (i) no new offering period will commence, nor will the existing offering period be extended, following the date of this Agreement; (ii) no new individuals will be permitted to enroll in the Company ESPP following the date of this Agreement; (iii) with respect to the offering period in effect as of the date of this Agreement, no existing participant will be permitted to increase his or her rate of deductions and purchases following the date of this Agreement; and (iv) no shares of Company Common Stock will be issued under the Company ESPP except with respect to the offering period in effect as of the date of this Agreement, as set forth above. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, if required by DGCL, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice, withdrawal or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the right to participate in all negotiations and proceedings with respect to any such demand, notice, withdrawal or instrument. The Company shall not settle or pay or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless Parent shall have given its written consent to such settlement, payment or payment or settlement offer.

2.5 Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent (or their respective Affiliates or agents) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement or the DAP Rights Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent such amounts are so deducted and withheld and remitted by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent (or their respective Affiliates or agents), as the case may be, to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the DAP Rights Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since September 1, 2022 and prior to the date of this Agreement (excluding, in each case, disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” of such filings and any similar disclosures that are cautionary, predictive or forward-looking in nature) to the extent that it is reasonably apparent solely from a reading of the text of such reports that such disclosure is applicable to any section or subsection of this Article III; provided that nothing in the Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 3.2 (Capitalization), Section 3.4(a) (Authority) and the first sentence of Section 3.7 (Absence of Company Material Adverse Effect) or (b) as set forth herein or in the Company Disclosure Letter, subject to Section 10.13.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has publicly filed correct and complete copies of the Company’s Certificate of Incorporation and the Bylaws (and all amendments thereto) as in effect on the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 3,200,000,000 shares of Company Common Stock and 32,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Certificate of Incorporation. As of the Capitalization Date, (i) 864,735,213 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 307,778,405 shares of Company Common Stock were held in treasury, (iii) an aggregate of 21,702,171 shares of Company Common Stock were reserved and available for purchase under the Company ESPP (including shares that may be subject to outstanding options under the Company ESPP), and (iv) no shares of Company Preferred Stock were issued or outstanding. Between the Capitalization Date and the execution of this Agreement, no shares of Company Common Stock have been issued except pursuant to the terms of Company Stock Options, Company DSUs, Company RSUs or Company Performance Share Awards outstanding as of the Capitalization Date to the extent required or permitted under the terms thereof as in effect on the Capitalization Date.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Capitalization Date, of (i) the aggregate number of shares of Company Common Stock subject to outstanding Company Stock Options and, for each Company Stock Option, the name of the holder, the grant date, the expiration date, the vesting schedule, the exercise price per share, and the number of shares of Company Common Stock subject thereto, (ii) the aggregate number of shares of Company Common Stock subject to outstanding Company DSUs and, for each Company DSU, the name of the holder, the grant date, the vesting schedule and the number of shares of Company Common Stock subject thereto, (iii) the aggregate number of shares of Company Common Stock reserved for future issuance under the Company Stock Plans, (iv) the aggregate number of shares of Company Common Stock that are subject to Company RSUs and, for each Company RSU, the name of the holder, the grant date, the vesting schedule, and the number of shares of Company Common Stock subject thereto, and (v) the aggregate number of shares of Company Common Stock that are subject to Company Performance Share Awards (assuming applicable performance criteria were deemed satisfied at target performance) and, for each Company Performance Share Award, the name of the holder, the grant date, the performance period, and the target number of shares of Company Common Stock subject thereto. The Company has made available to Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of agreements evidencing Company Stock Options, Company DSUs, Company RSUs and Company Performance Share Awards and (C) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(c) Except as set forth in this Section 3.2 and Section 3.2(b) of the Company Disclosure Letter and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company DSUs, Company RSUs or Company Performance Share Awards outstanding on such date to the extent required or permitted under the terms thereof as in effect on the Capitalization Date, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, outstanding or authorized and (ii) there are no options, warrants, equity securities, calls, rights, subscriptions, arrangements, understandings or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement or make payments based on the value of any shares of Company Common Stock or other equity securities or equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (A) any outstanding stock appreciation rights, phantom stock or similar rights or obligations or (B) outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote or other equity securities of the Company) with the stockholders of the Company on any matter. Other than the Company Shareholders Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including trusts or proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as described in Section 3.2(c) of the Company Disclosure Letter or pursuant to the Company Shareholders Agreement, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) of the Company Disclosure Letter, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Certificate of Incorporation or the Bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register any shares of Company Common Stock or the capital stock of the Company or any of its non-wholly owned Subsidiaries.

(f) As of the Capitalization Date, except for indebtedness (other than (i) as set forth on Section 3.2(f) of the Company Disclosure Letter or (ii) indebtedness owed by the Company to any directly or indirectly wholly owned Subsidiary thereof or by any directly or indirectly wholly owned Subsidiary of the Company to the Company or another directly or indirectly wholly owned Subsidiary of the Company) in an aggregate amount of less than $30,000,000, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries other than indebtedness reflected on the Company Balance Sheet.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) its jurisdiction of organization; and (iii) in the case of a Subsidiary of the Company that is not wholly owned, the number and type of its outstanding equity securities and a list of the holders thereof. All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 3.3 of the Company Disclosure Letter, are owned, directly or indirectly, by the Company free and clear of all Liens.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each material Subsidiary of the Company (and all amendments thereto) as currently in effect.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any material amount of capital stock of any Person that is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Voting Agreement, perform its obligations hereunder and thereunder and, assuming the accuracy of the representations and warranties of the Parent Entities in Section 4.8 and receipt of the Company Stockholder Approval, consummate the Merger and the other transactions contemplated hereby. The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the Company’s stockholders (including the Unaffiliated Company Stockholders) that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (ii) adopting, approving and declaring the advisability of this Agreement, the Merger and the other Transactions, (iii) declaring that the terms of the Merger are fair to the Company and the Company’s stockholders (including the Unaffiliated Company Stockholders) and (iv) directing that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommending that the stockholders of the Company adopt this Agreement. Assuming the accuracy of the representations and warranties of the Parent Entities in Section 4.8 and receipt of the Company Stockholder Approval, the execution and delivery of this Agreement and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent Entities, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement and the Voting Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent Entities in Section 4.8 and receipt of the Company Stockholder Approval) the consummation by the Company of the Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or the Bylaws (or comparable organizational documents of any Subsidiary of the Company), (ii) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Voting Agreement or the DAP Rights Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder or thereunder, or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws or Foreign Investment Laws, (ii) approval under the FSR, (iii) the pre-merger notification or approval requirements under Healthcare Notification Laws as set forth in Section 3.4(c) of the Company Disclosure Letter, (iv) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (v) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (vi) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the Nasdaq Stock Market, (vii) the filings, approvals, clearances, expirations of waiting periods or issuance of new authorizations, permits, licenses or franchises set forth in Section 7.1(b)(ii) of the Company Disclosure Letter, and (viii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since September 1, 2022. All such registration statements, forms, reports and other documents, as such documents have been amended or supplemented since the time of their filing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Initial Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed or furnished, complied, or will comply when filed or furnished, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect. The Company has not, as of the date hereof, received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows, as the case may be, for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not material in the aggregate. Each of the consolidated financial statements (including, in each case, any related notes and schedules) included in the Required Financial Information or the U.S. Retail Financial Information provided to the Parent or Merger Sub (i) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (ii) fairly presented or will fairly present in all material respects the consolidated financial position of the international business segment or the U.S. retail business segment, as applicable, and applicable Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows, as the case may be, for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not material in the aggregate.

(c) Subject to the following sentence, (i) the Proxy Statement and the Schedule 13e-3, on the date the Proxy Statement and the Schedule 13e-3 are first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Proxy Statement and the Schedule 13e-3 will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement and the Schedule 13e-3, as applicable. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the Schedule 13e-3 based on any information supplied by or on behalf of any Parent Entity expressly for inclusion or incorporation by reference therein.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. As of the date hereof, neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(e) The Company has established and maintains disclosure controls, procedures and internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and (iii) the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes is in accordance in all material respects with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq Stock Market.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet (and, solely for the purposes of this Section 3.6, liability for breach of a Company Material Contract, tort, infringement, misappropriation or dilution shall not be deemed Ordinary Course of Business), the Company and its Subsidiaries do not have any liabilities of any nature that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect. The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act) that have not been so described in the Company SEC Reports.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet until the date of this Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as expressly contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of Parent under Section 5.1 of this Agreement (other than paragraphs (g), (h), (j), (k) and (o) of Section 5.1 and paragraph (r) of Section 5.1 as it relates to paragraphs (g), (h), (j), (k) and (o) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed (or there has been filed on its behalf) all material Tax Returns that it was required to file with any Governmental Entity, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all material Taxes due and owing to any Governmental Entity by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) No examination or audit of any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress, pending or has been proposed in writing. There are no material Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries other than Liens (i) not yet delinquent or (ii) the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries (i) has any material liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor under applicable Tax law, or (ii) is a party to or is bound by any material Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than any such agreement that is solely among the Company and its Subsidiaries or pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(d) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock that was purported or intended to be governed by Section 355 of the Code.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Each Subsidiary of the Company listed on Schedule 3.8(g) is classified as a partnership for U.S. federal income tax purposes and each such Subsidiary (except any Subsidiary of Village Practice Management Company, LLC) has at all times since its formation been classified as a partnership for U.S. federal income tax purposes.

(h) With respect to the entities listed in Schedule 3.8(h)(i), each entity that is or has been a member of the U.S. consolidated tax group of which the Company is the common parent is listed in Schedule 3.8(h)(ii), and Schedule 3.8(h)(ii) accurately lists the first taxable year each such entity became a member of such group.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a list as of the date of this Agreement that is complete and accurate in all material respects of all Leased Real Property. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has subleased such Leased Real Property or any portion thereof in a manner that would interfere in any material respect with the Company’s current or anticipated use of such Leased Real Property in the Ordinary Course of Business.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a list as of the date of this Agreement that is complete and accurate in all material respects of all Owned Real Property. With respect to each Owned Real Property, except for matters that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, the Company or the identified Subsidiary has good and clear record and marketable title to such Owned Real Property, free and clear of any Liens, except for recorded easements, covenants and other restrictions of record which do not materially impair the current uses or occupancy of such Owned Real Property, and with respect to each Owned Real Property located in the United States, insurable by a recognized national title insurance company at standard rates. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement obligating the Company or any Subsidiary to purchase any material real property or material interest therein.

3.10 Intellectual Property; Data Privacy.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used or held for use by the Company and its Subsidiaries in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(b) Schedule 3.10(b) of the Company Disclosure Letter sets forth a complete list of all Company Intellectual Property that is subject to an application or registration with the United States Patent and Trademark Office, the United States Copyright Office or a foreign equivalent thereof. To the Company’s Knowledge, all material issued patents and material registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been cancelled.

(c) The conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate, dilute or constitute a misappropriation of any Intellectual Property of any third party in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. Between September 1, 2022 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any infringement, violation or misappropriation of any Intellectual Property of any third Person in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(d) Except for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have (i) implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential and (ii) entered into binding, written agreements with any and all current and former employees and contractors of the Company and its Subsidiaries who have participated in the development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and contractors presently assign to the Company or its applicable Subsidiary any and all ownership interest and right they may have in all such Intellectual Property, or such ownership interests in such Intellectual Property has automatically vested in the Company or its Subsidiaries by operation of law.

(e) To the Company’s Knowledge, no third party is infringing, violating, diluting or misappropriating any of the Company Intellectual Property in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(f) The Company and its Subsidiaries are in compliance and, since September 1, 2022, have complied with all Privacy Obligations, except for any failures to comply that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. From September 1, 2022 through the date of this Agreement, the Company has not received any written notice asserting any violation by the Company or any of its Subsidiaries of any such Privacy Obligations, except for any such violations that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(g) The Company and its Subsidiaries have performed an assessment of the potential risks and vulnerabilities to the confidentiality, integrity and availability of Personal Information held by or on behalf of the Company or its Subsidiaries and has remediated all material deficiencies identified in any such assessments conducted to date, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h) Since September 1, 2022, no breach of unsecured protected health information (as those terms are defined in HIPAA) maintained by or on behalf of the Company or any of its Subsidiaries has occurred, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i) Except for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the computer systems, including software and hardware, used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries (the “Company Systems”), taken as a whole, as currently conducted, are sufficient for the immediate needs of the business as it is currently conducted and (ii) the Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans and procedures. Since September 1, 2022, except for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there has been no breach, or unauthorized or improper access to, or exfiltration, destruction, alteration, loss, theft, interruption, modification, corruption or disclosure of any Company Systems or Personal Information.

3.11 Contracts.

(a) The Company has made available to Parent a true, complete and correct copy of, and Section 3.11 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of, each Company Material Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties or assets are bound.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) or has failed to perform under any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) Each Contract with a Significant Supplier, Payor or Customer is in full force and effect except to the extent it has previously expired in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Contract with a Significant Supplier, Payor or Customer is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) or has failed to perform under any Contract with a Significant Supplier, Payor or Customer.

(d) Since September 1, 2022, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. Since September 1, 2022 until the date of this Agreement, there has been no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, in each case that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect. Since September 1, 2022 until the date of this Agreement, there have been no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is or, since September 1, 2022, has been, in violation of any Environmental Law or has received written notice of such violation, (ii) there has been no Release or disposal of, or exposure of any Person to, any Hazardous Substance at any real property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in any liability under any Environmental Law, and neither the Company nor any of its Subsidiaries has received written notice of any such liability; and (iii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are and have been since September 1, 2022 in compliance with such permits, licenses and other authorizations.

(b) Consummation of the Transactions requires no filings or notifications to be made, consents or approvals to be obtained, or actions to be taken pursuant to the Connecticut Property Transfer Law (Sections 22a-134 through 22a-134e of the Connecticut General Statutes) or the New Jersey Industrial Site Recovery Act (N.J.A.C. 7:26B).

(c) The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13 and Sections 3.4, 3.5, 3.6, 3.7 and 3.12. Without limiting the generality of the foregoing, the representations and warranties contained in Section 3.15 or Section 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans and specifies whether such plan is a US Plan or an International Plan.

(b) With respect to each material Company Employee Plan in effect on the date of this Agreement and, solely to the extent reasonably available, with respect to each non-material Company Employee Plan, the Company has made available to Parent a complete and accurate copy of (i) such Company Employee Plan and all amendments thereto, (ii) the most recently filed annual report (Form 5500) and accompanying schedules, if any, (iii) the most recent determination letter from the Internal Revenue Service, if applicable, (iv) each trust agreement, insurance contracts or other funding arrangements and amendments thereto, (v) the current summary plan description and summaries of material modifications, (vi) the most recently prepared actuarial reports and financial statements, (vii) all material documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the PBGC or any other Governmental Entity during the past three years and (viii) if such plan is a non-U.S. Company Employee Plan, documents that are substantially comparable (taking into account differences in applicable law and practice) to the documents required to be provided in clauses (i) through (vii).

(c) Each Company Employee Plan has been established, maintained, funded and administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so establish, maintain, fund, or administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received or are entitled to rely upon opinion or advisory letters, and no such letter has been revoked and revocation has not been threatened, and, to the Company’s Knowledge, no act or omission has occurred, that would reasonably be expected to adversely affect its qualification. To the Company’s Knowledge, each trust created under any such Company Employee Plan is exempt from Tax under Section 501(a) of the Code.

(f) Except as set forth on Section 3.14(f) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their ERISA Affiliate sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any actual or contingent liability with respect to a Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement or arrangement with any current or former stockholder, director, independent contractor, employee or executive officer of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the Transactions; or (ii) agreement, plan or arrangement binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the compensation or benefits of which shall be triggered or increased, or the payment, funding or the vesting of the compensation or benefits of which shall be accelerated, by the occurrence of any of the Transactions (either alone or together with any other event) or the value of any of the compensation or benefits of which shall be calculated on the basis of any of the Transactions.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions would (either alone or in conjunction with any other event) (i) limit or restrict the right of the Company nor any of its Subsidiaries or, after the Merger Closing, Parent, to merge, amend or terminate any Company Employee Plan or (ii) give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G of the Code. Neither the Company nor any of its Subsidiaries has any material obligation to gross-up, reimburse or indemnify any individual with respect to any Taxes, or any obligation to gross-up, reimburse or indemnify any individual with respect to any Taxes imposed pursuant to Sections 409A or 4999 of the Code.

(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by Section 4980B of the Code (or similar state law) and for which (x) the covered individual pays the full cost of coverage or (y) where the liabilities of the Company and its Subsidiaries are not reasonably expected to be material.

(j) Except as has not had or would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect: there are no pending or, to the Company’s Knowledge, threatened actions, claims, proceedings, or suits (other than routine claims for benefits in accordance with the terms of the applicable Company Employee Plan) or audits or investigations by any Governmental Entity on behalf or, with respect to or against any of the Company Employee Plans, trusts related thereto, or fiduciaries acting with respect to any Company Employee Plan.

(k) Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with, and the Company and its Subsidiaries have complied in practice and operation in all material respects with, all applicable requirements of Section 409A of the Code.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries is and, since September 1, 2022 has been, in compliance with, and is not in violation of, any applicable statute, law, judgment, order, decree or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has since September 1, 2021 violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-bribery or anti-corruption laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries are in compliance with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury, except for failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) To the Company’s Knowledge, clause (iii)(C) and (iii)(D) of the Carveout Transaction Principles do not impose any material impediment to the Carveout Transactions.

3.16 Permits; Regulatory Matters.

(a) Since September 1, 2022, the Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such authorizations, permits, licenses and franchises the absence of which, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. Since September 1, 2022 (to the extent applicable), the Company and each of its Subsidiaries have been in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(b) The Company does not design, fabricate, develop, test, produce, or manufacture any “critical technology,” as that term is defined in 31 CFR § 800.215, in the United States.

3.17 Labor Matters. The Company and its Subsidiaries have complied with all applicable laws relating to labor and employment since September 1, 2022, including those relating to wages, hours, collective bargaining, unemployment compensation, plant closures and layoffs, worker’s compensation, equal employment opportunity, discrimination and harassment, occupational safety and health, employee information privacy and security, immigration control and employee and independent contractor classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is the subject of any proceeding before any Governmental Entity asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material pending or, to the Company’s Knowledge, threatened labor strikes, organized labor disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries are party to or bound by any Labor Agreement or bargaining relationship with any trade union, works council, or other labor organization with respect to employees. To the Company’s Knowledge, in the past three (3) years, there has been no material union organizing activity among employees of the Company or its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions. Except as, individually or in the aggregate, would not have a Company Material Adverse Effect, since September 1, 2022, the Company and its Subsidiaries: (a) have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable law, contract or policy; and (b) are not liable for any fines, taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

3.18 Opinion of Financial Advisors.

(a) Centerview Partners LLC, financial advisor of the Company, has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of the Company Common Stock (other than holders of shares to be cancelled pursuant to Section 2.1(b), holders of Dissenting Shares or the Specified Holders) pursuant to this Agreement and the Dap Rights Agreement is fair, from a financial point of view, to such holders of the Company Common Stock. As promptly as practicable following the date hereof, a complete and executed copy of such opinion will be delivered to Parent for informational purposes only, and it is agreed and understood that such opinion is for the benefit of the Company and may not be relied upon by Parent or Merger Sub for any purpose.

(b) Morgan Stanley & Co. LLC, financial advisor of the Company, has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the Merger Consideration to be offered to the holders of the Company Common Stock (other than holders of shares to be cancelled pursuant to Section 2.1(b), holders of Dissenting Shares or the Specified Holders) pursuant to this Agreement is fair, from a financial point of view, to such holders of the Company Common Stock. As promptly as practicable following the date hereof, a complete and executed copy of such opinion will be delivered to Parent for informational purposes only, and it is agreed and understood that such opinion is for the benefit of the Company and may not be relied on by Parent or Merger Sub for any purpose.

3.19 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent Entities in Section 4.8, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions.

3.20 Brokers. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions, except as disclosed in Section 3.20 of the Company Disclosure Letter. Neither Centerview Partners LLC nor Morgan Stanley & Co. LLC is entitled to, nor has the Company or its Subsidiaries agreed to pay to Centerview Partners LLC or Morgan Stanley & Co. LLC, compensation, fees and/or expenses in connection with the Transactions in excess of the amount set forth in Section 3.20 of the Company Disclosure Letter.

3.21 Insurance. Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) the Company and its Subsidiaries are not in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.22 Significant Suppliers, Payors and Customers.

(a) Listed in Section 3.22(a) of the Company Disclosure Letter are the names of the ten (10) most significant non-pharmaceutical suppliers of goods and merchandise for resale (by dollar volume of purchases) of the Company (each, a “Significant GFR Supplier”) for the fiscal year ended August 31, 2024 and the approximate dollar amount purchased from each such supplier during such period.

(b) Listed in Section 3.22(b) of the Company Disclosure Letter are the names of the ten (10) most significant suppliers of goods and merchandise not intended for resale (by dollar volume of purchases) of the Company (each, a “Significant GNFR Supplier”) for the fiscal year ended August 31, 2024 and the approximate dollar amount purchased from each such supplier during such period.

(c) Listed in Section 3.22(c) of the Company Disclosure Letter are the names of the ten (10) most significant suppliers of pharmaceuticals (by dollar volume of purchases) of the Company, including (i) group purchasing organizations, (ii) wholesalers or distributors and (iii) drug manufacturers (each, a “Significant Pharmacy Supplier”) for the fiscal year ended August 31, 2024 and the approximate dollar amount purchased from each such supplier during such period.

(d) Listed in Section 3.22(d) of the Company Disclosure Letter are the names of the ten (10) most significant Company Payment Programs (by dollar volume of revenue) of the Company (each, a “Significant Pharmacy Company Payment Program”) for the “U.S. Pharmacy” division for the fiscal year ended August 31, 2024 and the approximate dollar amount received from each such payor during such period.

(e) Listed in Section 3.22(e) of the Company Disclosure Letter are the names of the ten (10) most significant Company Payment Programs (by dollar volume of revenue) of the Company (each, a “Significant US Healthcare Company Payment Program”) for the “VillageMD, CityMD, and Summit” division for the fiscal year ended August 31, 2024 and the approximate dollar amount received from each such payor during such period.

(f) Listed in Section 3.22(f) of the Company Disclosure Letter are the names of the ten (10) most significant customers (by dollar volume of revenue) of the Company’s “Shields” division (each, a “Significant Shields Customer”) for the fiscal year ended August 31, 2024 and the approximate dollar amount received from each such customer during such period.

(g) From September 1, 2023 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, oral notice from a Significant GFR Supplier, Significant GNFR Supplier, Significant Pharmacy Supplier, Significant Pharmacy Company Payment Program, Significant US Healthcare Company Payment Program or Significant Shields Customer (collectively “Significant Supplier, Payor or Customers”) that such Significant Supplier, Payor or Customer has (i) ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods, services or reimbursements currently supplied to the Company or any of its Subsidiaries or (ii) has or will terminate or materially and adversely modify its relationship with the Company or its Subsidiaries by such Significant Supplier, Payor or Customer, as applicable, following the date hereof.

3.23 Healthcare Regulations.

(a) Since September 1, 2022, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries is conducting and has conducted its business and operations in compliance with, and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective officers, directors or Managers, has engaged in any activities that would constitute a violation of any Healthcare Laws.

(b) Since September 1, 2022, the Company and each of its Subsidiaries has complied with all applicable Healthcare Laws relating to the operation of its businesses, and are not subject to any sanction or other adverse action by any Governmental Entity with respect to such matters, except for such sanctions or other adverse actions that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, since September 1, 2022, (i) neither the Company nor any of its Subsidiaries, has received any written notice, warning, citation, suspension, revocation or other communication from any Governmental Entity, including any subpoena or investigative demand, alleging noncompliance with any Healthcare Laws; (ii) neither the Company nor any of its Subsidiaries is in receipt or the subject or target of any civil, criminal or administrative subpoena, request for information, proceeding, action, suit, complaint, arbitration, demand, search warrant, notice, letter, hearing, investigation, audit, inquiry or other communication, of any nature, related to alleged or actual noncompliance with any Healthcare Laws threatened or pending against the Company or any of its Subsidiaries; (iii) there has not been any violation of any Healthcare Laws by the Company or any of its Subsidiaries in submissions, filings, notices or reports, or failure to make submissions, filings, notices or reports, to any Governmental Entity that would reasonably be expected to result in investigation, corrective action, self-reporting, or enforcement action; and (iv) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers or Managers (A) has been suspended, debarred, precluded or excluded from participation or otherwise deemed ineligible to participate in Medicare, Medicaid or any other Governmental Program or is subject to an action or investigation that is reasonably likely to result in such a suspension, debarment, preclusion, exclusion or ineligibility, nor is any such suspension, debarment, preclusion, exclusion or ineligibility threatened or pending, (B) has been convicted of or formally charged with or, to the Company’s Knowledge, investigated for any crime or violation or engaged in any conduct for which such Person would reasonably be expected to be precluded, excluded, suspended, or debarred from participating, or would be otherwise ineligible to participate, in any Governmental Program; (C) has been assessed a fine or penalty under any Healthcare Law, including a civil money penalty or criminal penalty under Section 1128A or 1128B of the Social Security Act, any regulations promulgated thereunder or any similar law; (D) has been convicted of any criminal offense relating to the delivery of any item or service under a Governmental Program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; (E) has been listed on the General Services Administration Excluded Parties List System; (F) made a voluntary or self-disclosure to any Governmental Entity of any actual or potential violation of, or non-compliance with, any Healthcare Law; or (G) has been a party or otherwise subject to any judgment, settlement agreement, deferred prosecution agreement, consent decree, corrective action plan, corporate integrity agreement, or any comparable or similar instrument with or imposed by any Governmental Entity in connection with any actual or potential violation of, or non-compliance with, any Healthcare Law; and (v) to the Company’s Knowledge, no event has occurred and no condition, circumstances or facts exist that would reasonably be expected to result in any of the foregoing clauses (i) through (iv).

(d) The Company and each of its Subsidiaries meets, and since September 1, 2022 have met, all of the applicable requirements of participation, coverage, reimbursement and enrollment in all Company Payment Programs, and, where applicable, is a party to valid supplier or participation agreements related to such Company Payment Programs, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. As of the date hereof, to the Company’s Knowledge, there is no pending or threatened investigation or civil or administrative proceeding relating to the participation by the Company or any of its Subsidiaries in any Company Payment Program, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. Since September 1, 2022 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notices of (i) any action threatened or pending by any Company Payment Program, to revoke, limit, suspend or terminate the participation for cause of the Company or any of its Subsidiaries in any Company Payment Program; (ii) material breach by the Company or any of its Subsidiaries of any term of participation in any Company Payment Program; (iii) the intention of any Company Payment Program to terminate, cancel, non-renew, or materially amend any Contract with such Company Payment Program; or (iv) the intention of any Significant Pharmacy Company Payment Program or Significant US Healthcare Company Payment Program to terminate, cancel, non-renew, or materially amend any Contract with such program, in each case of clauses (i) through (iv), except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. To the Company’s Knowledge, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for termination or reduction in the participation of the Company or any of its Subsidiaries in any Company Payment Program, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Payment Program has since September 1, 2022, recouped or requested or threatened recoupment from the Company or any of its Subsidiaries in excess of $10,000,000, except for any such requests that have been fulfilled by the Company or its relevant Subsidiaries to the satisfaction of the relevant Company Payment Program.

(e) The Company and each of its Subsidiaries has implemented and complied in all material respects with a corporate compliance program in compliance with Healthcare Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. There are no alleged breaches or violations of the corporate compliance program pending or otherwise under review by the Company and its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(f) As of the date hereof, the Company has not received, since September 1, 2022, any formal written notification directly from a Governmental Entity that the Company, any of its Subsidiaries, or to the Company’s Knowledge, any of their respective directors, officers or Managers, is (i) the subject or target of a criminal investigation related to Healthcare Laws; or (ii) indicted in any criminal proceeding related to Healthcare Laws, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT ENTITIES

Each Parent Entity, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each Parent Entity is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate or limited liability company (as applicable) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. Parent has delivered or made available (or will deliver or make available, with respect to any Parent Entity becoming party to this Agreement after the date hereof, prior to such Parent Entity so becoming a party) to the Company complete and correct copies of the certificate or articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of each Parent Entity.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each Parent Entity has all requisite corporate or limited liability (as applicable) power and authority to (i) execute and deliver this Agreement, the Reinvestment Agreement, the Voting Agreement and the DAP Rights Agreement, (ii) perform its obligations hereunder and thereunder, and (iii) subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), to consummate the Transactions contemplated hereby and thereby. The execution and delivery of, and the consummation of the Transactions contemplated by this Agreement by the Parent Entities have been duly authorized by all necessary corporate or limited liability company (as applicable) action on the part of each Parent Entity, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). Each of this Agreement, the Reinvestment Agreement and the Voting Agreement have been, and as of the Initial Closing the DAP Rights Agreement will be, duly executed and delivered by each applicable Parent Entity and, assuming the due authorization, execution and delivery of this Agreement and the DAP Rights Agreement by the Company, as of the Effective Time constitutes (or will constitute, as applicable) the valid and binding obligation of each applicable Parent Entity, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each Parent Entity do not, and the execution and delivery of the Voting Agreement, Reinvestment Agreement and DAP Rights Agreement by the applicable Parent Entities and the consummation by the Parent Entities of the Transactions shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of any Parent Entity, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which any Parent Entity is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to any Parent Entity or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of any Parent Entity are listed for trading is required by or with respect to any Parent Entity in connection with the (i) execution and delivery of this Agreement, the Voting Agreement, the Reinvestment Agreement or the DAP Rights Agreement by Parent or Merger Sub (as applicable), (ii) the performance by the Parent Entities of their respective covenants and other obligations hereunder or thereunder; or (iii) the consummation by the Parent Entities of the Transactions, except for (A) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, Foreign Investment Laws or Healthcare Notification Laws, (B) the approval requirements under the FSR, (C) the filings, approvals, clearances, expirations of waiting periods or issuance of new authorizations, permits, licenses or franchises set forth in Section 7.1(b)(ii) of the Company Disclosure Letter, (D) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (E) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (F) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the Nasdaq Stock Market, and (G) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of any Parent Entity’s equity or other securities is necessary for the consummation by the Parent Entities of the Transactions. The vote or consent of Parent, as the sole shareholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.3 Information Provided. The information supplied or to be supplied by or on behalf of the Parent Entities or their Affiliates for inclusion in the Proxy Statement and the Schedule 13e-3, on the date the Proxy Statement and the Schedule 13e-3 are first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4 Operations of Parent Entities. Each Parent Entity was formed solely for the purpose of engaging in the Transactions, and prior to the Effective Time has engaged in no other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Financing Letters, the Limited Guarantees, the Voting Agreement, this Agreement, the Transactions or incidental to its formation and existence and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) (i) the executed equity commitment letters, dated as of the date hereof (collectively, the “Equity Funding Letters” and each, an “Equity Funding Letter”), from Sycamore Partners III, L.P., a Cayman Islands exempted limited partnership (“SP III”), Sycamore Partners III-A, L.P., a Cayman Islands exempted limited partnership (“SP III-A”), and Sycamore Partners Wing Co-Invest, L.P., a Delaware limited partnership (collectively with SP III and SP III-A, the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have agreed to fund the Parent Entities named therein, subject to the terms and conditions therein, in cash in the aggregate amounts set forth therein (the “Equity

Financing”) and (ii) the executed Reinvestment Agreement (the transactions contemplated therein, “Reinvestment”), (b) the executed preferred equity commitment letters (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (collectively, the “Preferred Equity Commitment Letters” and each, a “Preferred Equity Commitment Letter”) from the Preferred Equity Financing Sources, pursuant to which the Preferred Equity Financing Sources have agreed to provide, severally and not jointly, subject to the terms and conditions therein, the preferred equity financing in the amounts set forth therein (the “Preferred Equity Financing”) and (c) the Debt Commitment Letters (together with the Equity Funding Letters and the Preferred Equity Commitment Letters, collectively, the “Financing Letters” and each, a “Financing Letter”), from the Debt Financing Sources, pursuant to which the Debt Financing Sources have agreed to provide, severally and not jointly, subject to the terms and conditions therein, debt financing in the amounts set forth therein (such debt financing, being collectively referred to as the “Debt Financing” and, together with the Equity Financing and the Preferred Equity Financing, collectively referred to as the “Financing”) for purposes of financing the Transactions and the related fees and expenses to be incurred by the Parent Entities in connection therewith. As of the date of this Agreement, none of the Financing Letters have been amended, restated, replaced or modified, no such amendment, restatement, replacement or modification is contemplated, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated, repudiated or rescinded in any respect and no such withdrawal, termination, repudiation or rescission is contemplated or threatened. The Parent Entities have fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof and will pay in full (or cause to be paid in full) any such amounts due on or prior to the Initial Closing Date or the Merger Closing Date, as applicable, as and when they become due.

Assuming the Financing is funded in accordance with the Financing Letters, the Reinvestment has been consummated in accordance with the terms of the Reinvestment Agreement, the accuracy in all material respects of the representations and warranties set forth in Sections 3.2, 3.5(b), 3.6 and 3.7(b) (as it relates to Section 5.1(a)) and performance in all material respects by the Company of its obligations under Sections 5.1(a) and 5.1(g), the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount and any other applicable flex) provided under the Debt Commitment Letters), together with the Reinvestment and the net cash proceeds, if any, received by the Company and its Subsidiaries from any sale of the equity interests referred to in Items 1 and 2 of Section 5.1(e) of the Company Disclosure Letter (the “Specified Sales”) solely to the extent received prior to the Effective Time, will in the aggregate be sufficient for the Shields Purchaser to pay the Required Initial Closing Amount and for Merger Sub and the Surviving Corporation to pay the Required Aggregate Amount (such proceeds contemplated by the Financing Letters, but, solely with respect to the Required Aggregate Amount, after giving effect to any net cash proceeds received by the Company and its Subsidiaries prior to the Effective Time from any Specified Sales, the “Required Financing Amount”). As of the date of this Agreement, the Financing Letters are (x) legal, valid and binding obligations of the Parent Entities party thereto and, to the knowledge of the Parent Entities, each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Parent Entities party thereto and, to the knowledge of the Parent Entities, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a (i) default or breach on the part of any Parent Entity or, to the knowledge of the Parent Entities, any other parties thereto of any term, or (ii) a failure of any condition precedent to the funding of the Financing to be satisfied by any Parent Entity, of any Financing Letter. As of the date of this Agreement, assuming the satisfaction of the conditions to Parent’s obligations to consummate the Initial Closing and the Merger, the Parent Entities do not have any reason to believe that it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, that the conditions in the Financing Letters will not otherwise be satisfied, that the Required Initial Closing Amount will not be available on the Initial Closing Date or that the Required Financing Amount will not be available on the Merger Closing Date. The only conditions precedent or other contingencies (including market “flex” provisions) related to the obligations of the Equity Financing Sources to fund the full amount of the Equity Financing, the Preferred Equity Financing Sources to fund the full amount of the Preferred Equity Financing and the Debt Financing Sources to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letters, the Preferred Equity Commitment Letters and the Debt Commitment Letters, respectively. As of the date of this Agreement, there are no side letters or other Contracts or arrangements to which any Parent Entities or any of their respective Affiliates are a party related to the Financing or the Reinvestment other than as expressly contained in the Financing Letters and delivered to the Company prior to the date hereof ((x) in connection with the Debt Financing, other than any customary side letter solely with respect to the payment of de minimis fees, credits, and/or appointment of roles and/or titles, in each case that does not impact the conditionality or amount of the Debt Financing and would not reasonably be expected to prevent, impair or delay the consummation of the Debt Financing, (y) in connection with the Preferred Equity Financing, any Contract relating to post-Merger Closing arrangements that does not impact the conditionality or amount of the Preferred Equity Financing and would not reasonably be expected to prevent, impair or delay the consummation of the Preferred Equity Financing or (z) in connection with the Reinvestment, the Interim Investors Agreement and any Contract relating to post-Merger Closing arrangements entered into as expressly contemplated therein in order to effectuate the transactions contemplated therein in accordance with the terms thereof, in each case that does not impact the conditionality or amount of the Reinvestment and would not reasonably be expected to prevent, impair or delay the consummation of the Reinvestment). As of the date of this Agreement, none of the Financing Sources has notified any of the Parent Entities or any of their Affiliates of (1) its intention to terminate its respective Financing Letter or not to provide its respective Financing or (2) any default or breach under its respective Financing Letter or a failure of any term or condition thereunder. Each Parent Entity acknowledges and agrees that obtaining the Financing is not a condition to any of their respective obligations under this Agreement.

4.6 Limited Guarantees and Interim Investors Agreement. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the duly executed limited guarantee of each Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of certain obligations of the Parent Entities in connection with this Agreement and the Transactions, up to the aggregate amount set forth therein (the “Limited Guarantee”), subject to the terms and conditions set forth therein. Each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor party thereto, enforceable against such Guarantor in accordance with its terms, subject to the

Bankruptcy and Equity Exception and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under such Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy (except with respect to certain redactions made by the parties thereto) of the Interim Investors Agreement, duly executed by Parent, dated as of the date of this Agreement.

4.7 Solvency. None of the Parent Entities or the Equity Financing Sources is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) the satisfaction or waiver of the conditions to the Parent Entities’ obligation to consummate the Merger and (b) the accuracy of the representations and warranties set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving any effect to any “knowledge”, “materiality” or “Company Material Adverse Effect” qualification or exception), and after giving effect to the Transactions, any alternative financing incurred in accordance with Section 6.11 and, in the case of the Initial Closing, the payment of the Required Initial Closing Amount or, in the case of the Merger Closing, the Required Aggregate Amount, each of the Parent Entities and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions and in the event any Subsidiary of either the Company or any Parent Entity borrows funds under the Debt Financing or other indebtedness on the Initial Closing Date or any Subsidiary of either the Surviving Corporation or any Parent Entity borrows funds under the Debt Financing or other indebtedness on the Merger Closing Date, as applicable, to finance the Transactions, such Subsidiary will be Solvent as of the Initial Closing or the Effective Time, as applicable, and immediately after the consummation of the applicable Transactions and the borrowing of such other indebtedness. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the debts and other liabilities of such Person and its Subsidiaries on a consolidated basis, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Initial Closing Date or the Merger Closing Date, as applicable, and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.8 Section 203 of the DGCL. As of the date of this Agreement, neither Parent nor the Merger Sub, nor any of their respective “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) (a) directly or indirectly “owns” or, within the three (3) years prior to the date hereof, has “owned,” beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of

Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 203 of the DGCL) of the Company at any time during the three (3) years prior to the date hereof. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a) and the second sentence of Section 3.4(a), the restrictions contained in Section 203 of the DGCL do not apply to the execution, delivery or performance of this Agreement, the Voting Agreement, the Reinvestment Agreement, the Interim Investors Agreement, the DAP Rights Agreement or the consummation of the Merger or the other Transactions.

4.9 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which any Parent Entity has been notified or, to the Parent Entities’ knowledge, threatened against any Parent Entity, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against any Parent Entity that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

4.10 Other Agreements or Understandings.

(a) Other than the Voting Agreement, the Reinvestment Agreement and the Interim Investors Agreement, there are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements or understandings (whether oral or written) (i) between any Parent Entity, the Equity Financing Sources or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board (or any of their Affiliates), on the other hand, or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

(b) Other than the DAP Rights Agreement, there are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements, between any Parent Entity, the Equity Financing Sources or any of their Affiliates, on the one hand, and any Specified Holders or any of their respective Affiliates, on the other hand, with respect to voting or acting by any member of the Sale Committee (in such member’s capacity as such) or with respect to any action to be taken or not taken by the Sale Committee.

4.11 Brokers. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of any Parent Entity or any of their Affiliates, to any broker’s, finder’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

4.12 Independent Investigation. Each Parent Entity acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent Entities and their Representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.13 Equity Ownership of Topcos. The Parent Entities hereby represent and warrant that, giving effect to the Carveout Transactions, immediately following the closing of the Reinvestment, the relative proportion of the equity interests at each Topco held by the Specified Holders, on the one hand, and the Parent Entities and their respective Affiliates, on the other hand, shall be identical at each such Topco.

4.14 No Other Company Representations or Warranties. The Parent Entities hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Letter) and in any certificate delivered pursuant to this Agreement, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to any Parent Entity or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of any Parent Entity, or, except as otherwise expressly set forth in this Agreement or any certificate delivered pursuant to this Agreement, had or has any duty or obligation to provide any information to the Parent Entities or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of any Parent Entity, in connection with this Agreement, the Voting Agreement, the transactions contemplated hereby or thereby or otherwise.

4.15 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent Entities and their respective Representatives, the Parent Entities and their respective Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information regarding the Company and its Subsidiaries and their respective businesses and operations. The Parent Entities hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent Entities are familiar, that the Parent Entities are taking responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered in connection with this Agreement, the Parent Entities have not relied on (and each of the Parent Entities expressly disclaims reliance on) any express or implied representation or warranty or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person acting on behalf of the Company, with respect thereto. Accordingly, the Parent Entities Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), in each case, other than the express representations and warranties set forth in this Agreement or any certificate delivered in connection with this Agreement (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).

4.16 No Foreign Person. No Parent Entity is a “foreign person” as defined in 31 C.F.R. § 800.224 and none of the Transactions will constitute a “covered transaction” as defined in 31 C.F.R. § 800.213.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as otherwise expressly contemplated or required by this Agreement (including in connection with the Carveout Transactions), as required by applicable law or by any Company Material Contract in effect on the date hereof and made available to Parent, as set forth in Section 5.1 of the Company Disclosure Letter, to the extent constituting Cybersecurity Measures (following, to the extent practicable, reasonable prior consultation with Parent and reasonably prompt (and in any case within 48 hours) written notice following the taking of such Cybersecurity Measures), in connection with any action taken or transaction in accordance with Section 6.16 or Section 6.17, or with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (i) to act and carry on its business in the Ordinary Course of Business (including operating the businesses of the Company and its Subsidiaries in all material respects out of operating entities (or Subsidiaries thereof) to the extent materially consistent with past practice), (ii) to maintain and preserve intact in all material respects its business organization and (iii) to preserve in all material respects satisfactory business relationships with its Significant Suppliers, Payors or Customers and material customers, licensors, licensees, lessors, Governmental Entities, creditors and others having material business dealings with the Company; provided that no action or inaction by the Company or its Subsidiaries expressly permitted pursuant to a specific exception to any provision of Sections 5.1(a)-(r) shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or required by this Agreement (including in connection with the Carveout Transactions), as required by applicable law or by any Company Material Contract in effect on the date hereof and made available to Parent, as set forth in Section 5.1 of the Company Disclosure Letter, to the extent constituting Cybersecurity Measures (following, to the extent practicable, reasonable prior consultation with Parent and reasonably prompt (and in any case within 48 hours) written notice following the taking of such Cybersecurity Measures), in connection with any action taken or transaction in accordance with Section 6.16 or

Section 6.17, or with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Parent may withhold its consent in its sole discretion for matters contemplated by clauses (a), (b), (d), (f)(i), (h), (i) and (l) below and paragraph (r) as it relates to paragraphs (a), (b), (d), (f)(i), (h), (i) and (l) below), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) any cash dividend or distribution by a direct or indirect wholly owned Subsidiary of the Company to its equityholders and (B) payment of accrued dividend equivalents upon settlement of Company DSUs, Company RSUs and Company Performance Share Awards outstanding as of the date of this Agreement), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (other than any such transaction by a wholly owned Subsidiary of the Company that remains wholly owned after consummation of such transaction); or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Company or (B) the acquisition of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price, in accordance with the terms thereof as in effect on the date hereof, or (2) from holders of Company Stock Options, Company RSUs or Company Performance Share Awards outstanding as of the date hereof (or issued after the date of this Agreement in accordance with the terms and limitations set forth in Section 5.1(b) of the Company Disclosure Letter) in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) in connection with transactions permitted by Section 5.1(g)(i)(D) or (iii) the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms thereof as in effect on the date hereof, (B) upon settlement of Company DSUs, Company RSUs or Company Performance Share Awards outstanding on the date of this Agreement (or issued after the date of this Agreement in accordance with the terms and limitations set forth in Section 5.1(b) of the Company Disclosure Letter) in accordance with the terms thereof or (C) pursuant to the Company ESPP in accordance with the terms thereof as in effect on the date hereof (to the extent permitted under Section 2.3(g));

(c) amend the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents (other than immaterial amendments to the certificate of incorporation and bylaws (or comparable organizational documents) of the Company’s Subsidiaries), other than amendments required in connection with capital contributions to foreign Subsidiaries;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, rights or properties, except purchases of inventory and raw materials in the Ordinary Course of Business, in each case, other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the Ordinary Course of Business;

(e) sell, lease, license, pledge, mortgage or otherwise dispose of or subject to any Lien (other than Liens arising in connection with immaterial security deposit or cash collateral arrangements) any properties, rights or assets of the Company or of any of its Subsidiaries, other than (i) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the Ordinary Course of Business (in each case that operate materially within the same business segment, except to the extent materially consistent with past practice), (ii) non-exclusive licenses of Intellectual Property entered in the Ordinary Course of Business, (iii) the expiration of Intellectual Property rights in accordance with their maximum statutory term, (iv) sales of inventory and disposition of obsolete equipment in the Ordinary Course of Business, (v) sales of Owned Real Property (including sale-leaseback arrangements) and real property lease terminations, modifications and subleases consistent in all material respects with the Location and Real Property Rationalization Plan and (vi) in connection with the transactions contemplated by Section 5.1(g)(i)(D);

(f) (i) adopt any stockholder rights plan; (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) subject to Section 6.1 and Section 8.1(f), merge or consolidate with any Person;

(g) (i) incur any indebtedness for borrowed money (including any debt securities) or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly-owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs or other similar arrangements, in each case issued, made or entered into in the Ordinary Course of Business (which excepted activities shall be deemed to include guaranties of Subsidiaries’ obligations under any lease by the Company or its other Subsidiaries), (C) indebtedness incurred under the Existing Credit Facilities, (D) indebtedness (including in the form of asset-based financings) incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest) outstanding as of the date of this Agreement, to the extent necessary or appropriate to do so in the good faith determination of the Company, and up to an amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being replaced, renewed, extended, refinanced or refunded, plus fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, replacement, renewal, extension or refunding and (E) guarantees provided by the Company or any of its Subsidiaries for indebtedness of the Company or any of its Subsidiaries, to the extent such indebtedness is (I) in existence on the date of this Agreement or (II) incurred in compliance with this Section 5.1(g)), (ii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business in an amount not to exceed $100,000 per employee or $4,000,000 in the aggregate) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may continue to make investments in highly-liquid, short-term interest bearing investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Parent), or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates, in the case of this clause (iv), in the Ordinary Course of Business;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment greater than 10% of the amount included in, and otherwise in accordance with (both as to quantum and the planned timing with respect thereto), the Company’s budget for capital expenditures set forth on Section 5.1(h) of the Company Disclosure Letter;

(i) make any material changes in accounting methods, principles or practices, except as may be required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), by any Governmental Entity or applicable law;

(j) other than (x) as required by any collective bargaining or other labor agreement with any union, works council or other labor organization (a “Labor Agreement”) or any Company Employee Plan in effect as of the date hereof or (y) actions taken by any member of the VPMC Group or Innovation Associates Holdings, Inc. or any of its Subsidiaries that such Person is permitted to take without the Company’s consent given on or after the date hereof, (i) establish, adopt, enter into, terminate or materially amend in any manner any (A) material Company Employee Plan or (B) any other employment, severance or compensation or benefit arrangement with any current or former employee, director, manager, officer or independent contractor (except (1) in connection with annual renewals of group health or welfare benefits in the Ordinary Course of Business or (2) in the Ordinary Course of Business; provided that, in the case of this clause (2), solely in the case of any employee at the senior vice president level (Grade 4) or above, such arrangement is (x) terminable on thirty (30) days’ or less notice without any penalty, termination payment or other liability (other than for accrued but unpaid compensation through the termination date) to the Company or any of its Subsidiaries or (y) for employment outside the United States, required by applicable law or any Labor Agreement), (ii) increase in any respect the compensation, benefits or severance or termination pay of, or pay any bonus to, (A) except in the Ordinary Course of Business, any current or former employee (other than employees at the senior vice president level (Grade 4) or above), director, manager, officer or independent contractor or (B) any current or former employee at the senior vice president level (Grade 4) or above, (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits, including the Company Stock Options, Company DSUs, Company RSUs, Company Performance Share Award and any other equity-based awards, other than as expressly contemplated by Section 2.3 of this Agreement, (iv) hire or terminate (other than for “cause”) any employee or officer of the Company or its Subsidiaries at the senior vice president level (Grade 4) or above or promote any employee or officer of the Company or its Subsidiaries to the senior vice president level (Grade 4) or above, (v) grant any Company Stock Options, Company DSUs, Company RSUs, Company Performance Share Awards or any other equity or equity-based awards, or (vi) implement or announce any employee layoffs of 500 or more associates or location closings (in the case of this clause (vi), except as consistent in all material respects with the Location and Real Property Rationalization Plan);

(k) (i) except with respect to the termination, amendment, waiver or modification of Company Leases in the Ordinary Course of Business or consistent in all material respects with the Location and Real Property Rationalization Plan, (A) enter into any Contract that if in effect on the date hereof, would have been a Company Material Contract (other than with respect any such Contract solely to the extent that such Contract implements an action or transaction that is expressly permitted pursuant to the exceptions (including pursuant to the Schedules) to the covenants set forth in this Section 5.1), (B) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract, in accordance with its terms as in effect on the date of this Agreement, (C) amend, waive or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (D) enter into any Company Material Contract that contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the Transactions or any subsequent change in control of the Company or any of its Subsidiaries, in each case of the foregoing clauses (A) and (C), other than in the Ordinary Course of Business (but solely with respect to Contracts that are Company Material Contracts solely pursuant to clause (a), (j) or (n) of the definition of “Company Material Contract”) or (ii) close, or announce the planned closing of, any retail stores located on Owned Real Property other than in accordance with the Location and Real Property Rationalization Plan;

(l) take any action described in Schedule 5.1(l);

(m) except as permitted by and in accordance with Section 6.13, settle any action, suit, proceeding, claim, dispute, arbitration or investigation, other than the settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal action, suit, proceeding, claim or investigation) that requires payments, including any offset or recoupment by any Company Payment Program, by the Company (net of insurance proceeds received and indemnity, contribution, or similar payments actually received) in an amount not to exceed, individually or in the aggregate, $15,000,000, and in each case does not involve any admission of wrongdoing or injunctive or other equitable relief;

(n) enter into any new or exit from any existing line of business in any material respect;

(o) (i) change or revoke any material Tax election or make any material tax election, (ii) file any amended Tax Return with respect to any material Tax, (iii) surrender any right to a material refund of Taxes, (iv) change any material method of accounting for Tax purposes, except as required by law or GAAP, (v) settle or compromise any Tax claim or assessment in an amount in excess of, individually or in the aggregate, $15,000,000 or (vi) take any action described in Item 9 of Section 5.1(o) of the Company Disclosure Letter;

(p) engage in any transaction or enter into any Contract that would require disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act;

(q) other than in the Ordinary Course of Business, materially reduce the amount of insurance coverage under existing insurance policies or fail to renew or replace any material existing insurance policies; or

(r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Conduct of Business by the Parent Entities Pending the Merger. Except as otherwise expressly contemplated or permitted by this Agreement (including, for the avoidance of doubt, pursuant to Section 6.16) or as required by applicable law, during the Pre-Closing Period, (a) the Parent Entities shall not, and shall cause the controlled Affiliates of the Guarantors not to, directly or indirectly, without the prior consent of the Company, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would be reasonably expected to materially delay, materially impair or prevent the consummation of the Transactions by the Outside Date, or enter into any agreement to take any such action, and (b) the Parent Entities shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Go-Shop; No Solicitation.

(a) Go Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. on April 10, 2025 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person and its Representatives any non-public information relating to the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, that the Company shall provide to Parent any non-public information or data that is provided to any Person given such information or data that was not previously made available to Parent prior to or promptly (and in any event within 36 hours) following the time it is provided to such Person, including that the Company may grant a limited waiver under (A) any standstill or similar agreement with respect to Company Common Stock solely to allow such Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board or (B) any applicable anti-takeover law or anti-takeover provision in the Certificate of Incorporation or the Bylaws; and (iii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, continue or otherwise participate in any discussions or negotiations regarding, or furnish or provide access to any non-public information to any Person who has made or would reasonably be expected to make any Acquisition Proposal. From the date hereof until the No-Shop Period Start Date, the Company shall as promptly as reasonably practicable (and, in any event, within 36 hours) notify Parent in writing if any Acquisition Proposal is received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or group of Persons making such Acquisition Proposal; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal, including, if applicable, complete copies of any relevant material written documentation or materials received by the Company or any of its Representatives in connection therewith. In addition to such initial notifications, the Company must keep Parent reasonably informed, on a weekly basis, of material changes to the status and terms of all such Acquisition Proposals (including any material amendments thereto).

(b) No Solicitation or Negotiation. From the No-Shop Period Start Date until the Specified Time, except as otherwise set forth in this Section 6.1 (including with respect to any Exempted Person), the Company and its Subsidiaries shall not, and the Company shall cause its and its Subsidiaries’ officers and directors not to, and shall use reasonable efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any inquiries or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal;

(ii) amend or grant a waiver or release, or publicly authorize or agree to enter into an amendment, waiver or release, under (A) any standstill or similar agreement with respect to any Company Common Stock (other than for Parent or its Affiliate) or (B) any applicable anti-takeover law or anti-takeover provision in the Certificate of Incorporation or the Bylaws (other than for Parent or its Affiliates), except that the Company may grant a waiver under any standstill or similar agreement to allow the applicable counterparty to submit an Acquisition Proposal on a confidential basis to the Company Board; or

(iii) other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish or provide access to any non-public information to any Person who has made or would reasonably be expected to make any Acquisition Proposal or otherwise for the purpose of encouraging or facilitating, any Acquisition Proposal.

(c) No later than 36 hours following the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Exempted Person, together with a copy of the Acquisition Proposal submitted by each such Exempted Person (including any negotiated amendments or modifications thereof) received from such Exempted Person on or prior to the No-Shop Period Start Date, and copies of each Acceptable Confidentiality Agreement entered into on or prior to the No-Shop Period Start Date, in each case to the extent not previously provided. Thereafter, the Company shall keep Parent informed on a reasonably prompt basis of any material developments with respect to such Acquisition Proposal from an Exempted Person, including material developments with respect to the terms and status thereof and whether any such Acquisition Proposal from an Exempted Person has been withdrawn, expired or terminated, and the Company shall provide Parent written notice of any such withdrawal, expiration or termination within 36 hours. Notwithstanding the commencement of the obligations of the Company under Section 6.1(b), from and after the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.1(b) with respect to any Acquisition Proposal submitted by an Exempted Person on or before the No-Shop Period Start Date until the 55th day following the date hereof, or, if earlier, the Exempted Person has otherwise terminated or withdrawn such Acquisition Proposal (provided that, for the avoidance of doubt, any amended or revised Acquisition Proposal submitted by an Exempted Person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted Acquisition Proposal).

(d) Superior Proposals. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(f), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement in accordance with the terms hereof and the receipt of the Company Stockholder Approval, the Company may, directly or indirectly through one or more of its Representatives, if the Company Board determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law, (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to an Acceptable Confidentiality Agreement; provided, that, subject to applicable law, the Company shall promptly (and in any event within twenty-four (24) hours) make available to Parent and Parent’s Representatives any material non-public information concerning the Company and its Subsidiaries that is provided to (or given access to) such Qualified Person and was not previously provided or made available to Parent, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, (1) any standstill or similar agreement with respect to any Company Common Stock or (2) any applicable anti-takeover law or anti-takeover provision in the Certificate of Incorporation or the Bylaws. For the avoidance of doubt, this Section 6.1(d) shall not apply to interactions by the Company and its Representatives with Exempted Persons, which shall be governed by Section 6.1(a) and Section 6.1(c) for so long as such Persons have not ceased to be Exempted Persons.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, (1) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in each case in a manner adverse to Parent, its recommendation to the Company’s stockholders that the Company’s stockholders adopt this Agreement at the Company Stockholders Meeting (the “Recommendation”), (2) fail to include the Recommendation in the Proxy Statement, (3) fail to publicly reaffirm its recommendation within five Business Days of a request therefor in writing by Parent following the public disclosure of an Acquisition Proposal by any Person other than the Parent Entities (which request may only be made once with respect to such Acquisition Proposal or any material modification to such Acquisition Proposal), (4) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement thereof or (5) publicly announce an intention or resolution to effect any of the foregoing (each, a “Company Board Recommendation Change”).

(ii) the Company shall not, and shall cause each of its Subsidiaries not to, enter into, or publicly authorize or agree to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in the circumstances referred to in Section 6.1(a)); and

(iii) the Company Board shall not, except as set forth in this Section 6.1, adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to receipt of the Company Stockholder Approval, the Company Board may (A) in response to a Superior Proposal that did not result from a material breach of this Section 6.1, either (1) effect a Company Board Recommendation Change or (2) cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(f) (provided that (x) concurrently with or prior to such termination, the Company pays to Parent the Company Termination Fee as required by Section 8.3(b)(ii) and, immediately after the termination of this Agreement, the Company enters into a definitive agreement providing for such Superior Proposal) or (B) in response to an Intervening Event, effect a Company Board Recommendation Change contemplated by clauses (1) or (2) of the definition thereof (or clause (5), solely to the extent related to clauses (1) or (2)) if, and only if, (in the case of either clause (A) or (B)): (i) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law; (ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(f), describing in reasonable detail the reasons for such intended Company Board Recommendation Change or termination (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not, in and of itself, constitute a Company Board Recommendation Change for purposes of this Agreement so long as such notice clearly states that it is not a Company Board Recommendation Change and that the Company Board has not otherwise effected a Company Board Recommendation Change); (iii) if requested by Parent, the Company shall have made itself and its Subsidiaries and its and their respective Representatives available and the Company shall have and shall have caused its Subsidiaries and its and their respective Representatives to be available to discuss and negotiate with Parent’s Representatives (to the extent desired by Parent) any proposed modifications to the terms and conditions of this Agreement (in a manner that would obviate the need to effect such Company Board Recommendation Change) during the four (4) Business Day period following delivery by the Company to Parent of such Recommendation Change Notice (it being understood that if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company’s stockholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 6.1(e) and the applicable four (4) Business Day period described above shall be extended for until at least two (2) Business Days from the date of such notice) (any such notice period, the “Notice Period”); and (iv) at the end of such Notice Period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering any modified terms and conditions proposed by or on behalf of the Parent Entities, that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under applicable law and, with respect to a Company Board Recommendation Change in response to a Superior Proposal, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such initial or revised (as applicable) Superior Proposal continues to constitute a Superior Proposal.

(f) Notices to Parent. From the No-Shop Period Start Date until the Specified Time, the Company shall promptly (and in any event within one (1) Business Day) advise Parent orally and in writing of the Company’s or any of its Subsidiaries’ or any of their respective Representatives’ receipt of any Acquisition Proposal or request for material non-public information or access to the Company or its Representatives by any third party that the Company reasonably believes is related to an Acquisition Proposal or potential Acquisition Proposal, including the material terms and conditions of any such request for information or access or Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. Thereafter, the Company shall keep Parent informed on a reasonably prompt basis of any material developments with respect to any such request for information or access or Acquisition Proposal, including material developments with respect to the terms and status thereof and whether any such Acquisition Proposal has been withdrawn or rejected and shall provide Parent written notice of any such withdrawal or rejection and copies of any written request for information or access or Acquisition Proposal within 48 hours. Neither the Company nor any of its Subsidiaries shall enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent the information or access required to be provided to Parent pursuant to this Section 6.1(f).

(g) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable law; provided that this Section 6.1(g) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 6.1(e). For the avoidance of doubt, this Section 6.1(e) shall not be deemed to modify the definition of “Company Board Recommendation Change,” and if any public disclosure in accordance with this Section 6.1(e) has the effect of a Company Board Recommendation Change, Parent shall have the right to terminate this Agreement to the extent set forth in Section 8.1(e).

(h) Cessation of Ongoing Discussions. From and after the No-Shop Period Start Date until the Specified Time, except as expressly permitted by Section 6.1 (including with respect to any Exempted Persons), the Company shall, and shall cause its Subsidiaries to, and shall direct their respective Representatives to, except with respect to the Parent Entities and any Exempted Person, (i) cease immediately all solicitations, discussions and negotiations that commenced prior to the No-Shop Period Start Date regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential or non-public information or access previously furnished to any Person within the twelve (12) months immediately preceding the No-Shop Period Start Date for the purpose of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

(i) Representatives. Notwithstanding anything to the contrary in this Section 6.1, the Company agrees that in the event any Subsidiary or Representative of the Company takes any action which, if taken by the Company, would constitute a breach by the Company of this Section 6.1, then the Company shall be deemed to have so breached this Section 6.1.

6.2 Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the Nasdaq Stock Market (and, to the extent applicable the London Stock Exchange) to cause (a) the delisting of the Company Common Stock from the Nasdaq Stock Market (and, to the extent applicable, the London Stock Exchange) as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act and any other applicable foreign securities laws as promptly as practicable after such delisting.

6.3 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. By executing this Agreement, each of the Parent Entities agrees to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

(b) During the Pre-Closing Period, notwithstanding anything to the contrary in the Confidentiality Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and Parent’s Representatives (including any Financing Sources), reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the business operations of the Company or any of its Subsidiaries, to all of its properties, books, Contracts and records as Parent shall reasonably request, in each case as is reasonably necessary in connection with consummating the Merger (including for purposes of obtaining the Financing), and other integration and transition planning; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal, Company Board Recommendation Change or Recommendation Change Notice (except as otherwise required by the terms of this Agreement) or (B) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or Contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (provided that in connection with this clause (B), the Company shall use commercially reasonable efforts to make appropriate substitute arrangements (including a joint defense agreement) to permit reasonable disclosure, to the extent permitted by applicable law and practicable under the circumstances) (the foregoing clauses (A) and (B), the “Access Limitations”). Any such information shall be subject to the Confidentiality Agreement. Prior to the Merger Closing, no Parent Entity shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the directors, employees, customers, licensors, suppliers or distributors of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any Significant Supplier, Payor or Customer), without the prior written consent of the Company, except in each case for any contact or communication in the Ordinary Course of Business unrelated to the Transactions.

6.4 Regulatory Efforts.

(a) Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), each party hereto shall, and, in the case of Section 6.4(a)(iii), shall cause its respective Affiliates to, use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable;

(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, expirations of legal waiting periods, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity or third party in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided, however, that in no event shall any Parent Entity or the Company or any of their respective Subsidiaries be required to (and, without the prior consent of Parent, the Company and its Subsidiaries shall not) pay any monies (except for filings or similar fees) or (except, in the case of the Parent Entities, as contemplated by Section 6.4(d)) agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws, Foreign Investment Laws, the FSR, Specified Company Permits or Healthcare Notification Laws and any related governmental request thereunder and (C) any other applicable law;

(iv) prevent the initiation of, contest and resist any action, including any administrative or judicial action, and seek to prevent the entry of or have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) pursuant or relating to the HSR Act, any other applicable Antitrust Laws, Foreign Investment Laws, the FSR, Specified Company Permits or Healthcare Notification Laws (a “Restrictive Order”) which has or could reasonably be expected to have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other Transactions; and

(v) execute or deliver any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing (to the extent permitted under applicable law) and considering in good faith any comments in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transactions. For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

(b) Without limiting the generality of anything contained in this Section 6.4, each of the Parent Entities and the Company shall (i) as soon as reasonably practicable and in any event within twenty-five (25) Business Days following the date of this Agreement make appropriate filings of Notification and Report Forms pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the Transactions, (ii) as promptly as practicable make all filings as may be required under any other applicable Antitrust Laws, Foreign Investment Laws, the FSR, the Specified Company Permits or Healthcare Notification Laws with respect to the Transactions (to the extent required) and (iii) promptly make all filings or notices to a Governmental Entity as may be required as relates to the Specified Company Permits pursuant to any other applicable law. Each party shall make an appropriate response as promptly as practicable to any requests for information by a Governmental Entity with respect to the Transactions. In furtherance of the foregoing, in the event that a Governmental Entity issues a Request for Additional Information and Documentary Material (a “second request”), each Party shall use its reasonable best efforts to be prepared to produce all materials responsive to such request (as modified, if applicable) within one hundred twenty (120) days of its issuance, and to certify its substantial compliance with such request promptly at a time to be mutually agreed by the parties. None of the Parent Entities or the Company shall commit to or agree with any Governmental Entity to delay the consummation of or to refrain from consummating the Transactions, by way of a “timing agreement” or otherwise, or stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, Foreign Investment Laws, the FSR, Specified Company Permits or Healthcare Notification Laws, without the prior written consent of the other parties, such consent not to be unreasonably withheld. The parties hereto shall jointly determine the strategy to be pursued in seeking to remove impediments to the Closings related to Specified Company Permits and Healthcare Notification Laws. The Parent Entities shall, upon consultation with the Company in good faith, determine and lead the strategy to be pursued in seeking to remove impediments to the Closings related to Antitrust Laws, Foreign Investment Laws, the FSR, or any other applicable law (other than Specified Company Permits and Healthcare Notification Laws), and jointly direct any related proceedings.

(c) Subject to the terms hereof, and without limiting the Parent Entities’ obligations under Section 6.4(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closings under any Antitrust Laws, Foreign Investment Laws, Specified Company Permits, Healthcare Notification Laws, the FSR or other applicable law relating to the matters covered by Section 7.1(b), to respond to any government requests for information under any Antitrust Laws, Foreign Investment Laws, Specified Company Permits, Healthcare Notification Laws, the FSR or other applicable law relating to the matters covered by Section 7.1(b) (including, for the avoidance of doubt, for the Parent Entities to respond to government requests for information about the contemplated post-Closing ownership structure of the Parent Entities promptly following the date of such request), to cause any waiting periods under any applicable Antitrust Laws, Foreign Investment Laws, the FSR or Healthcare Notification Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action which has or could reasonably be expected to have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other Transactions, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall use their respective reasonable best efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties reasonable opportunity to review and discuss in advance (as applicable), any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws, Foreign Investment Laws, Specified Company Permits, Healthcare Notification Laws, the FSR, or other applicable law (relating to the matters covered by Section 7.1(b)), and to the extent permitted by law or Governmental Entities reviewing the Transactions, use their respective reasonable best efforts to (i) keep each other promptly informed of any communication received in connection with any proceedings under or relating to any Antitrust Law, Foreign Investment Laws, Specified Company Permits, Healthcare Notification Laws, the FSR or other applicable law (and in the case of material written communications, furnish each other with a copy of such communication) and (ii) provide each other reasonable opportunity to attend and participate in meetings and other substantive conversations with any such Governmental Entities (whether in person or otherwise), provided, however, that materials provided pursuant to this Section 6.4(c) or Section 6.4(a) may be redacted as each party deems advisable and necessary or designated “outside counsel only”: (i) to remove competitively sensitive information or references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with applicable laws; and (iii) as necessary to address reasonable attorney-client or other privilege concerns.

(d) Notwithstanding anything to the contrary in this Agreement, the Parent Entities shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent Entities or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent Entities, the Surviving Corporation or their respective Subsidiaries, in order to eliminate each and every impediment to the Closings related to Antitrust Laws, Foreign Investment Laws, Healthcare Notification Laws, the FSR, Specified Company Permits, or any other applicable law (relating to the matters covered by Section 7.1(b)) so as to enable the consummation of the Merger Closing prior to the Outside Date (and, if the Merger Closing has not occurred on or prior to the first anniversary of the date hereof, and this Agreement has not been terminated in accordance with Section 8.1, as promptly as practicable thereafter (and in any event before the Outside Date)), provided that the Parent Entities shall not be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Initial Closing or the Merger, as applicable.

6.5 Public Disclosure. Except as may be required by applicable law, court process or by obligations pursuant to any national securities exchange, (a) the initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and (b) following such initial press release, Parent and the Company shall mutually agree upon the form and substance of any (i) widespread internal written communications (including scripts, Q&A materials, talking points and similar written materials, in each case that would be disseminated or used on a widespread basis) that may be made by the Company to its employees, independent contractors, consultants, suppliers, customers, contract counterparties and/or other material business relations of the Company or its Subsidiaries with respect to the Merger, this Agreement, the Transactions, the Financing and/or the Carveout Transactions and/or (ii) any other press release or other public statement, in the case of clauses (i) and (ii), with respect to the Merger, this Agreement, the Transactions, the Financing and/or the Carveout Transactions, in the case of clause (b) that is not limited to and consistent with previous mutually agreed upon public statements; provided, however, that, subject to compliance with Section 6.1, the restrictions set forth in this Section 6.5 shall not apply to any Company communications (or the Parent Entities’ response thereto) in connection with an Acquisition Proposal, Company Board Recommendation Change or Recommendation Change Notice.

6.6 Indemnification.

(a) From and after the Effective Time, each Parent Entity and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director or manager of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted to do so by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent Entities and the Surviving Corporation within 10 Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law. Without limitation of the foregoing or any other provision of this Section 6.6, until the six-year anniversary of the date on which the Effective Time occurs, the Parent Entities and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the Certificate of Incorporation or the Bylaws (or comparable organizational documents of the Company’s Subsidiaries) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries as in effect on the date hereof, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent Entities shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the Certificate of Incorporation and the Bylaws as in effect on the date of this Agreement.

(c) Subject to the next sentence, at Parent’s election, (i) the Surviving Corporation shall maintain, and the Parent Entities shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) Parent and the Company shall coordinate for Parent, using a broker selected by Parent, to purchase, on the Surviving Corporation’s behalf, a Reporting Tail Endorsement for an annual cost not to exceed the Maximum Premium and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent Entities shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. If a Reporting Tail Endorsement has been purchased prior to the Effective Time, Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation and in such case it will be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.6(c). Without limiting the Parent Entities’ obligations hereunder, at Parent’s request, the Company shall deliver a broker of record letter or similar instrument confirming that an insurance broker selected by Parent may act on the Company’s (or the Surviving Corporation’s) behalf with respect to acquiring the Reporting Tail Endorsement.

(d) In the event any Parent Entity or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Parent Entity or the Surviving Corporation, as the case may be, shall assume and succeed to the obligations set forth in this Section 6.6.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent Entities or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent Entities or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7 Notification of Certain Matters. Prior to the Effective Time, the Parent Entities shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent Entities, in any manner that would result in the failure of the condition set forth in Section 7.2(a), (b) any material breach by such Person (including in the case of the Company’s obligations under Section 6.1, any material breach by any Representative attributed to the Company pursuant to Section 6.1(i)) of any covenant or agreement set forth in this Agreement, (c) any written notice or other written communication from any Governmental Entity or counterparty to a Company Material Contract alleging that the consent of such Governmental Entity or such counterparty, as applicable, is required in connection with the Transactions, or (d) any actions, suits claims or proceedings commenced or, to its knowledge (in the case of the Company, the Company’s Knowledge), threatened in writing against such Person or any of its Subsidiaries that relate to the consummation of the Transactions. The parties hereto agree that (i) the Company’s compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) has been satisfied; and (ii) the delivery of any notice pursuant to this Section 6.7 shall not, in and of itself, affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties hereunder.

6.8 Employee Benefits Matters.

(a) Subject to the foregoing, for a period of one (1) year following the Effective Time (or, if shorter, the period of employment of the relevant Company Employee), the Parent Entities shall (solely with respect to the Company Employees employed by such Parent Entity and its Subsidiaries) provide, or shall cause to be provided, (i) to each Company Employee a base salary or wage rate and commissions and target annual cash bonus opportunities that are, in each case, no less favorable than the base salary or wage rates, commissions and target annual cash bonus opportunities (but excluding the value of annual equity awards and cash payments in lieu of (or with respect to) equity or equity-based awards) provided to such Company Employee immediately before the Effective Time, (ii) to each Company Employee other employee benefits (including the supplemental executive retirement plan, but excluding the Company ESPP, defined benefit pension, retiree medical, long-term incentive, or equity awards or cash payments in lieu of (or with respect to) equity or equity-based awards, severance, retention, change in control, transaction and similar one-time or special benefits) that are substantially comparable, in the aggregate, to the other benefits provided to such Company Employee immediately before the Effective Time and (iii) to each Company Employee who is then eligible for such benefits, the benefits set forth on Section 6.8(a) of the Company Disclosure Letter.

(b) For purposes of vesting, eligibility to participate and paid time off benefits (but not for accrual or level of benefits or vesting under any equity or equity-based arrangements) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Parent Entities shall use commercially reasonable efforts to provide (solely with respect to Company Employees employed by such Parent Entity and its Subsidiaries) that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first (1st) anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the applicable Company Severance Policy, the applicable Parent Entities will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are no less favorable than the severance benefits that would have been granted under such Company Severance Policy as in existence on the date of this Agreement and shall notify such Company Employee of such benefits in a manner consistent with the Company’s past practices prior to the date of this Agreement.

(d) From and after the Effective Time, the applicable Parent Entities shall cause the Surviving Corporation and its Subsidiaries to assume, in accordance with their terms, all obligations of the Company under contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the date hereof and in the form provided to Parent prior to the date hereof that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company, including any employment, severance, and termination plans and agreements.

(e) With respect to each of the Company’s annual cash incentive plans (each, a “Company Incentive Plan”), for the fiscal year in which the Effective Time occurs, the Parent Entities shall, and shall cause their Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, pay to each Company Employee who remains employed with any Parent Entity or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) through the end of such fiscal year, at the same time or times that the Company or its applicable Subsidiary has customarily paid annual bonuses, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (“Annual Bonus”) that is equal to the Annual Bonus that such Company Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the Merger).

(f) All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right (including any third-party beneficiary rights) in any other Person, including any employee or former employee of Company or any of its Subsidiaries or any participant or beneficiary in any Company Employee Plan. Nothing in this Agreement (i) shall create, amend, modify for any purpose, or terminate any Employee Benefit Plan or any other benefit or compensation plan, program agreement or arrangement; (ii) shall require the Parent Entities, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee following the Effective Time or to provide any right to a particular term or condition of employment, or (iii) except as provided in the foregoing clause (iii), shall be construed to prohibit the Parent Entities, the Surviving Corporation or any of their Subsidiaries from amending or terminating any Employee Benefit Plan in accordance with its terms or to amend or create any Employee Benefit Plan or any similar plan or agreement from the Parent Entities or their Affiliates. Notwithstanding anything in this Agreement to the contrary, persons employed by the Company or any of its Subsidiaries outside the United States or covered by Labor Agreements, shall be treated in accordance with applicable law and the terms of any applicable Labor Agreements covering them and to the extent required by the terms of any such Labor Agreement and requested by the union, the Parent Entities (solely with respect to such Parent Entity or its Subsidiaries) or their Affiliates shall assume such Labor Agreement.

(g) Prior to the Merger Closing, the Company and its Subsidiaries shall comply, in all material respects, with any notice, information, consultation, bargaining or similar obligations owed to any union, works council, or other labor organization which represents any Company Employees, under applicable law or Labor Agreement, in connection with the Transactions, and Parent shall reasonably cooperate with respect to the foregoing.

(h) Prior to the Closing, the Company shall use commercially reasonable efforts to take such actions that may be necessary or appropriate to effect the amendments to Company Employee Plans described on Section 6.08(h) of the Company Disclosure Letter.

6.9 State Takeover Laws. The Company and the Company Board shall not take any action that would cause any anti-takeover or other similar law to become applicable to restrict or prohibit the Merger or any other Transactions. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise take all such actions as are reasonably necessary to eliminate or, if unable to be eliminated, minimize the effects of any such statute or regulation on such transactions; provided that, the Parent Entities shall only be required to take any action pursuant to this Section 6.9 if they have received written notice from the Company regarding the applicability of such statute or regulation and the Company has requested in such written notice that the Parent Entities take specified actions to render such statute or regulation inapplicable.

6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be reasonably required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.11 Financing.

(a) Each Parent Entity shall use, and shall cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions set forth in the Redacted Fee Letters) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters (other than any termination, amendment, supplement, modification or waiver that would not constitute a Prohibited Amendment), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing and the Preferred Equity Financing in an amount necessary to pay the Required Financing Amount as and when due on the terms and subject only to the conditions (including the market flex provisions) set forth in the applicable Debt Commitment Letters and the Preferred Equity Commitment Letters, respectively, (iii) satisfy (and cause its Affiliates to satisfy) on a timely (taking into account the

Marketing Period) basis all conditions applicable to the applicable Parent Entities and their respective Affiliates in the Financing Letters and the definitive agreements related thereto that are within their control (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to the applicable Parent Entities contained in any such Financing Letter or such definitive agreements related thereto), including preparing in a timely manner the pro forma financial statements required pursuant to (A) paragraph 10 of Exhibit E of the International Debt Commitment Letters, (B) paragraph 10 of Exhibit C of each of the U.S. Retail Debt Commitment Letters and (C) paragraph 8 of Exhibit B of the PropCo Commitment Letter, in each case as in effect as of the date hereof, (iv) consummate the Financing at or prior to the Initial Closing Date (in the case of the Financing contemplated by the Specialty Pharmacy Commitment Letters or to be funded on the Initial Closing Date under the Equity Funding Letters) or the Merger Closing Date (with respect to all other Financings), (v) enforce its rights under the Financing Letters and the definitive agreements related to such Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the definitive agreements related to the Financing, including by depositing cash or an acceptable letter of credit as a “Special Reserve” with respect to the Financing described in the PropCo Commitment Letters. Without limiting the generality of the foregoing, (x) in the event that all conditions contained in the Financing Letters or the definitive agreements with respect thereto (other than the consummation of the Merger, those conditions that by their nature are to be satisfied or waived at the Initial Closing or the Merger Closing, as applicable, and those conditions the failure of which to be satisfied is attributable to a breach by any Parent Entity of its representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the applicable Debt Financing, the availability of the applicable Equity Financing and the applicable Preferred Equity Financing, with respect to the applicable Preferred Equity Financing, the availability of the applicable Debt Financing and the applicable Equity Financing, and, with respect to the applicable Equity Financing, the availability of the applicable Debt Financing and the applicable Preferred Equity Financing) have been satisfied, each Parent Entity shall fully enforce the counterparties’ obligations under the Financing Letters and cause the Equity Financing Sources to, and shall use reasonable best efforts to cause the Debt Financing Sources and the Preferred Equity Financing Sources to, comply with their respective obligations under the Financing Letters to fund an amount of Financing no less than the Required Initial Closing Amount on the Initial Closing Date and the Required Financing Amount on the Merger Closing Date and (y) on or prior to the earlier of (A) three (3) Business Days prior to the allocation of any component of the Debt Financing not denominated in U.S. dollars and (B) three (3) Business Days prior to the Merger Closing Date, the applicable Parent Entities shall use their reasonable best efforts to enter into foreign currency arrangements to hedge against the risk of changes in foreign currency rates with respect to such component of the Debt Financing to ensure continued access to the Required Financing Amount at the Merger Closing. No Parent Entity shall, and shall not permit any of its respective Affiliates to, take any action not otherwise required under this Agreement that is a breach of, or would result in termination of, any of the Financing Letters, each Parent Entity and the Equity Financing Sources shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing, if such termination, amendment, supplement, modification or waiver would, or would be reasonably likely to, (A) reduce (or could have the effect of reducing) the aggregate principal amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount) below the amount necessary to fund the Required Financing Amount, (B) adversely impact the ability of any Parent Entity, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing, or (C)(1) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing, or (2) otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to delay, reduce or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Initial Closing Date or the Merger Closing Date, as applicable (taking into account the Marketing Period) (the amendments described in the foregoing clauses (A), (B), and (C), the “Prohibited Amendments”). Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent, waiver or replacement to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof other than any amendments or modifications to the terms that have been redacted under any Redacted Fee Letter.

(b) Each Parent Entity shall keep the Company informed on a current basis and in reasonable detail, upon reasonable request by the Company, of the status of its efforts to arrange the Debt Financing and the Preferred Equity Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing and the Preferred Equity Financing. The Parent Entities shall give the Company prompt notice (i) of any actual, threatened or potential breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which any Parent Entity becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any (A) actual, threatened or potential breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the Financing with respect to the conditionality or amount of the Financing or the obligation to fund the Financing or the amount of the Financing to be funded at the Initial Closing Date or the Merger Closing, as applicable (but excluding ordinary course negotiations), (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Parent Entities or Merger Sub to obtain all or any portion of the Required Financing Amount and (iv) if for any reason any Parent Entity believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms or in the manner contemplated by the Financing Letters (taken as a whole) or the definitive documents related to such Financing, including if any Parent Entity has any reason to believe that it will be unable to satisfy (or obtain a waiver of), on a timely basis, any term or condition of any Financing Letter or any definitive document related to the foregoing; provided that in no event shall the Parent Entities or their Affiliates be under any obligation to disclose any information pursuant to clauses (i) through (iv) that would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, the applicable Parent Entities shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence, subject to the limitations set forth therein. If any portion of the Debt Financing or the Preferred Equity Financing required to fund the Required Financing Amount becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letters or the Preferred Equity Commitment Letters, as applicable (other than as a result of the failure to satisfy the conditions set forth in Section 7.3), and alternative financing (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment) or an increase in the applicable Equity Financing or the applicable Debt Financing or Preferred Equity Financing, as applicable, is not then made available in an amount equal to such portion, and such portion is required to fund the Required Financing Amount, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to fund the Required Financing Amount in order to consummate the Transactions on terms and conditions (including market flex provisions) not materially less favorable, taken as a whole, to the Parent Entities (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letters or the Preferred Equity Commitment Letters, as applicable, as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period (provided that such other terms and conditions would not reasonably be expected to (x) impose any new or additional conditions precedent to the availability of the Financing at the Initial Closing or the Merger Closing, as applicable, or (y) materially impair, prevent or delay the consummation of the Financing or the consummation of the Transactions); provided, that in no event will the reasonable best efforts of the Parent Entities be deemed or construed to require the Parent Entities or their Affiliates to (A) pay fees, interest rates or dividends applicable to the Financing in excess of those contained in the Debt Commitment Letters (including the market flex provisions) or Preferred Equity Commitment Letter, as applicable, or agree to “market flex” terms, less favorable to the Parent Entities than the corresponding market flex terms contained in or contemplated by the Debt Commitment Letters or (B) enter into any alternative financing terms the terms of which are materially less favorable to the Parent Entities than the terms contained in the Debt Commitment Letters or the Preferred Equity Commitment Letters, as applicable, on the date hereof (taken as a whole). In furtherance of and not in limitation of the foregoing, in the event that (1) any portion of the Debt Financing anticipated under the Debt Commitment Letters to be structured as a high yield bond financing is unavailable, regardless of the reason therefor, and such amount is not funded through a securities demand under the Debt Commitment Letters, (2) all conditions contained in Section 7.1 and Section 7.3 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Initial Closing or the Merger Closing, as applicable, but subject to the satisfaction or waiver of such conditions at the Initial Closing or the Merger Closing, as applicable, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement) and (3) a bridge facility contemplated by the Debt Commitment Letters (or an alternative bridge facility or other financing obtained in accordance with this Section 6.11(b)) is available on the terms described in the Debt Commitment Letters, then the Parent Entities shall cause the applicable Debt Financing Sources to fund such bridge financing in accordance with the terms of the Debt Commitment Letters and the proceeds shall be used in lieu of the affected portion of the high yield bond financing. The Parent Entities shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Section 6.11, (x) references to the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.11, (y) references to the “Debt Commitment Letters” and the “Preferred Equity Commitment Letters” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.11 and (z) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters and references to “Preferred Equity Financing” shall include the preferred equity financing contemplated by the Preferred Equity Commitment Letters, in each case as permitted to be amended, modified, supplemented or replaced by this Section 6.11.

(c) Prior to the Merger Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to provide, to the Parent Entities, in each case at Parent Entities’ sole cost and expense, such reasonable cooperation as is customary and reasonably requested by the Parent Entities in connection with the arrangement, syndication and consummation of the Debt Financing and the Preferred Equity Financing (provided that such request is made on reasonable notice and reasonably in advance of the Merger Closing), including using its (x) reasonable best efforts to (i) furnish the applicable Parent Entities (which the applicable Parent Entities may then furnish to their applicable Debt Financing Sources) (a) all Required Financial Information that is Compliant (and provide such Required Financial Information described in clause (a) of the definition thereof with respect to the fiscal years ended August 31, 2024 and 2023 that is Compliant as promptly as reasonably practicable after the date hereof and such Required Financial Information described in clause (a) of the definition thereof with respect to subsequent interim and annual periods that is Compliant as promptly as reasonably practicable after the end of the applicable period) and (b) all U.S. Retail Financial Statements as promptly as reasonably practicable, (ii) designate members of senior management of the Company to execute customary authorization letters with respect to the Required Financial Information included in a customary confidential information memorandum for a syndicated bank financing and cause management of the Company to participate in a reasonable number of meetings, presentations, road shows, sessions (upon reasonable request) with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the sources of the Debt Financing and the Preferred Equity Financing, (iii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations, road shows, bank information memoranda, private placement memoranda, offering memoranda, and other customary marketing materials and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in Section 6.3 hereof), (iv) request the Company’s independent auditors to cooperate with Parent to obtain, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) from the Company’s independent auditors as reasonably requested by the Debt Financing Sources in connection with any such Financing in the form of high yield bond financing and reasonably cooperate with the Company’s independent auditors in connection with the issuance of such comfort letters (including by executing customary management representation letters), (v) to the extent timely requested by the Parent Entities and required under any Debt Commitment Letter, to (A) cooperate with, and obtain documents reasonably requested by, the applicable Parent Entities or their Debt Financing Sources in order to facilitate the repayment in full of the existing indebtedness of the Company and its Subsidiaries (including the Company’s senior notes to the extent required under

Section 6.18) and, if applicable, the release of related liens and related guarantees and any agreements evidencing subordination in connection therewith and the cash collateralization or replacement of all letters of credit outstanding thereunder (it being understood and agreed that the Parent Entities shall be responsible for any such cash collateralization or replacement of letters of credit, and payment of all other amounts specified in such documentation necessary to repay in full such indebtedness), including using reasonable best efforts to provide at least three (3) Business Days prior to the Merger Closing Date, drafts of the Payoff Letters and, if applicable, the related lien terminations and other instruments of discharge in customary form and substance, which for the avoidance of doubt, shall not be effective until the Effective Time, and (B) provide, at least three (3) Business Days prior to the Initial Closing Date or the Merger Closing Date, as applicable, all documentation and other information required by U.S., United Kingdom and European Union regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, the U.K. Proceeds of Crime Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Initial Closing Date or the Merger Closing Date, as applicable, (vi) assist in the preparation, execution and delivery of definitive financing documents, including guarantee and collateral document and other customary documents as may be reasonably requested by the applicable Parent Entities and cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing, but in no event shall any of the foregoing be effective until as of or after the Initial Closing or the Merger Closing, (vii) cooperate with the applicable Parent Entities, and take all corporate actions or other similar actions reasonably necessary to permit the consummation of the Financing, including customary resolutions, consents or approvals, but in no event shall any of the foregoing be effective until as of or after the Initial Closing (in the case of Shields Holdings and Shields LLC (as such terms are defined in Section 6.16 of the Company Disclosure Letter) and their Subsidiaries) or the Merger Closing (in the case of the Surviving Corporation and its Subsidiaries) (it being understood and agreed that all resolutions and actions shall be taken by the officers or board members of Shields Holdings and Shields LLC (as such terms are defined in Section 6.16 of the Company Disclosure Letter) and its Subsidiaries with effect immediately as of or after the Initial Closing in their capacities as such and by the officers or board members of the Surviving Corporation and its Subsidiaries with effect immediately as of or after the Effective Time in their capacities as such), (viii) assist the applicable Parent Entities in obtaining legal opinions from local outside counsel as reasonably requested by such applicable Parent Entities for financings similar to the Financing, (ix) (A) subject to Section 6.3, permit the Debt Financing Sources to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) assist the Parent Entities in obtaining borrowing base certificates delivered under any existing “asset based” facilities of the Company and its Subsidiaries, (C) assist the Parent Entities in completing customary borrowing base certificates required in connection with the Debt Financing and cooperate with the Parent Entities to establish blocked account agreements and lock box arrangements in connection with the foregoing, none of which shall be effective earlier than the Effective Time, and (D) assist with, and permit representatives of the Debt Financing Sources to conduct, commercial field examinations, inventory and intellectual property appraisals, Phase I environmental assessments (excluding subsurface or other invasive environmental investigations) and an appraisal of the owned real property, and make audits and appraisals delivered for the purposes of any credit facility available to the applicable Parent Entities for purposes of their Financing, and (y) commercially reasonable efforts to assist the Parent Entities in benefiting from the existing lending relationships of the Company and the Company’s Subsidiaries. Notwithstanding the foregoing, such requested cooperation shall not be required if, (i) in the Company’s reasonable judgment, it unreasonably interferes with the ongoing business or operations of the Company and any of its Subsidiaries, (ii) it causes any representation or warranty in this Agreement to be breached, (iii) it causes the failure of any condition to the Initial Closing and/or the Merger Closing set forth in Article VII to be satisfied or otherwise causes any breach of this Agreement, the organizational documents of the Company or any Subsidiary or any law or any material Contract to which the Company, its Subsidiaries or any of their respective Affiliates is a party, (iv) it requires the Company, its Subsidiaries or any of their respective Affiliates to cause any director or officer to sign any certificate (including any solvency certificate) that would be effective prior to the Initial Closing or the Merger Closing, as applicable (it being understood and agreed it shall be the Parent Entities’ obligation to cause such certificates to be delivered by Persons in their capacities as officers or directors of Shields Holdings and Shields LLC (as such terms are defined in Section 6.16 of the Company Disclosure Letter) and their Subsidiaries as of or after the Initial Closing Date or as officers or directors of the Surviving Corporation and its Subsidiaries as of or after the Effective Time) or (v) it could reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability. In no event shall the Company be required to provide Excluded Information. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement, authorization or other document or instrument with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Initial Closing or the Merger Closing, as applicable, or that would be effective prior to the Initial Closing or the Merger Closing, as applicable, and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing, except for any customary authorization letters pursuant to clause (ii) of the first sentence of this Section 6.11(c) or conditional notices of prepayment. The Parent Entities shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives or agents in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.11 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.11 (including the preparation of the International Financial Statements and the U.S. Retail Financial Statements). The Parent Entities shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of the Financing or any potential Financing by the Parent Entities or any actions or omissions by any of them in connection with any request by the Parent Entities hereunder and for any alleged misstatement or omission in any information provided hereunder at the request of the Parent Entities, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.11, except (i) to the extent such losses, damages, claims, costs or expenses arise from information prepared or provided by the Company, its Subsidiaries or their respective Representatives (on behalf of the Company or its Subsidiaries) or Affiliates or (ii) to the extent such losses, damages, claims, costs or expenses arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement by, the Company, any of its Subsidiaries or their respective Representatives or Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The foregoing two sentences shall survive termination of this Agreement (this sentence and the foregoing two sentences, the “Cooperation Reimbursement Indemnity Provisions”). Nothing contained in this Section 6.11 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing or the Preferred Equity Financing prior to the Effective Time.

(d) The Parent Entities shall, and shall cause their Affiliates to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Financing Letters to fund the Financing on the Initial Closing Date or the Merger Closing Date, as applicable. The Parent Entities acknowledge and agree that, notwithstanding the Company’s obligations under Section 6.11(c), none of the obtaining of the Financing or any permitted alternative financing, the completion of any issuance of securities contemplated by the Financing, or the Company or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Initial Closing or the Merger Closing, and reaffirm their obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any permitted alternative financing, the completion of any such issuance, or the Company or any of its Subsidiaries having or maintaining any available cash balances subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

(e) All non-public or otherwise confidential information regarding the Company obtained by the Parent Entities or their Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon notice to the Company, the Parent Entities may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication and marketing of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). If, in connection with the marketing effort contemplated by any Debt Commitment Letter, the Parent Entities reasonably request that the Company files a Current Report on Form 8-K containing material non-public information regarding the Company or its International segment, which the Parent Entities reasonably desire to include in marketing materials (including offering memorandum) for the Debt Financing, the Company shall consider and discuss such request with the Parent Entities in good faith; provided that in no event shall the Company be required to file such Current Report on Form 8-K if it determines to not file such Current Report on Form 8-K after such good faith consideration and discussion (and shall have no liability hereunder in connection therewith).

(f) Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (i) the Company’s breach of any of the covenants required to be performed by it under Section 6.15, Section 6.16 and/or this Section 6.11 shall not be considered a basis for the termination of this Agreement by the Parent Entities pursuant to Section 8.1 and (ii) the condition set forth in Section 7.3(b) as applied to the Company’s obligations under such Sections shall be deemed satisfied for all purposes (including Section 8.1) unless, in each case of clauses (i) and (ii), (x) the Parent Entities have provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has not cured such breach, if any, within twenty (20) Business Days (provided that during the pendency of such breach, such breach, if any, may be taken into account in determining whether the condition set forth in Section 7.3(b) has been satisfied), and (y) either (1)(A) the Parent Entities are unable to obtain the proceeds of the Debt Financing or the Preferred Equity Financing at the Initial Closing or the Merger Closing, as applicable, as the result of such breach in any material respect under Section 6.15, Section 6.16 and/or this Section 6.11 and (B) such breach is the principal cause of the Parent Entities’ inability to obtain the proceeds of the Debt Financing or the Preferred Equity Financing or (2) (A) the Parent Entities’ are materially less likely to obtain the material Tax objectives of the Carveout Transactions after giving effect to the Closings as a result of such breach in any material respect of Section 6.15, Section 6.16 and (B) such breach is the principal cause of the outcome described in clause (2)(A).

(g) The Company hereby consents, on behalf of itself and its Subsidiaries, to the use of the Company’s and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or its Subsidiaries or their respective reputation or goodwill.

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent Entities, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13 Transaction Litigation. Prior to the Specified Time, in the event that any litigation related to this Agreement, the Merger or the other Transactions is brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense, settlement and prosecution of any litigation related to this Agreement, the Merger or the other Transactions brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers; provided that the Company shall give Parent the opportunity to participate (but not control), at Parent’s expense, in the defense of any such litigation and the Company shall consider in good faith Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle any such litigation without the prior written consent of Parent.

6.14 Preparation of Proxy Statement; Stockholders’ Meeting; and Schedule 13e-3.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare (with the Parent Entities’ reasonable cooperation) and file with the SEC no later than three (3) Business Days after the No-Shop Period Start Date (subject to the Parent Entities’ reasonable cooperation in connection therewith) a proxy statement (as amended or supplemented from time to time, including the form of proxy card, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider, among other matters, the adoption of this Agreement, (ii) jointly prepare with the Parent Entities and file with the SEC concurrently with the preparation and filing of the preliminary Proxy Statement, a Schedule 13e-3 Transaction Statement under Section 13(e) of the Exchange Act, including all required exhibits thereto (as amended or supplemented from time to time, the “Schedule 13e-3”) and (iii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Except to the extent that the Company Board shall have effected and not withdrawn a Company Board Recommendation Change in accordance with Section 6.1(g), no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon which comments the Company will consider for inclusion in good faith. The Company will advise Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or the Schedule 13e-3 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Effective Time, any information relating to the Company or the Parent Entities, or any of their respective Affiliates, officers or directors, should be discovered by the Company or any Parent Entity that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3, as the case may be, so that the Proxy Statement or the Schedule 13e-3, as the case may be, would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b) As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day) and Schedule 13e-3, the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with applicable law (but not beyond the Outside Date) (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (ii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meetings or (iii) on one occasion to allow reasonable additional time to solicit additional proxies to the extent the Company Board or any committee thereof reasonably believes necessary in order to obtain the Company Stockholder Approval. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(f), the Company, through the Company Board, shall (A) recommend to its stockholders that they adopt this Agreement and (B) include such recommendation in the Proxy Statement. Notwithstanding anything to the contrary herein, in no event shall the Company be required to disseminate the Proxy Statement prior to the fifth (5th) Business Day following the No-Shop Period Start Date.

6.15 Tax Information. The Company shall, and shall cause it Subsidiaries to, use reasonable best efforts to provide Parent as promptly as practicable, with the information listed in Section 6.15 of the Company Disclosure Letter and any other information reasonably requested by Parent that facilitates Parent’s determination of the Required Tax Information (as defined on Section 6.15 of the Company Disclosure Letter); provided, in each case, that such information is reasonably available to, or reasonably derivable by, the Company. The Cooperation Reimbursement Indemnity Provisions shall apply to this Section 6.15 with respect to the Company’s obligations hereunder, mutatis mutandis.

6.16 Carveout Transaction Matters. The Parent Entities and the Company shall, and shall cause their respective Affiliates to, take the actions and comply with the obligations set forth in Section 6.16 of the Company Disclosure Letter. The Cooperation Reimbursement Indemnity Provisions shall apply to this Section 6.16 with respect to the Company’s obligations hereunder, mutatis mutandis; provided that, if the Merger Closing does not occur, the Parent Entities’ obligations pursuant to the Cooperation Reimbursement Indemnity Provisions shall be limited to (i) all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Carveout Transactions) incurred by the Company or any of its Subsidiaries or any of their respective Representatives or agents in connection with the Carveout Transactions and (ii) indemnifying and holding harmless the Company and its Subsidiaries for any incremental net cash taxes incurred as a result of effecting the transactions pursuant to the Boots Plan (as defined in Section 6.16 of the Company Disclosure Letter) or, if the Real Estate Election (as defined in Section 6.16 of the Company Disclosure Letter) is made, the transactions described in Step III.b. of Section 6.16 of the Company Disclosure Letter in the taxable year in which such transactions were effected.

6.17 Repatriation. Parent may periodically request from the Company, and the Company will use its reasonable best efforts to provide (but not more often than monthly), an estimate of the amount of cash that it believes could be repatriated by the Company as of a Merger Closing Date estimated by Parent in good faith, understanding that such amounts are only an estimate, that actual amounts may vary from such estimates and that the Company shall not be liable for any such variances. Not less than twenty (20) Business Days prior to the Merger Closing, Parent may request in writing to the Company (the “Repatriation Notice”) that the Company and its wholly owned Subsidiaries use their reasonable best efforts to cooperate to transfer from any jurisdiction located outside of the United States (the “Repatriation Jurisdictions”) legally or contractually unrestricted cash balances held in commercial bank accounts in the name of the Company or such wholly owned Subsidiary to accounts in the name of the Company or a wholly owned Subsidiary located in the United States (the terms “Repatriation”; and “Repatriate” shall have a correlative meaning) effective as of the Effective Time. The Repatriation Notice shall specify the Repatriation Jurisdictions that Parent would like the Company to repatriate cash from and Parent’s good faith estimate of the Merger Closing Date. The Company will review the Repatriation Notice and send to Parent, as promptly as practicable after the receipt thereof (and in any event within five (5) Business Days), a written response setting forth the following information with respect each Repatriation Jurisdiction (the “Repatriation Response”): (a) the amount of cash in each Repatriation Jurisdiction that the Company believes could be reasonably Repatriated, taking into account (i) Parent’s estimate of the Merger Closing Date, (ii) the amount of cash reasonably needed in such Repatriation Jurisdiction to operate the business in the ordinary course and meet working capital requirements in such Repatriation Jurisdiction, (iii) applicable law, including those relating to solvency, adequate surplus, similar capital adequacy tests, corporate benefit, financial assistance, distributable reserves and directors’ duties, and (iv) any estimated Taxes or fees and expenses to be paid in such Repatriation Jurisdiction in connection with the Repatriation, (b) the estimated costs and expenses that would be incurred by the Company and its Subsidiaries in connection with the Repatriation, including estimated Taxes that would be payable in connection with such Repatriation and the estimated fees and expenses of counsel and accountants in connection with any such Repatriation (collectively, the “Estimated Costs”) and (c) the amount of time that the Company estimates it would take for the Repatriation to be completed in each such Repatriation Jurisdiction identified in the Repatriation Notice; provided that, in each case it is understood that such amounts and other information in any Repatriation Response are only estimates, that actual amounts and timing may vary from such estimates and that the Company shall not be liable for any such variances. The Company shall not unreasonably deny a request for repatriation set forth in a Repatriation Notice. Within five (5) Business Days following delivery of the Repatriation Response, Parent shall notify the Company in writing whether or not Parent wishes for the Company to consummate as of the Effective Time any or all of the Repatriations set forth in the Repatriation Response (including the amount of any such Repatriation, subject to increases or decreases of such amounts by the Company based on the amount of unrestricted cash actually available at the time of Repatriation as reasonably determined by the Company) (the “Repatriation Confirmation”) and if Parent requests any such Repatriation, confirming with respect to each such Repatriation, (x) that it approves of the Company and its Subsidiaries taking the actions reasonably necessary in the Company’s sole judgment to effect such Repatriation and (y) that it approves of the Company incurring the Estimated Costs (and any additional costs as may be reasonably incurred in connection with the Repatriation). Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with the Repatriation, including any action taken in accordance with this Section 6.17 and including the

Estimated Costs (and any additional costs). Without limitation of the Company’s obligations set forth in Section 6.11, the Parties agree and acknowledge that (1) the Company’s compliance or failure to comply with this Section 6.17 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) shall have been satisfied with respect to performance in all material respects with this Section 6.17, (2) upon satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in Section 1.3, Section 7.1, Section 7.2 and Section 7.3 and completion of the Marketing Period, the Initial Closing will proceed in accordance with Section 1.3 and upon satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in Section 7.4, the Merger Closing will proceed in accordance with Section 1.3, in each case, notwithstanding the status of any Repatriation, (3) the Parent Entities’ sole remedy for the Company’s breach of this Section 6.17 shall be specific performance (and the Company acknowledges and agrees that such remedy shall be available against it) and (4) no action taken by the Company prior to the Merger Closing pursuant to this Section 6.17 shall in and of itself be a breach of any representation, warranty or covenant included in this Agreement. Nothing in this Section 6.17 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable laws, result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party.

6.18 Treatment of Certain Notes.

(a) At the Effective Time, Parent shall cause the Surviving Corporation under any of the then outstanding Existing Notes to comply with all of the terms and conditions of the then outstanding Existing Notes and the applicable Indentures, including, to the extent required by the terms and conditions of any of the then outstanding Existing Notes or the applicable Indentures, causing the Surviving Corporation under any series of Existing Notes to obtain and deliver officers’ certificates and opinions of counsel stating that the Merger and the other Transactions comply with the applicable Indentures.

(b) If reasonably requested by Parent in writing and at Parent’s expense, the Company shall use commercially reasonable efforts to commence, as promptly as practicable following receipt of such request or at any other commercially practicable time specified by Parent in such request, one or more offers to purchase any or all of the outstanding aggregate principal amount of the Existing Notes at such price(s) specified by Parent in such request or otherwise reasonably acceptable to Parent and on such other terms and conditions as are reasonably acceptable to the Company and Parent (each, a “Debt Tender Offer”) and Parent shall assist the Company in connection therewith; provided that (x) the consummation of each such Debt Tender Offer shall be conditioned upon the occurrence of the Merger Closing, (y) unless otherwise specified by Parent, each such Debt Tender Offer shall be consummated substantially concurrently with the Merger Closing and (z) each such Debt Tender Offer may be accompanied by a consent solicitation to amend the applicable Indentures. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including adopting any corporate authorizations that are reasonable and necessary for the Debt Tender Offer. Upon closing of any Debt Tender Offer and in accordance with the terms of such Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase any Existing Notes properly tendered and not properly withdrawn in such Debt Tender Offer using funds provided or caused to be provided by Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the closing of any Debt Tender Offer of all Existing Notes properly tendered and not properly withdrawn to the extent required pursuant to the terms of such Debt Tender Offer.

(c) If reasonably requested by Parent in writing and at Parent’s expense, the Company shall, in accordance with the applicable redemption provisions of the applicable series of Existing Notes and the applicable Indenture, use commercially reasonable efforts to (A) promptly (or at any other commercially practicable time specified by Parent in such request) issue a conditional notice of optional redemption for all of the outstanding aggregate principal amount of such series of Existing Notes, pursuant to the redemption provisions of such series of Existing Notes and the applicable Indenture, (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of such series of Existing Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of the applicable Indenture applicable thereto and (C) cause its Representatives to provide all cooperation reasonably requested by Parent in connection therewith; provided that (x) the consummation of any such redemption or satisfaction and discharge shall be conditioned upon the occurrence of the Merger Closing and (y) unless otherwise specified by Parent, each such redemption or satisfaction and discharge shall be consummated substantially concurrently with the Merger Closing. The redemption and satisfaction and discharge of any series of Existing Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Existing Notes. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the closing of any redemption or satisfaction and discharge of any series of Existing Notes to the extent required pursuant to the redemption or satisfaction and discharge provisions of the applicable series of Existing Notes and the applicable Indenture.

(d) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Tender Offer, including the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”), and provide the Company and its counsel with an opportunity to comment and make reasonable changes to such documents a reasonable period of time prior to the commencement of such Debt Tender Offer and Parent shall consider in good faith any comments of the Company and its counsel. Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents; provided that the Company shall not be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Tender Offer. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Existing Notes in connection with any Debt Tender Offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Tender Offer any information in the Offer Documents should be discovered by the Company, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by the Parent Entities describing such information shall be disseminated by or on behalf of the Company to the holders of the Existing Notes subject to such Debt Tender Offer. Notwithstanding anything to the contrary in this Section 6.18(d), the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the any Debt Tender Offer and such compliance will not be deemed a breach hereof.

(e) In connection with any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected; provided that the Company shall not be responsible for the delivery of any certificates, legal opinions or negative assurance letters with respect thereto. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Debt Tender Offer upon the incurrence of such fees and out-of-pocket expenses or as otherwise specified in the applicable agreements with such managers, information agents, depositaries or other agents.

(f) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Company’s compliance with its obligations under this Section 6.18, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any Debt Tender Offer or Discharge in respect of any series of Existing Notes (including any reasonable and documented out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any Offer Documents or other documents related thereto). Parent shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or liabilities incurred by any of them in connection with any action taken by them pursuant to this Section 6.18 with respect to any Debt Tender Offer or Discharge; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such losses, damages, claims, costs or liabilities result from the Company’s or its Representatives’ fraud, willful misconduct or gross negligence or are directly attributable to the information provided by the Company or its Representatives on the Company’s behalf for use in connection with such Debt Tender Offer or Discharge that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(g) Without limitation of the Company’s obligations set forth in Section 6.11, the Parties agree and acknowledge that (i) the Company’s compliance or failure to comply with this Section 6.18 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) shall have been satisfied with respect to performance in all material respects with this Section 6.18, (ii) upon satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in Section 1.3, Section 7.1, Section 7.2 and Section 7.3 and completion of the Marketing Period, the Initial Closing will proceed in accordance with Section 1.3 and upon satisfaction or waiver (to the extent permitted hereunder and by applicable law) of the conditions set forth in Section 7.4, the Merger Closing will proceed in accordance with Section 1.3, in each case, notwithstanding the status of any Debt Tender Offer or Discharge and (iii) no action taken by the Company prior to the Merger Closing at the written request or direction of Parent pursuant to any Debt Tender Offer or Discharge shall be a breach of any representation, warranty or covenant included in this Agreement. In addition, nothing in this

Section 6.18 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws, result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party, or jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine.

6.19 Merger Sub Stockholder Consent. Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub.

6.20 Other Agreements.

(a) At or immediately prior to the Initial Closing, (i) Parent and the other Parent Entities party to the DAP Rights Agreement will execute and deliver, (ii) such Parent Entities will cause the DAP Right Rights Agent and its applicable representative on the Sale Committee to execute and deliver, (iii) the Company will execute and deliver and (iv) the Company will cause the applicable members of the Sale Committee and Shareholders Representative to execute and deliver, the DAP Rights Agreement, subject to any changes to the form DAP Rights Agreement attached hereto as Exhibit A that are requested by the DAP Right Rights Agent and approved prior to the Effective Time by Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided that the DAP Rights Agreement shall not become effective until the Effective Time. Parent and the Company shall cooperate to ensure that the DAP Rights are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(b) Other than this Agreement, the DAP Rights Agreement, the Voting Agreement, the Reinvestment Agreement and the Interim Investors Agreement (and any Contract relating to post-Merger Closing arrangements entered into as expressly contemplated in the Interim Investors Agreement, in each case that does not (x) impact the conditionality or amount of the Reinvestment and would not reasonably be expected to prevent, impair or delay the consummation of the Reinvestment or (y) relate to the Sale Committee Matters), or with the Company’s prior written consent, no Parent Entity shall (and each shall cause its Affiliates and Representatives not to) enter into any contract, agreement or other arrangement or understanding or commit to enter into any contract, agreement or other arrangement or understanding between any Parent Entity or any of their Affiliates, on the one hand, and any Specified Holders or any of their respective Affiliates, on the other hand, including with respect to voting or acting by any member of the Sale Committee (in such member’s capacity as such) or with respect to any action to be taken or not taken by the Sale Committee (the “Sale Committee Matters”). Other than this Agreement, the DAP Rights Agreement, the Voting Agreement, the Reinvestment Agreement and the Interim Investors Agreement (and any Contract relating to post-Merger Closing arrangements entered into as expressly contemplated in the Interim Investors Agreement, in each case that does not (x) impact the conditionality or amount of the Reinvestment and would not reasonably be expected to prevent, impair or delay the consummation of the Reinvestment or (y) relate to the Sale Committee Matters), or with the Company’s prior written consent, no Parent Entity shall (and each shall cause its Affiliates and Representatives not to) enter into any contract, agreement or other arrangement or understanding or commit to enter into any contract, agreement or other arrangement or understanding (i) between any Parent Entity, the Equity Financing Sources or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board (other than the individual set forth on Section 4.10 of the Parent Disclosure Letter), on the other hand, or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

(c) Prior to the Initial Closing Date, in connection with the execution of the DAP Rights Agreement by each of Parent and the Company, (a) the Company shall designate an individual to be the Shareholder Member under the DAP Rights Agreement, which individual shall be a member of the Company Board immediately prior to the Initial Closing Date, and (b) Parent shall designate an individual to serve as the Parent Member under the DAP Rights Agreement.

(d) On or prior to the Initial Closing Date, the Company shall deliver to Parent a duly executed certificate from the Company, dated as of the Initial Closing Date stating that the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder during the applicable period specified in Section 897(c)(1)(A) of the Code ending on the Merger Closing Date, in the form and substance required under Treasury Regulations Section 1.897-2(h), and a notice to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h), in each case, in the form attached hereto as Exhibit E.

(e) At or immediately prior to the Merger Closing, the Company and its Subsidiaries shall contribute or otherwise transfer an amount in cash equal to the Funding Capacity to the DAP Issuer. To the extent the Company and its Subsidiaries do not contribute or otherwise transfer at or immediately prior to the Closing an amount in cash equal to the Funding Capacity to the DAP Issuer, the Topco holding the U.S. retail pharmacy segment of the Company shall contribute or otherwise transfer, in cash, any such remaining unfunded Funding Capacity to the DAP Issuer concurrently with the Closing, on terms agreed prior to the Closing by Parent and the Company.

(f) Following the date hereof, Parent and the Company shall take the actions set forth in Section 6.20(f) of the Company Disclosure Letter.

6.21 Joinders. As promptly as practicable (and in any event within 30 days) following the date hereof, Parent shall (and it shall cooperate with the Equity Financing Sources and their other Affiliates, as applicable, to) cause the Equity Financing Sources to cause each Topco and each Affiliate of Parent (other than the Equity Financing Sources) who becomes a party to any Financing Letter to (i) be formed and (ii) enter into a joinder to this Agreement, in form and substance reasonably satisfactory to the Company. Upon execution and delivery of each such joinder, the applicable Parent Entity shall have agreed to be bound by, and to perform the obligations of the Parent Entities to the same extent as if such Parent Entity were a party, to this Agreement upon the execution of this Agreement on the date hereof.

ARTICLE VII

CONDITIONS TO THE CLOSINGS

7.1 Conditions to Each Party’s Obligation to Effect the Initial Closing. The respective obligations of each party hereto to effect the Initial Closing shall be subject to the satisfaction (or written waiver, if permissible under applicable law, by Parent (on behalf of each Parent Entity) and the Company) at or prior to the Initial Closing of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) (i) the waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or early termination thereof shall have been granted and no commitment to or agreement (in each case in compliance with Section 6.4(b)) with a Governmental Entity not to consummate the Transactions shall be in effect, (ii) the filings, approvals, clearances, expirations of waiting periods under Antitrust Laws, Foreign Investment Laws and the FSR, or issuance of new authorizations, permits, licenses or franchises, including Specified Company Permits, in each case as set forth in Section 7.1(b)(ii) of the Company Disclosure Letter shall have occurred or been obtained (as applicable); and (iii) all filings under the Healthcare Notification Laws set forth in Section 7.1(b)(iii) of the Company Disclosure Letter shall have been completed and the approvals, clearances or expirations of waiting periods applicable to the consummation of the Transactions shall have occurred or been obtained (as applicable); and

(c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (temporary, preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting, restraining, preventing or enjoining consummation of the Transactions; provided, however, that, for purposes of Section 8.1(c) and Section 8.1(j)(i), the Parent Entities shall not be permitted to rely on the failure of the condition set forth in this Section 7.1(c) to be met if any of the transactions specific to the Carveout Transactions has been the principal cause of such order, executive order, stay, decree, judgment or injunction (temporary, preliminary or permanent) or statute, rule or regulation (and, therefore, the Parent Entities’ inability to obtain the proceeds of the Debt Financing or the Preferred Equity Financing).

7.2 Conditions to the Obligations of the Company to Effect the Initial Closing. The obligation of the Company to effect the Initial Closing is also subject to the satisfaction, or written waiver, if permissible under applicable law, by the Company, prior to the Initial Closing of the following conditions:

(a) the representations and warranties of the Parent Entities contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Initial Closing, as though made as of the Initial Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Parent Material Adverse Effect;

(b) each of the Parent Entities shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement prior to the Initial Closing;

(c) the Company shall have received a certificate, dated the Initial Closing Date, signed by an executive officer of Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

7.3 Conditions to the Obligations of the Parent Entities to Effect the Initial Closing. The obligation of the Parent Entities to effect the Initial Closing is also subject to the satisfaction, or written waiver, if permissible under applicable law, by Parent (on behalf of each Parent Entity), prior to the Initial Closing of the following conditions:

(a) (i) the representations and warranties of the Company contained in the first sentence of Section 3.7 shall be true and correct in all respects as of the date hereof and as of the Initial Closing Date, as though made as of the Initial Closing Date; (ii) the representations and warranties of the Company contained in the third and fourth sentences of Section 3.2(a) and in the first and second sentences of Section 3.2(c) (in each case, solely with respect to the Company and not its Subsidiaries) shall be true and correct in all respects as of the date hereof and the Initial Closing Date, as though made as of the Initial Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all respects as of such date), except for de minimis inaccuracies; (iii) the representations and warranties of the Company contained in Section 3.1, Section 3.2(a) (other than the third and fourth sentences, which are subject to clause (ii) above), the first sentence of Section 3.2(b), the first and second sentences of Section 3.2(c) (in the case of the first and second sentences of Section 3.2(c), only with respect to the Company’s material subsidiaries and only to the extent that any failure to be true and correct in all material respects with respect to such material subsidiaries would result in material economic harm), Section 3.4(a), Section 3.19 and Section 3.20 shall be true and correct in all material respects (other than any such representation or warranty that is qualified by “materiality” or “Company Material Adverse Effect,” which shall be true and correct in all respects) as of the Initial Closing Date, as though made on and as of the date hereof and the Initial Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all material respects as of such date) and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Initial Closing Date, as though made as of the Initial Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement prior to the Initial Closing Date;

(c) since the date of this Agreement, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect;

(d) Parent shall have received a certificate, dated the Initial Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c); and

(e) Parent shall have received the financial statements described in paragraph 9 of Exhibit C of each of the U.S. Retail Debt Commitment Letters as in effect on the date hereof (the “U.S. Retail Financial Statements”) and any financial information and data derived from the historical books and records of the Company and its Subsidiaries reasonably requested by Parent in writing reasonably in advance of the Initial Closing Date to the extent necessary to permit Parent to prepare the pro forma financial statements required pursuant to paragraph 10 of Exhibit C of each of the U.S. Retail Debt Commitment Letters as in effect as of the date hereof; provided that the Company shall have no obligation to prepare any such pro forma financial statements; provided that in no event shall the foregoing be deemed to include or shall the Company otherwise be required to provide Excluded Information;

7.4 Additional Conditions to the Merger Closing.

(a) The respective obligations of each party hereto to effect the Merger Closing shall be subject to the satisfaction (or written waiver, if permissible under applicable law, by Parent (on behalf of the Parent Entities) and the Company) at or prior to the Effective Time of the following condition:

(i) the Initial Closing shall have been consummated.

(b) The obligation of the Parent Entities to effect the Merger Closing is subject to the satisfaction, or written waiver, if permissible under applicable law, by Parent (on behalf of each Parent Entity), prior to the Effective Time of the following conditions:

(i) the satisfaction of the condition in Sections 7.3(a)(ii) and (iii), substituting “Merger Closing Date” for all references to the “Initial Closing Date”;

(ii) since the Initial Closing, there has not been any effect, change, event, occurrence or development that, individually or in the aggregate, constituted, or would be reasonably expected to constitute, a Company Material Adverse Effect;

(iii) since the Initial Closing, the Company shall have complied in all material respects with its obligations pursuant to Section 5.1(b); and

(iv) Parent shall have received a certificate on the Merger Closing Date, dated the Merger Closing Date and signed by an executive officer of the Company, certifying as to the matters set forth in Section 7.4(b)(i), Section 7.4(b)(ii) and Section 7.4(b)(iii).

(c) The obligation of the Company to effect the Merger Closing is subject to the satisfaction, or written waiver, if permissible under applicable law, by the Company, prior to the Effective Time of the following conditions:

(i) the satisfaction of the condition in Sections 7.2(a), substituting “Merger Closing Date” for all references to the “Initial Closing Date”;

(ii) since the Initial Closing, Parent shall have complied in all material respects with its obligations pursuant to Section 6.11, Section 6.18 and Section 6.20(b); and

(iii) the Company shall have received a certificate on the Merger Closing Date, dated the Merger Closing Date and signed by an executive officer of Parent, certifying as to the matters set forth in Section 7.4(c)(i) and Section 7.4(c)(ii).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party) (with any termination by Parent also being an effective termination by each other Parent Entity):

(a) by mutual written consent of Parent (on behalf of the Parent Entities) and the Company at any time prior to the Merger Closing;

(b) by either Parent or the Company if the Initial Closing shall not have occurred by 11:59 p.m., New York City time, on March 6, 2026 (the “Outside Date”); provided, that if as of the Outside Date any of the conditions set forth in Section 7.1(c) (solely to the extent such condition has not been satisfied due to an order, executive order, stay, decree, judgment or injunction (temporary, preliminary or permanent) or statute, rule or regulation relating to any Antitrust Laws, Foreign Investment Laws, Specified Company Permits, Healthcare Notification Laws or the FSR) or Section 7.1(b) shall not have been satisfied or waived, the Outside Date shall be automatically extended until 11:59 p.m., New York City time, on June 6, 2026, and such date, as extended, shall be the “Outside Date” for all purposes of this Agreement; provided further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall (i) not be available to any party (treating Parent and Merger Sub as one party for this purpose) hereto if the failure of such party to fulfill, in any material respect, any obligation under this Agreement has been a principal cause of or principally resulted in the failure of the Initial Closing to occur on or before the Outside Date and (ii) be subject to the proviso set forth in Section 8.1(j); provided, further, that (A) if the Marketing Period shall have commenced on or prior to the Outside Date but not been completed by the date that is three (3) Business Days prior to the Outside Date, but all other conditions to the Initial Closing (other than those conditions that by their nature are to be satisfied at the Initial Closing) have been satisfied or, to the extent permitted by law, waived, then the Outside Date shall be extended to the third (3rd) Business Day following the final day of the Marketing Period, and such date shall become the Outside Date for purposes of this Agreement,

(B) if the Marketing Period shall have commenced on or prior to the Outside Date but not been completed by the date that is three (3) Business Days prior to the Outside Date or could have commenced on or prior to the Outside Date but did not, in each case, solely as a result of the effect of clause (ii) of the third proviso in the definition of “Marketing Period”, then the Outside Date shall be extended to the third (3rd) Business Day following the final day of the first 15 consecutive Business Day period beginning on September 2, 2025, and such date shall become the Outside Date for purposes of this Agreement, and (C) if the Marketing Period shall have commenced on or prior to the Outside Date but not been completed by the date that is three (3) Business Days prior to the Outside Date and would subsequently be deemed not to have commenced under clause (D) of the first proviso set forth in the definition of “Marketing Period” solely as a result of any Required Financial Information being not Compliant by virtue of becoming stale on or prior to the date that would otherwise be the Outside Date, the Outside Date may be extended (or further extended) by either the Company or Parent (on behalf of the Parent Entities) for a period of up to 45 days by written notice to the other party at least one Business Day prior to the Outside Date;

(c) by either Parent or the Company at any time prior to the Initial Closing if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree, judgment, injunction or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the Transactions; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the material breach by such party of any of its obligations under Section 6.4 has been a principal cause of or principally resulted in the issuance of any such order, decree, ruling or the taking of such other action; provided, further, that the Parent Entities shall not be permitted to rely on the failure of the condition set forth in this Section 7.1(c) to be met if any of the transactions specific to the Carveout Transactions has been a principal cause of or principally resulted in such order, executive order, stay, decree, judgment or injunction (temporary, preliminary or permanent) or statute, rule or regulation (and, therefore, the Parent Entities’ inability to obtain the proceeds of the Debt Financing or the Preferred Equity Financing).

(d) by Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(e) by Parent, prior to the Effective Time, if the Company Board shall have effected a Company Board Recommendation Change;

(f) by the Company, at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with the terms and conditions of Section 6.1; provided that any purported termination of this Agreement pursuant to this Section 8.1(f) shall be null and void if the Company does not, prior to or concurrently with the termination of this Agreement, pay Parent the Company Termination Fee contemplated by Section 8.3(b)(ii);

(g) by Parent, prior to the Initial Closing, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from Parent; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied;

(h) by Parent, after the Initial Closing but prior to the Effective Time, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.4(b)(i) or Section 7.4(b)(iii) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from Parent; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement that would cause a condition set forth in Section 7.4(c)(i) or Section 7.4(c)(ii) not to be satisfied;

(i) by the Company, prior to the Initial Closing, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of any Parent Entity set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by Parent of written notice of such breach, inaccuracy or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(j)

(i) by the Company if (A) the Marketing Period has ended and the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing each of which is capable of being satisfied at the Initial Closing) have been and continue to be satisfied, (B) the Company has confirmed by written notice to Parent after the end of the Marketing Period that all conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing each of which is capable of being satisfied at the Initial Closing) or that it irrevocably waives (solely to the extent necessary to permit the Initial Closing to occur in accordance with this Section 8.1(j)) in writing any unsatisfied conditions in Section 7.2 that may be waived under applicable law; (C) the Initial Closing shall not have been consummated within three (3) Business Days after the date on which Parent is required to consummate the Initial Closing pursuant to Section 1.3; and (D) at all times during such three (3) Business day period described in clause (C), the Company stood ready, willing and able to consummate the Initial Closing; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such three (3) Business Day period following delivery of the notice referred to in clause (B) above;

(ii) by the Company if (A) the Initial Closing has been consummated, (B) the conditions set forth in Section 7.4 (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing each of which is capable of being satisfied at the Merger Closing) have been and continue to be satisfied, (C) the Company has confirmed by written notice to Parent after the Initial Closing that all conditions set forth in Section 7.4 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing each of which is capable of being satisfied at the Merger Closing) or that it irrevocably waives (solely to the extent necessary to permit the Merger Closing to occur) in writing any unsatisfied conditions in Section 7.4 that may be waived under applicable law; (D) the Merger shall not have been consummated on the date on which Parent is required to consummate the Merger pursuant to Section 1.3; and (E) the Company stood ready, willing and able to consummate the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(j)(ii) shall not be available if a material breach by the Company of its obligations under this Agreement after the Initial Closing has been the principal cause of the failure of the Effective Time to occur on the date the Company is required to consummate the Merger pursuant to Section 1.3;

(k) by Parent if (A) the Initial Closing has been consummated, (B) all conditions set forth in Section 7.4 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing each of which is capable of being satisfied at the Merger Closing) or that it (on behalf of the Parent Entities and Merger Sub) irrevocably waives (solely to the extent necessary to permit the Merger Closing to occur) in writing any unsatisfied conditions in Section 7.4 that may be waived under applicable law; (D) the Merger shall not have been consummated on the date the Company is required to consummate the Merger pursuant to Section 1.3; and (E) the Parent Entities, Merger Sub and each Financing Source stood ready, willing and able to consummate the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(k) shall not be available if a material breach by the Parent Entities of their obligations under this Agreement after the Initial Closing has been the principal cause of the failure of the Effective Time to occur on the date the Company is required to consummate the Merger pursuant to Section 1.3; or

(l) by the Company, after the Initial Closing but prior to the Effective Time, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Parent Entities set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.4(c)(i) or Section 7.4(c)(ii) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by Parent of written notice of such breach, inaccuracy or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement that would cause a condition set forth in Section 7.4(b)(i) or Section 7.4(b)(iii) not to be satisfied;

8.2 Effect of Termination. In the event of valid termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent Entities, the Company or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 10.4(b) and Section 10.10(c), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach prior to such valid termination and the provisions of Section 6.3(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms), Article X (Miscellaneous), the expense reimbursement and indemnification provisions of Sections 6.11(c), 6.15, 6.16, 6.17 and 6.18, the Confidentiality Agreement and the Limited Guarantee shall remain in full force and effect and survive any valid termination of this Agreement in accordance with their respective terms and conditions.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except as set forth in this Section 8.3.

(b) The Company shall pay Parent the Company Termination Fee in the event that this Agreement is terminated:

(i) by Parent pursuant to Section 8.1(e) or Section 8.1(b) under circumstances in which Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by Parent pursuant to Section 8.1(g) or either Parent or the Company pursuant to Section 8.1(b) (if such termination occurs prior to obtaining the Company Stockholder Approval) or Section 8.1(d), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced, made or disclosed and not irrevocably and publicly withdrawn, (B) at the time of the stockholder vote, the Financing Letters shall be in full force and effect or shall have been replaced by alternative financing commitments in corresponding amounts sufficient to consummate the Transactions and (C) within 12 months after the date of termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (which is subsequently consummated) or shall have consummated any Acquisition Proposal;

provided, however, that, for purposes of this Section 8.3(b), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.” Any fee due under Section 8.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds on or before the date of (and as a condition to the effectiveness of) such termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to Parent by wire transfer of same-day funds within two (2)

Business Days after the date on which the transaction referenced in clause (C) of Section 8.3(b)(iii) is consummated. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(i), Section 8.1(j) or Section 8.1(l) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(i), Section 8.1(j) or Section 8.1(l)), then the Parent Entities shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Parent Termination Fee. In no event shall the Parent Entities be required to pay Parent Termination Fee on more than one occasion, whether or not Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(d) and at the time of the stockholder vote, the Financing Letters shall be in full force and effect or shall have been replaced with letters providing for alternative financing commitments in a corresponding amount sufficient to consummate the Transactions, the Company shall pay to Parent as promptly as reasonably practicable (and, in any event, within two Business Days following the delivery by Parent of an invoice therefor) any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by Parent or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $30,000,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(d) shall not relieve the Company for damages resulting from a Willful Breach. Notwithstanding anything to the contrary, to the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 8.3(d) shall be credited against such obligation of the Company to pay the Company Termination Fee.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Company Termination Fee and Parent Termination Fee is not a penalty. Accordingly, if the Company or the Parent Entities, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent Entities or the Company, as the case may be, commences a suit, action or proceeding which results in a final and non-appealable judgment against the other party, with respect to the Parent Entities, or parties, with respect to the Company, for the applicable payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Each of the parties acknowledges that the Company Termination Fee and the

Parent Termination Fee do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

8.4 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 10.4, Section 10.5, Section 10.9, Section 10.10, Section 10.11 and Section 10.12 and this last sentence of Section 8.4 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections) may not be amended, waived, modified or supplemented in any manner to the extent such amendment, waiver, supplement or other modification is adverse to the Debt Financing Sources or the Preferred Equity Financing Sources without the prior written consent of the Debt Financing Sources or the Preferred Equity Financing Sources, as applicable.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, subject to applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“2008 Indenture” has the meaning set forth in the definition of “Existing Notes.”

“2014 Indenture” has the meaning set forth in the definition of “Existing Notes.”

“2015 Indenture” has the meaning set forth in the definition of “Existing Notes.”

“Acceptable Confidentiality Agreement” means any confidentiality agreement (x) in effect as of the date hereof or (y) executed, delivered and effective after the date hereof and, in either case, effective through the relevant date in question and (i) containing terms that are not materially less restrictive in the aggregate than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, (ii) does not prohibit the Company from providing any information to Parent in accordance with Section 6.1 or otherwise prohibit the Company from complying with its obligations under Section 6.1 and (iii) does not include an obligation of the Company to reimburse such Person’s expenses. For the avoidance of doubt, any joinder to an Acceptable Confidentiality Agreement pursuant to which any Person has agreed to be bound by all or a portion of the terms of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any written (a) proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) proposal for the direct or indirect disposition, sale or issuance by the Company of 20% or more of any class of its equity securities or (c) proposal or offer to acquire, combine, license, reorganize or subject to a joint venture, in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Transactions or any offer or proposal by the Parent Entities or any Subsidiary of the Parent Entities.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, no portfolio companies (as such term is commonly used in the private equity industry) of funds affiliated with the Parent and its Affiliates shall be considered an Affiliate of Parent or Merger Sub for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(e)(ii).

“Annual Bonus” has the meaning set forth in Section 6.8(e).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree in effect from time to time that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by law to be closed in New York, New York or Chicago, Illinois.

“Bylaws” means the Amended and Restated Bylaws of the Company, dated as of July 10, 2024.

“Capitalization Date” means the close of business on March 4, 2025.

“Carveout Transactions” shall mean the transactions described on Section 6.16 of the Company Disclosure Letter.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of December 30, 2014.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closings” means the Initial Closing and the Merger Closing.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of August 31, 2024.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(e)(i).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement and dated as of the date of this Agreement.

“Company DSUs” means deferred stock units with respect to shares of Company Common Stock granted to a non-employee director under any Company Stock Plan or otherwise.

“Company Employee Plans” means all Employee Benefit Plans sponsored, maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or for which the Company or any of the Company’s Subsidiaries has any liability or obligation (including contingent liability or obligation).

“Company Employees” means, as of any date, each employee of the Company or any of its Subsidiaries as of such date.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended, effective January 30, 2025.

“Company Incentive Plan” has the meaning set forth in Section 6.8(e).

“Company Intellectual Property” means any Intellectual Property owned by (or purported to be owned by) the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Leases” means all leases and subleases pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other recoverable amounts deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Company Material Adverse Effect” means any effect, change, event, occurrence or development that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development (by itself or when aggregated or taken together with any and all other effects, changes, events, occurrences or developments) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development (by itself or when aggregated or taken together with any and all other such effects, changes, events, occurrences or developments) to the extent resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic or financial conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business in the United States or any other country or region in the world in which the Company or any of its Subsidiaries conducts business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including cyberattacks or cyberterrorism) (including any escalation or general worsening of any such acts of war, sabotage or terrorism (including cyberattacks or cyberterrorism)) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, foreign or domestic social protest or social unrest (whether or not violent) or other natural or man-made disasters, power outages or electrical black-outs, and other force majeure events in the United States or any other country or region in the world; (f) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world; (g) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency or consummation of the Transactions (other than in respect of any representation or warranty to the extent intended to address the consequences of (1) the Transactions or (2) the execution, delivery or performance of this Agreement (including Section 3.4, Section 3.13(b), Section 3.14(h), Section 3.17, Section 3.19 or Section 3.20)), including (x) the identity of the Equity Financing Sources, Parent, Merger Sub, or their respective Affiliates as the acquirer of the Company, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business and (y) the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any employee attrition), regulators, Governmental Entities, vendors or any other third Person, directly resulting from, arising out of, attributable to, or related to the Transactions (provided that this clause (g) shall not apply to any representation or warranty in Section 3.4(b) and, solely to the extent related thereto, the condition set forth in Section 7.3(a)); (h) the taking of any action expressly required by this Agreement (including in connection with the Carveout Transactions (including, for the avoidance of doubt, costs, expense, fees, liabilities incurred by the Company and its Subsidiaries to the extent reasonably necessary in connection with the negotiation, preparation, execution, implementation and consummation of the Transactions, the Financing and the Carveout Transactions)) (other than any action required solely by the first sentence of Section 5.1) or the failure to take any action expressly prohibited by this Agreement or any action or omission taken at the written request of Parent or which Parent has expressly approved or consented to in writing following the date of this Agreement; (i) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (j) any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated or recommended by any Governmental Entity in response to any of the foregoing), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world in which the Company or any of its Subsidiaries conducts business; (k) (i) changes in the Company’s stock price or the trading volume of the Company’s stock or to the credit ratings of the Company’s debt or equity securities, or (ii) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (l) any litigation related to this Agreement, the Merger or other Transactions brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, Parent or any of their directors or officers; (m) any breach by Parent or Merger Sub of this Agreement; or (n) the matters set forth on Section 3.7 of the Company Disclosure Letter (solely to the extent of the disclosures set forth therein based on information provided to Parent prior to the date hereof, and not to the extent of any new information or escalation or worsening or other events that arise therefrom (except to the extent expressly included in such disclosures)), except to the extent of such effects, changes, events, occurrences or developments to the extent resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f), (i) and (j) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business in any material respect (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate); provided that when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, for all purposes of this Agreement, including Section 7.4(b)(ii), such determination shall be made without giving effect to the Initial Closing.

“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound:

(a) pursuant to which the Company and its Subsidiaries spent or received, in the aggregate, during the fiscal year ended August 31, 2024, or expect to spend or receive, in the aggregate, during the fiscal year ended August 31, 2024, more than (i) in the case of agreements or contracts for the purchase of merchandise for resale, $250,000,000, (ii) agreements or contracts with a Significant Supplier, Payor or Customer and (iii) in the case of all other agreements or contracts, $200,000,000, in each case, other than Contracts referred to in clause (m) below or otherwise permitted under Section 5.1(h);

(b) which contains (i) any non-competition provision or that otherwise prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world, (ii) any “most favored nation” or similar provision to the benefit of any other party or (iii) “exclusivity”, rights of first refusal, rights of first negotiation, rights of first offer or any similar requirements in favor of a third party, in each case (clauses (i) through (iii)) other than such rights set forth in real estate leases or Liens of record or that would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as whole;

(c) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(d) provides for or governs the formation, creation, operation, management or control of any material partnership, material joint venture or similar material arrangement (for the avoidance of doubt, including with any member of the VPMC Group);

(e) pursuant to which the Company has continuing guarantee, “earn-out” or other contingent purchase price obligations (other than indemnification or performance guarantee obligations provided for in the Ordinary Course of Business), in each case that would reasonably be expected to result in payments in excess of $5,000,000;

(f) which constitutes (A) a settlement, conciliation or similar agreement that has been entered with any Governmental Entity with respect to an alleged or actual violation of any Healthcare Law and pursuant to which, after the date of this Agreement, the Company or any of its Subsidiaries (i) has payment obligations to a Governmental Entity in excess of $30,000,000, and/or (ii) is subject to material compliance or operational commitments; (B) any other Contract pursuant to which the Company has material obligations to a Governmental Entity after the date of this Agreement or (C) any other Contract with a Governmental Entity that materially restricts, or will materially restrict, the operation of the Company and its Subsidiaries, taken as a whole, after the Merger Closing;

(g) pursuant to which any indebtedness for borrowed money of the Company is outstanding with respect to a principal amount in excess of $300,000,000 (or, for purposes of Section 5.1(k) only, $60,000,000);

(h) was entered into after September 1, 2022 and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person;

(i) that would be required to be disclosed by Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(j) that is a Company Lease with annual base rental payments in excess of $5,000,000 (or local currency equivalent);

(k) for the employment or engagement of any officer or employee at the senior vice president level (Grade 4) or above, other than offer letters entered in the Ordinary Course of Business providing for at will employment and terminable upon sixty (60) days’ or less notice (or any longer period as required under applicable law) without any liability to the Company or any of its Subsidiaries (other than for accrued but unpaid compensation through the termination date);

(l) any change in control, transaction bonus, retention or similar contract with payments or other benefits or rights triggered by the execution of this Agreement or the Transactions (other than the Carveout Transactions);

(m) that requires any capital commitment or capital expenditure (or series of capital expenditures) or any loan or investment, by the Company or any of its Subsidiaries in an amount in excess of $60,000,000 (or, for purposes of Section 5.1(k) only, $15,000,000 or such other amount as is permitted under Section 5.1(h)) individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the Ordinary Course of Business or rental payments made under real property leases; or

(n) any prime Contract of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand, in each case that provides for the sale of goods and services for annual payments in excess of $10,000,000.

“Company Payment Program” means a Governmental Program or Private Payment Program in which the Company or any of its Subsidiaries participates.

“Company Performance Share Awards” mean any performance-based share units with respect to shares of Company Common Stock granted under any Company Stock Plan or otherwise.

“Company Permits” has the meaning set forth in Section 3.16.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Related Parties” has the meaning set forth in Section 10.10(c)(ii).

“Company RSUs” mean time-based restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan or otherwise, including, for the avoidance of doubt, any restricted stock units designated as “performance shares” for which the applicable performance conditions will be satisfied, by its terms, on or before the Merger Closing Date.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Policy” means any Company plan, program, policy or practice that provides severance or termination benefits as in effect on the date hereof.

“Company Shareholders Agreement” means the Walgreens Boots Alliance, Inc. Shareholders Agreement, dated as of August 2, 2012, by and among the Company, the SP Investors (as defined therein) and the KKR Investors (as defined therein).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan or otherwise, other than an option to purchase shares under the Company ESPP.

“Company Stock Plans” means the Company’s 2021 Omnibus Incentive Plan and the Company’s 2013 Omnibus Incentive Plan, in each case as amended or restated.

“Company Stockholder Approval” means the adoption of this Agreement by (a) the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at the Company Stockholders Meeting and (b) holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders cast on such matter at the Company Stockholders Meeting.

“Company Stockholders Meeting” has the meaning set forth in Section 6.14(a).

“Company Systems” has the meaning set forth in Section 3.10(i).

“Company Termination Fee” means (i) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(f) in order for the Company to enter into a definitive agreement (a) on or prior to the No-Shop Period Start Date or (b) on or prior to the 55th day following the date hereof, with any Exempted Person, an amount equal to $158,000,000 and (ii) if payable in any other circumstance, an amount equal to $316,000,000.

“Company’s Knowledge” or a phrase of similar import means the actual knowledge of any of the individuals identified in Section 10.1 of the Company Disclosure Letter after reasonable inquiry of the employee with primary responsibility for the applicable subject matter.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of non-convertible high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to any Excluded Information) and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such Required Financial Information not misleading under the circumstances in which it was made available and (b) the financial statements included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for a Rule 144A offering of non-convertible high yield debt securities and are sufficient to permit the Company’s auditors to issue customary comfort letters (including providing customary negative assurance over any pro forma financial statements) when customarily required to be delivered during the Marketing Period, subject to their completion of customary procedures. For the avoidance of doubt, Required Financial Information shall not be Compliant if the Company’s auditors have withdrawn their audit opinion related to any audited financial statements included in the Required Financial Information or if any interim financial statements included in the Required Financial Information has not been reviewed by the Company’s auditors in accordance with PCAOB AS 4105.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 26, 2024, between the Company and Sycamore Partners Management, L.P., together with the joinders thereto listed in Section 6.3 of the Company Disclosure Letter.

“Contract” means, with respect to any Person, any agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession or other legally binding arrangement to which such Person or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company.

“Cybersecurity Measures” means any reasonably necessary emergency measures taken after the date hereof in good faith and in compliance with applicable law and any Privacy Obligations by the Company and its Subsidiaries in response to a cybersecurity attack, breach or similar incident, solely to the extent necessary for the protection of its information technology or any stored Personal Information.

“DAP Issuer” has the meaning set forth in the DAP Rights Agreement.

“DAP Right” has the meaning set forth in Section 2.1(c).

“DAP Right Rights Agent” has the meaning set forth in the Recitals.

“DAP Rights Agreement” has the meaning set forth in the Recitals.

“Debt Commitment Letters” means (i) each of the executed debt commitment letters dated as of the date hereof in connection with the U.S. retail pharmacy segment of the Company (together with the related Redacted Fee Letters, term sheets and any other annexes, exhibits, schedules and other attachments thereto, the “U.S. Retail Debt Commitment Letters”), (ii) the executed debt commitment letters dated as of the date hereof in connection with the international business segment of the Company (together with the related Redacted Fee Letters, term sheets and any other annexes, exhibits, schedules and other attachments thereto, and any similarly redacted engagement letter or fee credit letter, the “International Debt Commitment Letters”), (iii) each of the executed debt commitment letters dated as of the date hereof in connection with the specialty pharmacy business of the Company (together with the related Redacted Fee Letters, term sheets and any other annexes, exhibits, schedules and other attachments thereto, the “Specialty Pharmacy Commitment Letters”) and (iv) the executed debt commitment letters dated on or about the date hereof in connection with the financing of certain owned real property located in the United States and Puerto Rico of the Company (together with the related Redacted Fee Letters, term sheets and any other annexes, exhibits, schedules and other attachments thereto, the “PropCo Commitment Letters”), as each of the foregoing (i) through (iv) may be terminated, amended, supplemented, modified or waived from time to time after the date hereof in compliance with Section 6.11(a).

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Sources” means the financial institutions identified in any Debt Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Person that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to any Debt Commitment Letter or otherwise, including the parties to any joinder agreements, indentures or credit agreements (or similar definitive financing documents) entered into in connection therewith, together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Debt Tender Offer” has the meaning set forth in Section 6.18(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Discharge” has the meaning set forth in Section 6.18(c).

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) that are held by a holder of such Company Common Stock who has not voted in favor of the Merger or consented thereto in writing and properly and validly demands appraisal rights of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“DTC” has the meaning set forth in Section 2.2(b)(iii).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case whether or not subject to ERISA, and any other agreement, plan, policy or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, change in control, retention, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, vacation, fringe benefit, and all unexpired severance and employment agreements for the benefit of, or relating to, any current or former officer, employee or other service provider of the Company or any of its Subsidiaries (or any of their respective beneficiaries), but excludes any plan, agreement, or arrangement required to be maintained by non-U.S. law.

“Entire Village Sale” has the meaning set forth in the DAP Rights Agreement.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety (to the extent relating to Hazardous Substances), or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of, or contamination by, any Hazardous Substance or (c) wetlands protection.

“Equity Financing” has the meaning set forth in Section 4.5.

“Equity Financing Sources” has the meaning set forth in Section 4.5.

“Equity Funding Letters” have the meaning set forth in Section 4.5.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Estimated Costs” have the meaning set forth in Section 6.17.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” has the meaning set forth in the definition of Required Financial Information.

“Exempted Person” means any Person or group of Persons (so long as, in the case of a group of Persons, the members of such group who were members of such group immediately prior to the No-Shop Period Start Date constitute more than 50% of the equity financing and voting control of such group of Persons at all times following the No-Shop Period Start Date), from whom the Company, its Subsidiaries or any of their respective Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, and such Acquisition Proposal has not been withdrawn and has not expired or been terminated as of the No-Shop Period Start Date. Notwithstanding anything herein to the contrary, any Exempted Person shall cease to be an Exempted Person for all purposes of this Agreement upon the earlier of (a) such time as the Acquisition Proposal made by such Person is withdrawn, expires or is terminated and (b) the 55th day following the date hereof.

“Existing Credit Facilities” means (i) that certain Three-Year Revolving Credit Agreement, dated as of August 9, 2023, by and among inter alios, the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, (ii) that certain Delayed Draw Term Loan Credit Agreement, dated as of August 9, 2023, by and among inter alios, the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, (iii) that certain Delayed Draw Term Loan Credit Agreement, dated as of December 19, 2022, by and among inter alios, the Company, the lenders party thereto from time to time and Toronto Dominion (Texas) LLC, as administrative agent and (iv) that certain Five-Year Revolving Credit Agreement, dated as of June 17, 2022, by and among inter alios, the Company, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, in each case, as the foregoing may be amended, restated, supplemented, refinanced, replaced or otherwise modified prior to the Merger Closing Date.

“Existing Notes” means, collectively, (i) the 3.600% Notes due 2025 issued by the Company pursuant to the indenture, dated as of November 18, 2014, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “2014 Indenture”); (ii) the 3.450% Notes due 2026 issued by the Company pursuant to the indenture, dated as of December 17, 2015, by and between the Company and Wells Fargo Bank, National Association, as trustee (as supplemented by the first supplemental indenture, dated as of October 13, 2021, the “2015 Indenture”); (iii) the 2.125% Notes due 2026 issued by the Company pursuant to the 2014 Indenture; (iv) the 8.125% Notes due 2029 issued by the Company pursuant to the 2015 Indenture; (v) the 3.200% Notes due 2030 issued by the Company pursuant to the 2015 Indenture; (vi) the 4.500% Notes due 2034 issued by the Company pursuant to the 2014 Indenture; (vii) the 4.400% Notes due 2042 issued by Walgreen Co. pursuant to the indenture, dated as of July 17, 2008, by and between Walgreen Co. and Wells Fargo Bank, National Association, as trustee (the “2008 Indenture” and, together with the 2014 Indenture and the 2015 Indenture, the “Indentures”); (viii) the 4.800% Notes due 2044 issued by the Company pursuant to the 2014 Indenture; (ix) the 4.650% Notes due 2046 issued by the Company pursuant to the 2015 Indenture; and (x) the 4.100% Notes due 2050 issued by the Company pursuant to the 2015 Indenture.

“Financial Advisor” has the meaning set forth in Section 3.18.

“Financing” has the meaning set forth in Section 4.5.

“Financing Letters” have the meaning set forth in Section 4.5.

“Financing Sources” means the Equity Financing Sources, the Preferred Equity Financing Sources and the Debt Financing Sources.

“Foreign Investment Laws” means any federal, state, local, domestic, foreign, international or supranational laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement in effect from time to time that are designed or intended to prohibit, restrict, regulate or screen foreign investments into such jurisdiction or country.

“FSR” means the Regulation (EU) 2022/2560 of the European Parliament and of the Council of 14 December 2022 on foreign subsidies distorting the internal market.

“Funding Capacity” means an amount equal to (a) the Funding Limit minus (b) the Net Funded Amount.

“Funding Limit” shall have the meaning set forth on Section 5.1(g) of the Company Disclosure Letter.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic (whether federal, state or local) court, tribunal, arbitral body (public or private), administrative agency or commission; any other governmental or regulatory authority, agency or instrumentality; any entity, agency or public department or similar body or Person exercising regulatory, administrative, or permit-issuing authority; any quasi-governmental authority of any nature; or any other self-regulatory body (including any stock exchange).

“Governmental Program” means all United States federal, state or local healthcare or reimbursement programs administered or funded by a Governmental Entity, including any “Federal Health Care Program” as defined in 42 U.S.C. § 1320a-7b(f); all such programs managed by third parties with or for the benefit of, or sponsored, in whole or in part, by any Governmental Entity; and all similar or successor programs.

“Guarantor” and “Guarantors” have the meaning set forth in the Recitals.

“Hazardous Substance” means: (a) any substance that is regulated by, or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to, any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Healthcare Laws” means any and all laws applicable to the healthcare business and operations of the Company or any of its Subsidiaries, including, without limitation: (i) any and all billing, coding, coverage, underwriting, compliance, documentation, reporting, or reimbursement law applicable to the items or services offered or provided by the Company or any of its Subsidiaries, (ii) laws governing Medicare Parts A, B, C and D, Medicaid, Medicaid managed care, TRICARE, the Federal Employee Health Benefit Program and all other Company Payment Programs, (iii) laws related to the claims made or advertising, promotional or marketing efforts undertaken by Company or any of its Subsidiaries, including with respect to prescription drugs or controlled substances, (iv) laws relating to fraudulent, abusive, or unlawful practices connected with the provision of healthcare items or services, or the offer, payment, solicitation, or acceptance of improper incentives in connection therewith, including 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” any state anti-kickback law, and 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law,” (v) HIPAA and all applicable state healthcare privacy or medical records privacy or retention laws, (vi) improper self-referrals laws including 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., commonly referred to as the “Stark Law,” and all state laws pertaining to self-referrals, (vii) 31 U.S.C. §§ 3729 et seq., commonly referred to as the “False Claims Act”, and all state law false claims prohibitions, (viii) 42 U.S.C. §§ 1320a-7, 7a and 7b, commonly referred to as the “Federal Fraud Statutes,” (ix) 31 U.S.C. § 3801 et seq., commonly referred to as the “Federal Program Fraud Civil Remedies Act,” and 18 U.S.C. § 1347, commonly referred to as the “Federal Health Care Fraud Law,” (x) 42 U.S.C. § 1320a-7h, commonly referred to as the “Physician Payment Sunshine Act,” (xi) any and all laws administered by the U.S. Food and Drug Administration, including 21 U.S.C. § 301 et seq., known as the “Federal Food, Drug, and Cosmetic Act” and 42 U.S.C. § 262 et seq., known as the “Public Health Service Act,” (xii) 42 U.S.C. § 256b (Section 340B of the Public Health Service Act); (xiii) Pub. L. 116-260, Division BB, Title I, commonly referred to as the “No Surprises Act”; (xiv) Pub. L. 100-293, commonly referred to as the Prescription Drug Marketing Act of 1987; (xv) all laws administered by the U.S. Drug Enforcement Administration including 21 U.S.C. § 801 et seq., commonly referred to as the “Controlled Substances Act,” (xvi) all laws regarding the corporate practice of a healthcare profession or fee-splitting, (xvii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (xviii) laws relating to the practice of pharmacy, the operation of pharmacies, the wholesale distribution, dispensing, labeling, packaging, repackaging, storage, recordkeeping, advertising, adulteration or compounding of drug products or controlled substances, (xix) laws relating to the provision of healthcare items or services remotely or electronically, including, but not limited to, telemedicine laws, (xx) public health data collection and reporting laws, including those established by the U.S. Centers for Disease Control and Prevention, (xxi) laws regarding licensure, accreditation or certification of providers or suppliers of healthcare items or services, (xxii) laws related to healthcare insurance, administration of healthcare claims or benefits for, or processing or payment for, healthcare items or services, including such administration and processing, payment activities, the contracting and administration of provider networks, utilization review/management, and other related services conducted by third-party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (xxiii) laws relating to value-based care and/or risk-sharing arrangements and or licensure, accreditation or certification required in connection therewith; (xxiv) laws relating to risk adjustment activities and/or the use of artificial technology in healthcare; (xxv) laws related to any purchasing mechanism or device that purports to offer discounts, rebates, or access to discounts or rebates to any Person for the retail purchase of prescription drugs or healthcare services; and (xxvi) any and all laws, rules or other legal requirements or issued pursuant to any of the above, as amended from time to time, or any similar successor law, rule or legal requirement.

“Healthcare Notification Laws” means any law (excluding those governing authorizations, permits, licenses, and franchises from Governmental Entities required to conduct the business of the Company and its Subsidiaries as now being conducted) that requires any Party or their respective Affiliates to notify, or obtain the consent of, a Governmental Entity with respect to the Merger and the other Transactions, by reason of the fact, in whole or in part, that any Party or its respective Affiliates are considered healthcare providers, healthcare entities, or similar entities as defined by applicable law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations set forth at 45 C.F.R. Parts 160 – 164, as amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time (a) a director, manager or officer of the Company or any of its Subsidiaries or (b) a director or manager serving at the request of, or otherwise on behalf of, the Company or any of its Subsidiaries on a board of directors or comparable governing body of any member of the VPMC Group (excluding, for the avoidance of doubt, the members of the Sale Committee in their capacities as such).

“Indentures” has the meaning set forth in the definition of “Existing Notes.”

“Initial Closing” means the consummation of the transactions set forth in Section 1.3(d) of the Company Disclosure Letter.

“Initial Closing Consideration” means the aggregate consideration payable at the Initial Closing pursuant to Section 1.3(d) of the Company Disclosure Letter.

“Initial Closing Date” means the date on which the Initial Closing occurs.

“Intellectual Property” means any and all intellectual or other similar proprietary rights, including any and all (a) patents, trademarks, trade names, domain names, copyrights, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

“Interim Investors Agreement” means that certain Interim Investors Agreement, dated as of the date hereof, entered into by and among the Specified Holders, Parent and the Equity Financing Sources.

“International Debt Commitment Letters” has the meaning set forth in the definition of “Debt Commitment Letters.”

“Intervening Event” means any material event, development or occurrence that was not known to the Company Board as of the date hereof (or, if known, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement) and becomes known to the Company Board after the date hereof and prior to the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequences thereof constitute or be deemed to be an Intervening Event.

“Labor Agreement” has the meaning set forth in Section 5.1(j).

“law” means any law (including common law), act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other contractual rights to use or occupy any land (including, for the avoidance of doubt, pursuant to any ground lease), buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries for (a) any retail store with adjusted operating income in excess of $3,000,000 for the 12 months ended August 31, 2024 or (b) any non-retail facility in excess of 25,000 square feet.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements included in the Company SEC Reports filed prior to the date hereof of the Company in accordance with GAAP, (c) liens related to the Financing (including any permitted alternative financing) or arising from actions of Parent or Merger Sub, (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Limited Guarantee” has the meaning set forth in Section 4.6.

“Location and Real Property Rationalization Plan” means the process of the Company and its Subsidiaries to adjust the location and real property portfolio of the Company and its Subsidiaries as set forth in Annex A to Section 5.1 of the Company Disclosure Letter.

“Manager” means any former or current executive vice president of the Company.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information and such Required Financial Information is Compliant and (ii) the conditions set forth in Section 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Initial Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.3 (other than Section 7.3(e)) to fail to be satisfied, assuming that the Initial Closing Date were to be scheduled for any time during such 15 consecutive Business Day period; provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (A) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information, (B) the Company issues a public statement indicating its intent to restate any International Financial Statements or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, or (C) the Required Financial Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such 15 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such Compliant updated Required Financial Information; provided further that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.11 is obtained. If the Company shall in good faith reasonably believe it has delivered the applicable Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered); provided that (i) each of June 20, 2025 and November 28, 2025 shall not be considered a Business Day for the purposes of the Marketing Period (for the avoidance of doubt, the aforementioned dates shall be excluded for purposes of, but shall not restart, the 15 consecutive Business Day period), (ii) if the Marketing Period has not ended on or prior to August 19, 2025, then the Marketing Period shall commence no earlier than September 2, 2025; and (iii) if the Marketing Period has not ended on or prior to December 19, 2025, then the Marketing Period shall commence no earlier than January 5, 2026.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance (which the Company represents is set forth in Section 6.6 of the Company Disclosure Letter).

“Merger” has the meaning set forth in the Recitals.

“Merger Closing” means the consummation of the Merger.

“Merger Closing Date” means the date on which the Merger Closing occurs.

“Merger Consideration” has the meaning set forth in Section 2.1(c).

“Merger Sub” has the meaning set forth in the preamble.

“Net Funded Amount” has the meaning set forth in Section 5.1(g) of the Company Disclosure Letter.

“New Plans” means employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“No-Shop Period Start Date” has the meaning set forth in Section 6.1(a).

“Notice Period” has the meaning set forth in Section 6.1(e).

“Offer Documents” has the meaning set forth in Section 6.18(d).

“Old Plans” has the meaning set forth in Section 6.8(b).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the preamble.

“Parent Entities” has the meaning set forth in the Recitals; provided that, for the avoidance of doubt, the Equity Financing Sources shall not be deemed a “Parent Entity” for any purpose of this Agreement.

“Parent Expenses” has the meaning set forth in Section 8.3(d).

“Parent Material Adverse Effect” means any effect, change, event, occurrence or development that would reasonably be expected to prevent, or materially impair or delay, the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions or otherwise perform any of its obligations under this Agreement.

“Parent Related Parties” has the meaning set forth in Section 10.10(c)(i).

“Parent Termination Fee” means an amount equal to $560,000,000.

“Village Sale” has the meaning set forth in the DAP Rights Agreement.

“Paying Agent” means a bank or trust company mutually acceptable to Parent and the Company, which shall be engaged by Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means the funds held by the Paying Agent, initially deposited pursuant to the first sentence of Section 2.2(a), for purposes of paying the Per Share Cash Consideration in accordance with Section 2.2, it being agreed that the Payment Fund shall exclude any amounts to be reinvested pursuant to the Reinvestment (but for the avoidance of doubt, shall include the Initial Closing Consideration deposited by the Company with the Paying Agent pursuant to Section 2.2(a)).

“Payoff Letters” means payoff letters in customary form and substance from the administrative agent or other similar agents under each of the Existing Credit Facilities, which payoff letters shall indicate the applicable payoff amount thereunder required to be paid to fully satisfy all obligations under such Existing Credit Facility as of the anticipated Merger Closing Date (and the daily accrual thereafter), provide for the termination of such Existing Credit Facility and all related guarantees and instruments thereunder upon receipt of the applicable payoff amount (other than contingent obligations that by their terms survive such termination) and, if applicable, provide for the automatic release of all liens on the equity interests, assets and properties of the Company and its Subsidiaries securing the obligations under such Existing Credit Facility.

“Per Share Cash Consideration” has the meaning set forth in Section 2.1(c).

“Performance Share Vesting Date” has the meaning set forth in Section 2.3(d)(ii).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Personal Information” means any and all information which, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household; and any other information which constitutes “personal data,” “personal information,” “personally identifiable information” (or similar term) under applicable laws. Personal Information includes, without limitation, PHI.

“PHI” means, collectively, “protected health information” as defined in 45 C.F.R. § 160.103 and “electronic health information” as defined in 45 C.F.R. § 171.102, that is in the possession or under the control of the Company or any of its Subsidiaries (including their respective workforces) or any of their business associates (as such term is defined by HIPAA).

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

“Preferred Equity Commitment Letters” have the meaning set forth in Section 4.5.

“Preferred Equity Financing” has the meaning set forth in Section 4.5.

“Preferred Equity Financing Sources” means the investors identified in the Preferred Equity Commitment Letters, together with the other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Preferred Equity Financing and each other Person that commits to provide or otherwise provides the Preferred Equity Financing in accordance with this Agreement, whether by joinder to the Preferred Equity Commitment Letters or otherwise, together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Privacy Laws” means laws that govern the processing of Personal Information, and any such legal requirement governing privacy, data security, data or security breach notification, including, without limitation, HIPAA, the Information Blocking Rules, Section 5 of the Federal Trade Commission Act, the Electronic Communications Privacy Act of 1986, the Stored Communications Act, the Children’s Online Privacy Protection Act, and other United States state laws concerning privacy, data protection and/or data security, the CAN-SPAM Act, the Telephone Consumer Protection Act and any analogous legislation in any jurisdiction in which the Company or any Subsidiary carries on its business and/or from which the Company or any Subsidiary collects Personal Information, in each case, to the extent applicable to the Company and its Subsidiaries.

“Privacy Obligations” means (i) the Company’s and its Subsidiaries’ written policies relating to the processing of Personal Information to the extent required by applicable Privacy Laws, (ii) the Privacy Laws, (iii) all applicable industry standards including, without limitation, the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands, and (iv) all applicable contractual obligations entered into by the Company or any Subsidiary relating to Personal Information processed by the Company or such Subsidiary.

“Private Payment Program” means those private, non-Governmental Programs, health care plans or other third-party payors, including private insurance, managed care plans, accountable care organizations, clinically integrated networks, employer-sponsored programs under ERISA, health maintenance organizations, and physician hospital organizations, under which healthcare providers or suppliers, directly or indirectly, receive payment for the provision of services or goods to members of the applicable program, in each case including any pharmacy benefit manager administering such program or plan, and in each case excluding any Company Employee Plan.

“Prohibited Amendments” has the meaning set forth in Section 6.11(a).

“Proxy Statement” has the meaning set forth in Section 6.14(a).

“Qualified Person” means any Person or group of Persons who has made an Acquisition Proposal that did not result from a material breach of Section 6.1 that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal; provided, however, that such Qualified Person shall cease being a “Qualified Person” if such Acquisition Proposal is withdrawn or the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) such Acquisition Proposal is not, and could not reasonably be expected to lead to, a Superior Proposal.

“Recommendation” has the meaning set forth in Section 6.1(e)(i).

“Recommendation Change Notice” has the meaning set forth in Section 6.1(e).

“Redacted Fee Letters” means the fee letters referred to in any Debt Commitment Letter in which the only redactions relate to fee amounts, “market flex” provisions, pricing provisions, pricing caps or “securities demand” provisions; provided that such redactions do not, and do not relate to any terms that could, adversely affect the conditionality, enforceability, availability or termination, or reduce the aggregate principal amount below the Required Financing Amount, of the Debt Financing or other funding being made available by such financing source.

“Reinvestment” has the meaning set forth Section 4.5.

“Reinvestment Agreement” has the meaning set forth in the Recitals.

“Release” means any release, spill, emission, leaking, injection, emptying, pumping, escaping, dumping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Repatriation Confirmation” has the meaning set forth in Section 6.17.

“Repatriation Jurisdiction” has the meaning set forth in Section 6.17.

“Repatriation Notice” has the meaning set forth in Section 6.17.

“Repatriation Response” has the meaning set forth in Section 6.17.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Aggregate Amount” means an amount sufficient to pay (i) the Merger Consideration, (ii) any indebtedness contemplated or required to be paid, redeemed or otherwise satisfied in connection with the Transactions and (iii) all related fees, expenses and other amounts, in each case of clauses (i), (ii) and (iii), required to be paid by Parent and Merger Sub on the Merger Closing Date in connection with the consummation of the Transactions.

“Required Financial Information” means (a) all the financial statements described in paragraph 9 of Exhibit E of the International Debt Commitment Letters as in effect as of the date hereof, with respect to the financing of the Company’s international segment (and related audit reports) (the “International Financial Statements”); (b) any financial information and data derived from the historical books and records of the Company and its Subsidiaries reasonably requested by Parent in writing to the extent necessary to permit Parent to prepare the pro forma financial statements required pursuant to paragraph 10 of Exhibit E of the International Debt Commitment Letters with respect to the financing of the Company’s international segment as in effect as of the date hereof; provided that the Company shall reasonably cooperate with Parent in the preparation of, but shall have no obligation to prepare, any such pro forma financial statements; and (c) such other pertinent and customary financial or related information of the Company and its Subsidiaries as Parent shall reasonably request in writing of the type and form that are customarily included in an offering memorandum with respect to an offering of non-convertible high yield debt securities by the Company’s international segment pursuant to Rule 144A promulgated under the Securities Act; provided that in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (A) “segment reporting,” consolidating financial statements, separate subsidiary financial statements and other financial statements, data and analysis that would be required by Sections 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X or Item 302 of Regulation S-K, (B) CD&A and other information required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes” or “description of indebtedness,” or other information customarily provided by the Financing Sources or their counsel, (D) risk factors relating to all or any component of the Financing, (E) any pro forma financial statements, projections or other prospective information, (F) information regarding any post-Merger Closing or pro forma cost savings, synergies, capitalization, ownership information or other post-Merger Closing or pro forma adjustments, and (G) other information customarily excluded from an offering memorandum with respect to an offering of non-convertible high yield debt securities pursuant to Rule 144A promulgated under the Securities Act (the information described in clauses (A) through (G), the “Excluded Information”).

“Required Financing Amount” has the meaning set forth in Section 4.5.

“Required Initial Closing Amount” means an amount sufficient to pay the Initial Closing Consideration.

“Restrictive Order” has the meaning set forth in Section 6.4(a)(iv).

“RSU Vesting Date” has the meaning set forth in Section 2.3(c)(ii).

“Sale Committee” means the Sale Committee formed pursuant to the DAP Rights Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 13e-3” has the meaning set forth in Section 6.14(a).

“SEC” means the United States Securities and Exchange Commission.

“second request” has the meaning set forth in Section 6.4(b).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Proceeds Cap Amount” has the meaning set forth in the DAP Rights Agreement.

“Shields Purchaser” has the meaning set forth on Section 6.16 of the Company Disclosure Letter.

“Significant GFR Supplier” has the meaning set forth in Section 3.22(a).

“Significant GNFR Supplier” has the meaning set forth in Section 3.22(b).

“Significant Pharmacy Company Payment Program” has the meaning set forth in Section 3.22(d).

“Significant Pharmacy Supplier” has the meaning set forth in Section 3.22(c).

“Significant Shields Customer” has the meaning set forth in Section 3.22(f).

“Significant Supplier, Payor or Customer” has the meaning set forth in Section 3.22(g).

“Significant US Healthcare Company Payment Program” has the meaning set forth in Section 3.22(e).

“Social Security Act” means the Social Security Act of 1935.

“Solvent” has the meaning set forth in Section 4.7.

“Specified Company Permits” mean the Company Permits identified as Specified Company Permits in Section 7.1(b)(ii) of the Company Disclosure Letter.

“Specialty Pharma Debt Commitment Letters” has the meaning set forth in the definition of “Debt Commitment Letters.”

“Specified Holders” means the Persons listed on the signature pages to the Voting Agreement as “SP Investors”.

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Effective Time.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person, or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner or managing member.

“Superior Proposal” means any bona fide Acquisition Proposal made by a third party after the date of this Agreement to acquire, directly or indirectly, more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the Transactions (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal (including financial, regulatory, legal and other aspects of such proposal) and this Agreement (including any written, binding offer by Parent to amend the terms of this Agreement) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant. In no event shall an Acquisition Proposal be considered a “Superior Proposal” if it was solicited, initiated, facilitated, encouraged or negotiated in material breach of Section 6.1 by the Company.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes, imposts, levies or other similar assessments imposed by any Governmental Entity, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes, together with any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Topco” has the meaning set forth in the Recitals.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the Voting Agreement, the Reinvestment Agreement and the DAP Rights Agreement, including the Merger, the Reinvestment and the Financing; provided that the term “Transactions” or the words “transactions contemplated hereby” or “transactions contemplated by this Agreement” shall not include the Carveout Transactions with respect to (i) any representation or warranty to the extent intended to address the consequences of (x) the Transactions or (y) the execution, delivery or performance of this Agreement (including Section 3.4, Section 3.13(b), Section 3.14(h), Section 3.17, Section 3.19 or Section 3.20), or (ii) solely to the extent related thereto, the condition set forth in Section 7.3(a).

“Unaffiliated Company Stockholders” means the holders of shares of Company Common Stock excluding the Specified Holders, Parent, the individual set forth on Section 4.10 of the Parent Disclosure Letter and any of their respective Affiliates.

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

“U.S. Retail Debt Commitment Letter” has the meaning set forth in the definition of “Debt Commitment Letters.”

“Village Interim Sale Proceeds” means the net (i.e., net of expenses and taxes) cash proceeds actually received by the Company or any of its Subsidiaries, or the VPMC Group, in consideration of any Village Sale, to the extent such net cash proceeds are retained for the purposes of funding the VMPC Group businesses and either (i) contributed to the VPMC Group following the date hereof and prior to Closing or (ii) contributed to the DAP Issuer at or prior to the Closing.

“VPMC Group” means Village Practice Management Company Holdings, LLC or any of its Subsidiaries.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail, in each case to the intended recipient as set forth below:

(a) if to a Parent Entity, to:

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, NY 10019

Email: [***]

Attn: [***]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: [***]

E-mail: [***]

(b) if to the Company, to:

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: [***]

E-mail: [***]

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement, the Voting Agreement, the Reinvestment Agreement and the DAP Rights Agreement (and the documents and instruments referred to herein, including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof. Notwithstanding anything to the contrary, the (a) Confidentiality Agreement shall remain in effect in accordance with its terms and (b) the Company Disclosure Letter shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL.

10.4 Third Party Beneficiaries; No Recourse.

(a) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options, Company DSUs, Company RSUs and Company Performance Share Awards to receive the consideration set forth in Article I, (c) unless the Effective Time shall have occurred, the right of the Company, on behalf of the holders of shares of Company Common Stock, Company Stock Options, Company DSUs, Company RSUs and Company Performance Share Awards to pursue claims for damages for any breach of this Agreement by the Parent Entities, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the Transactions to holders of shares of Company Common Stock, Company Stock Options, Company DSUs, Company RSUs and Company Performance Share Awards, including loss of premium offered to such holders) and any damages, settlements, or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, as applicable, be (x) distributed, in whole or in part, by the Company to the holders of Company Common Stock of record as of any date determined by the Company; or (y) retained by the Company for the use and benefit of the Company on behalf of the holders of shares of Company Common Stock, Company Stock Options, Company DSUs, Company RSUs and Company Performance Share Awards in any manner the Company deems fit, (d) the rights of Persons who are explicitly provided to be third-party beneficiaries of the Limited Guarantee, the

Equity Funding Letters and the Reinvestment Agreement solely to the extent of the rights set forth therein, (e) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 10.10(c), (f) the rights of the Company’s Subsidiaries and the respective Representatives of the Company and its Subsidiaries set forth in Section 6.11(c) and Section 6.18 and (g) with respect to the Debt Financing Sources and the Preferred Equity Financing Sources, the provisions of this Section 10.4 (Third Party Beneficiaries), the last sentence of Section 8.4 (Modification or Amendment), Section 10.5 (Assignment), Section 10.9 (Governing Law), Section 10.10 (Remedies), Section 10.11 (Submission to Jurisdiction) and Section 10.12 (WAIVER OF JURY TRIAL) (and the related defined terms contained in the foregoing provisions), each of which shall expressly inure to the benefit of the Debt Financing Sources and the Preferred Equity Financing Sources and which the Debt Financing Sources and the Preferred Equity Financing Sources shall be entitled to rely on and enforce the provisions of as they relate to the Debt Financing Sources and the Preferred Equity Financing Sources.

(b) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions may only be made against the entities that are expressly identified as signatories hereto and no Parent Related Party (other than each Guarantor to the extent set forth in such Guarantor’s Limited Guarantee or each Equity Financing Source to the extent set forth in such Equity Financing Sources’ Equity Funding Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against the Parent Entities hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than the Parent Entities or any payment from a Guarantor to the extent set forth in the applicable Limited Guarantee).

(c) The Company, on behalf of itself and each Company Related Party, hereby (x) waives any and all rights or claims against the Debt Financing Sources and Preferred Equity Financing Sources in connection with this Agreement, the Debt Financing, the Preferred Equity Financing or any of the agreements entered into in connection with the Debt Financing, the Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, (y) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source or Preferred Equity Financing Source in connection with this Agreement, the Debt Financing or Preferred Equity Financing, as applicable, or any of the agreements entered into in connection with the Debt Financing, Preferred Equity Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (z) agrees that no Debt Financing Source or Preferred Equity Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Financing, the Preferred Equity Financing, the Debt Commitment Letters, the Preferred Equity Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder. For the avoidance of doubt, nothing in this Section 10.4(c) shall limit the rights of the Parent Entities (or, after the Merger Closing, the Surviving Corporation or any of its Subsidiaries) against the Debt Financing Sources under this Agreement, the Debt Financing, the Preferred Equity Financing, the Debt Commitment Letters, the Preferred Equity Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each Parent Entity (i) may assign, in whole or in part, this Agreement or any or all of its rights (but not its obligations) hereunder to one or more of its Affiliates controlled by Sycamore Partners Management, L.P. that was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement (provided that no such assignment shall (w) affect the obligations of any such Affiliate who has committed to provide Equity Financing under the applicable Equity Funding Letter or the Guarantors under the Limited Guarantees, (x) impede or delay the consummation of the Transactions or (y) relieve the Parent Entities of any of its obligations under this Agreement or (z) except with respect to transactions included in Section 6.16 of the Company Disclosure Letter, impose any incremental Tax cost or withholding on the Company or any of its stockholders) and (ii) may, from and after the Merger Closing, assign in whole or in part, this Agreement or any or all of its rights and obligations hereunder to one or more of its Affiliates or for collateral security purposes to any lender or Debt Financing Sources; provided, further that no such assignment shall relieve such party of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Exhibit or Schedule to, this Agreement; (i) except with respect to agreements and Contracts listed on the Company Disclosure Letter, references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time; (j) unless the context otherwise requires, any definition of or reference to any law or any provision of any law herein shall be construed as referring to such law as from time to time amended, supplemented or modified, including by succession of comparable successor laws and references to the rules and regulations promulgated thereunder or pursuant thereto; (k) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (l) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (m) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; (n) references to “make available” or “made available” shall include availability through an electronic data room, through EDGAR or otherwise, in each case at least four hours prior to the execution of this Agreement; and (o) covenants and agreements of the Company pursuant to this Agreement with respect to Subsidiaries of the Company that are not directly or indirectly wholly owned by the Company shall only require the Company to take, or refrain from taking, such actions to the extent of the Company’s (or its applicable Subsidiaries’) ability (contractual or otherwise) to take, or refrain from taking, or, as applicable, to cause such non-wholly owned Subsidiaries to take, or refrain from taking, such actions (including, with respect to the VPMC Group, taking into account the VPMC Operating Agreement, any loans or advances from the Company and any forbearance agreements with the Company) in respect of covenants and agreements of the Company pursuant to this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware; provided that, except as specifically set forth in the Debt Commitment Letters or the Preferred Equity Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) involving any of the Debt Financing Sources in any way relating to the Debt Commitment Letters or the Preferred Equity Financing Sources in any way relating to the Preferred Equity Commitment Letters, as applicable, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence and Section 10.10(c), the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Sections 8.3 and 10.10(c) (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent Entities would have entered into this Agreement. Notwithstanding the foregoing or anything else to the contrary herein, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies in connection with enforcing the applicable Parent Entity’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the applicable Equity Funding Letter and to effect the applicable Closing in accordance with Section 1.3 (but not the right of the Company to such injunctions, specific performance or other equitable remedies for any other reason) shall be subject in all events to the requirements that (i) the Marketing Period has ended and the satisfaction, or express written waiver by the Parent Entities, of all conditions precedent to the obligations of the Parent Entities to consummate the Transactions set forth in Sections 7.1, 7.3 and 7.4 (other than those conditions that by their nature are to be satisfied at the applicable Closing, but subject to such conditions being satisfied at such Closing) at the time when the applicable Closing would have been required to occur pursuant to Section 1.3, but for the failure of the Equity Financing to be funded, (ii) the Debt Financing and the Preferred Equity Financing (including any alternative financing that has been obtained in accordance with Section 6.11(b)) have been funded or will be funded in accordance with the terms thereof at the applicable Closing if the Equity Financing is or were to be funded at the applicable Closing, and (iii) the Company has irrevocably confirmed in writing to Parent that (x) if specific performance is granted and the Equity Financing, the Preferred

Equity Financing and the Debt Financing were funded, then it would take such actions required of it by this Agreement to cause the applicable Closing to occur and (y) it stands ready, willing and able to consummate the Initial Closing or the Merger, as applicable. The parties hereto agree not to assert that a remedy of specific enforcement is contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that (x) in no event shall the Company or any Company Related Party (other than the Parent Entities (or, after the Merger Closing, the Surviving Corporation or any of its Subsidiaries)) be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source and (y) any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) in the event that the Company shall terminate this Agreement in circumstances where the Parent Termination Fee is owed pursuant to Section 8.3(c), then, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.3(c) shall, together with any indemnification for or reimbursement of any applicable expenses pursuant to Section 6.11(c), 6.15, 6.16, 6.17, 6.18 or 8.3(e), be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company, the Company Related Parties or any other Person arising out of or in connection with this Agreement, the Financing Letters or the Limited Guarantee, the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof), any breach (including any Willful Breach) or failure to perform hereunder or thereunder, the failure of the Merger or the other Transactions to be consummated, or any matter forming the basis for such termination, and, upon payment of such amount, neither the Company, any Company Related Party nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent Entities, any Guarantor, the Financing Sources or any of their respective representatives (including any investment banker, financial advisors, attorneys, accountants or other advisors) or any of their respective Affiliates or any of their or their Affiliates’ respective direct or indirect, former, current or future general or limited partners, stockholders, equityholders, securityholders, financing sources, managers, members, directors, officers, representatives, employees, controlling persons, agents or assignees (collectively, the “Parent Related Parties”, it being understood that, for the avoidance of doubt, the Specified Holders and their Affiliates shall not be Parent Related Parties for any purpose hereunder) for any loss or damage arising out of or in connection with any breach (including any Willful Breach) or failure to perform under this Agreement, the Financing Letters or the Limited Guarantee, any of the Transactions (or the abandonment or termination thereof), the failure of the Merger or the other Transactions to be consummated or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided that nothing in this Section 10.10(c) shall limit the rights of the Company, its Subsidiaries and their respective

Representatives under the Confidentiality Agreement, the Voting Agreement or to be indemnified and reimbursed for expenses in accordance with Sections 6.11(c), 6.15, 6.16, 6.17, 6.18 or 8.3(e). For the avoidance of doubt, subject to the proviso in the immediately preceding sentence, upon payment to the Company of such Parent Termination Fee, none of the Parent Entities or the Parent Related Parties or any of their representatives, including any investment banker, financial advisor, any Debt Financing Source, attorney, accountant or other advisor, agent, representative or affiliate shall have any further liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement or the Transactions.

(ii) in the event that the Parent Entities or their designee shall become entitled to receive full payment of the Company Termination Fee pursuant to Section 8.3(b), then the Parent Entities’ right to receive payment of the Company Termination Fee pursuant to Section 8.3(b) shall, together with any reimbursement of applicable expenses pursuant to Section 8.3(e), be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Parent Entities, the Parent Related Parties or any other Person arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) any breach (including any Willful Breach) or failure to perform hereunder, the failure of the Merger or the other Transactions to be consummated, or any matter forming the basis for such termination, and, upon payment of such amount, none of the Parent Entities or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future officers, directors, partners, stockholders, managers, members, financing sources, representatives, employees, controlling persons, agents or Affiliates or any other Person claiming by, through or for the benefit of the Company (collectively, “Company Related Parties”) arising out of or in connection with this Agreement (including any Willful Breach), any of the Transactions, the failure of the Merger or the other Transactions to be consummated or any matters forming the basis for such termination; provided that nothing in this Section 10.10(c) shall limit the rights of the Parent Entities or any of their applicable Representatives under the Confidentiality Agreement or the Voting Agreement or to be indemnified and reimbursed for expenses in accordance with Section 8.3(e); and

(iii) in connection with any loss suffered by the Company or any Company Related Party arising out of or in connection with this Agreement, the Financing Letters or the Limited Guarantees and the Transactions, including as a result of the failure of the transactions contemplated hereby and thereby to be consummated or for a breach (including Willful Breach) or failure to perform hereunder or otherwise (other than in the circumstances in which the Company is entitled to receive Parent Termination Fee pursuant to Section 8.3(c)) the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of the Parent Entities and Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, and in no event shall the Company or any Company Related Party seek or be entitled to recover from any Parent Entity or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount, including through any Parent Entity or any Parent Related Party or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, through a claim based in tort, contract or otherwise (except that the Parent Entities shall be obligated to the Company under the Confidentiality Agreement, Section 8.3(e) and for any of its expense reimbursement and indemnification obligations contained in Sections 6.11(c), 6.15, 6.16, 6.17 and 6.18).

(iv) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee pursuant to Section 8.3(b), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the Company Termination Fee, and in no event shall any Parent Entity or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself, the Parent Entities and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount (except that the Company shall be obligated to Parent under the Confidentiality Agreement and Section 8.3(e)). Notwithstanding the foregoing, the Parent Entities acknowledge and agree that they shall not be entitled to monetary damages for any breach of Section 6.15, 6.16, 6.17 or 6.18 by the Company and that their sole and exclusive remedy for any breach of Section 6.15, 6.16, 6.17 or 6.18 by the Company shall be specific performance (and the Company acknowledges and agrees that such remedy shall be available against it).

(v) For the avoidance of doubt, while each of the Company and the Parent Entities may pursue both a grant of specific performance in accordance with Section 10.10(b) and the payment of the Company Termination Fee or the Parent Termination Fee, as applicable, under Section 8.3(b) or Section 8.3(c) respectively, or the recovery of monetary damages subject to the limitations set forth in Section 10.10(c)(iii) or Section 10.10(c)(iv), under no circumstances shall the Company or the Parent Entities be permitted or entitled to receive both (1) a grant of specific performance of the Equity Financing to be funded that results in a Closing and consummation of the Transactions and (2) any money damages, including monetary damages in lieu of specific performance and all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable, and in no event shall the Company Related Parties or the Parent Related Parties be entitled to receive any damages whatsoever if the Parent Termination Fee or the Company Termination Fee, as applicable, is paid (except for any obligations arising under the Confidentiality Agreement, Section 8.3(e), Section 6.11(c), Section 6.15,

Section 6.16, Section 6.17 and Section 6.18). The parties acknowledge and agree that the fact that the parties have agreed to this Section 10.10(c) shall not be deemed to affect any party’s right to specific performance under Section 10.10(b) (subject to the limitations set forth therein). Notwithstanding the foregoing, no Debt Financing Source shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with any Debt Commitment Letter, this Agreement, the Transactions, or with respect to any activities related to the Debt Financing.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law. Notwithstanding the foregoing, the Company, on behalf of itself and each Company Related Party, (v) agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources, the Preferred Equity Financing Sources and their respective former, current or future affiliates and their former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, agents, representatives, controlling persons, advisors or attorneys and any heirs, successors or assigns of any of the foregoing in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Commitment Letters, the Preferred Equity Commitment Letters and any transactions contemplated thereby, including the Debt Financing, the Preferred Equity Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York or, in either case, any appellate court thereof, (w) agrees that any such action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise involving the Debt Financing Sources or the Preferred Equity Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (x) agrees that service of process upon any such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.2, (y) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court and (z) agrees that the waiver of jury trial set forth in Section 10.12 hereof shall be applicable to any such proceeding.

10.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY LITIGATION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTERS OR PREFERRED EQUITY COMMITMENT LETTERS, THE TRANSACTIONS AND FINANCINGS CONTEMPLATED THEREBY OR THE PERFORMANCE THEREOF, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE OR PREFERRED EQUITY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13 Disclosure Letter. The Company Disclosure Letter shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section or subsection of this Agreement and (b) the other sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of the text of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.14 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.

[Remainder of Page Intentionally Left Blank.]

Parent, Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

BLAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
	Name:	Kevin Burke
	Title:	Co-President

BLAZING STAR MERGER SUB, INC.

By:	/s/ Kevin Burke
	Name:	Kevin Burke
	Title:	Co-President

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Tim Wentworth
	Name:	Tim Wentworth
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF DIVESTED ASSET PROCEED RIGHTS AGREEMENT

BY AND AMONG

[PARENT],

[STAR SUPERCO INC.]

[DAP ISSUER LLC],

[VPM HOLDINGS LLC]

THE SALE COMMITTEE, AS DEFINED HEREIN,

THE SHAREHOLDER REPRESENTATIVE, AS DEFINED HEREIN,

AND

[•], AS RIGHTS AGENT

DATED AS OF [•], 2025

i

ii

FORM OF DIVESTED ASSET PROCEED RIGHTS AGREEMENT

THIS DIVESTED ASSET PROCEED RIGHTS AGREEMENT, dated as of [—], 2025, effective as of the Effective Time (this “Agreement”), is entered into by and among [Star Parent LLC], a Delaware limited liability company (“Parent”), [Star Superco Inc.], a Delaware corporation, [DAP ISSUER LLC], a Delaware limited liability company (the “DAP Issuer”), VPM Holdings LLC, a Delaware limited liability company (“VPM Holdings”), the Sale Committee, the Shareholder Representative, and [—], a [—] corporation, as Rights Agent (the “Rights Agent”)1.

RECITALS

WHEREAS, the Parent Entities, [Blazing Star], a Delaware corporation (the “Company”), and Wing Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of [—], 2025 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, the Parent Entities have agreed to cause DAP Issuer to issue in respect of each share of Company Common Stock and in respect of Company Equity Awards outstanding as of immediately prior to the Effective Time, certain rights to the DAP Right Payment Amounts if and when payable pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Interpretation; Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) “include”, “includes” and “including” are not limiting;

(ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) “date hereof” refers to the date set forth in the initial caption of this Agreement;

[1]	To be jointly selected prior to the Effective Time.

(iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement;

(vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to a Person are also to its permitted successors and assigns;

(viii) references to an “Article”, “Section”, “Recital”, “preamble”, “Schedule” refer to an Article, Section, Recital or preamble of, or Schedule to, this Agreement;

(ix) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time;

(x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(xi) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and

(xii) covenants and agreements of any member of the Village SPV Group or any of their Affiliates pursuant to this Agreement with respect to the VPMC Group shall require such Person to take, or refrain from taking, or cause VPMC Group to take, or refrain from taking, such actions to the fullest extent of the Village SPV Group’s (A) rights as an equity holder, including under the VPMC Operating Agreement and (B) rights as debt holder, including under the Pre-Closing Primary Facility; provided that such Person shall not be deemed in breach hereof if the taking of any such action, or refraining to take any action, (1) would reasonably be expected to result in a breach of the VPMC Operating Agreement, the Pre-Closing Primary Facility or applicable law or (2) would require any approval of the Sale Committee or Shareholder Representative that has not been received.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Additional Funding” means any Investments made after the date hereof from any Affiliate of the Village SPV Group that is not a member of the Village SPV Group to any Village Entity to the extent made in accordance with the terms of this Agreement.

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“Affiliate Transactions” means any Contracts, transactions or arrangements involving any Village Entity, on the one hand, and any Affiliate of any Village Entity (other than any Village Entity), on the other hand, other than Contracts, transactions or arrangements, in each case on arm’s length terms in the Ordinary Course of Business that are not material. For the avoidance of doubt, for purposes of this Agreement, any Investment by an Affiliate of any Village Entity (other than any Village Entity) into any Village Entity shall constitute an Affiliate Transaction not in the Ordinary Course of Business that requires prior written approval of the Shareholder Representative in accordance with Section 4.1(b)(ii). As of the date of this Agreement, each Parent Entity and their respective Affiliates as of the date hereof shall each be deemed an Affiliate of DAP Issuer.

“Aggregate DAP Rights” means the sum of the number of outstanding DAP Rights listed in the DAP Right Register and the number of Equity Award DAP Rights issuable (upon vesting), in each case, determined as of immediately following the Effective Time (including, for the avoidance of doubt, without duplication, any Forfeited Equity Award DAP Rights).

“Aggregate DAP Right Payment Amount” has the meaning set forth in Section 2.4(a).

“Agreement” has the meaning given to such term in the Preamble.

“Available Cash Balance” means, as of any date of determination, the amount of (i) the Cash and Cash Equivalents of DAP Issuer, minus (ii) the aggregate amount of the Village Sale Expenses actually incurred from January 1, 2025 through the date of determination that remains outstanding and unpaid as of the date of determination, minus (iii) any Village Severance Costs payable by DAP Issuer or any of its Affiliates (other than the VPMC Group) that remains outstanding and unpaid as of the date of determination, minus (iv) the aggregate amount of the Funding Limit to the extent not previously repaid or otherwise reimbursed or settled as of the date of determination, minus (v) the aggregate amount of any Additional Funding to the extent not previously repaid or otherwise reimbursed to the DAP Issuer or any of its Affiliates (other than the VPMC Group) as of the date of determination, minus (vi) if the Company breached the Merger Agreement by the Company or any of its Subsidiaries making Investments into the VPMC Group such that the Net Funded Amount at Closing was in excess of the Funding Limit, the amount of such excess to the extent not previously repaid or otherwise reimbursed to the DAP Issuer or any of its Affiliates (other than the VPMC Group) as of the date of determination, and minus (vii) the DAP Issuer Required Tax Amount. Any Equity Award Catch-up Amounts and any amounts retained by DAP Issuer in respect of Forfeited Equity Award DAP Rights shall not be considered Cash and Cash Equivalents of the Village SPV Group and shall not be included in the calculation of Available Cash Balance.

“Cash and Cash Equivalents” means, as of any time of determination, cash and cash equivalents, calculated in accordance with GAAP. Notwithstanding anything herein to the contrary, “Cash and Cash Equivalents” shall be reduced by any issued by uncleared checks and increased by any deposits of cash in transit, in each case, as of such time of determination.

“Change of Control” means the consummation of any transaction or series of related transactions with one or more Persons that are not Affiliates of the Village SPV Group pursuant to which the direct or indirect equityholders of DAP Issuer immediately prior to such transaction (together with their Affiliates) beneficially own less than 50% of DAP Issuer’s (or the applicable acquiring, resulting or surviving entity’s) voting power immediately after such transaction or series of transactions.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Board” means the board of directors of the Company.

“Company Equity Awards” means Company Stock Options, Company DSUs, Company RSUs or Company Performance Share Awards.

“Credit Support” means letters of credit, bankers acceptances, surety bonds, cash collateral or other restricted cash, financial and performance guarantees and other forms of credit or financial support, in each case (but without duplication) whether or not drawn or utilized.

“DAP Cap Amount” means $3.00.

“DAP Issuer Required Tax Amount” means any Unpaid Taxes of the DAP Issuer.

“DAP Issuer Sub” means [DAP ISSUER SUB LLC], a Delaware limited liability company.

“DAP Right Payment Amount” has the meaning set forth in Section 2.4(a).

“DAP Right Payment Date” means the date that any DAP Right Payment Amount is paid by DAP Issuer to the Holders pursuant to Section 2.4.

“DAP Right Register” has the meaning given to such term in Section 2.3(b).

“DAP Rights” means the divested asset proceed rights issued or issuable (upon vesting) by DAP Issuer under this Agreement.

“Disputed Unsold Village Interests” has the meaning given to such term in Section 2.4(c)(i).

“Entire DAP Right Payment Statement” has the meaning given to such term in Section 2.4(c).

“Entire Village Sale” means a direct or indirect sale, transfer, lease, license, exchange or other disposition (including by means of a merger or other business combination transaction), following the date of the Merger Agreement, the effect of which is to divest 100% of DAP Issuer’s then remaining Unsold Village Interests.

“Equity Award DAP Right” means a DAP Right issued or issuable (upon vesting) to a Holder pursuant to the terms of the Merger Agreement in respect of Company Equity Awards.

“Excess Cash Amount” means an amount, if positive, equal to (i) the Available Cash Balance minus (ii) $200,000,000.

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“Excluded Expenses” means (i) any costs, fees or expenses of DAP Issuer or any of its Affiliates arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement, other than (x) the fees and expenses of the Neutral Auditor and the independent investment bank instructed pursuant to Section 2.4(c)(i), (y) any advisors engaged in connection with any dispute pursuant to Section 2.4(b) or Section 2.4(c) and (z) to the extent contemplated by Section 7.9 and (ii) any costs, fees or expenses paid or payable by any member of the VPMC Group (and not payable by DAP Issuer or any of its Affiliates (other than the members of the VPMC Group)).

“Fair Market Value” means the fair market value of any Unsold Village Interests determined in accordance with Section 2.4(c)(i).

“Forfeited Equity Award DAP Right” means any Equity Award DAP Right that was issuable (but not yet issued) and has been forfeited (and is no longer issuable) as a result of a termination of employment or service in accordance with Section 2.3 of the Merger Agreement.

“Funding Limit” has the meaning given to such term in the Merger Agreement.

“Holder” means a Person in whose name a DAP Right or the right to receive (upon vesting) a DAP Right in accordance with Section 2.3 of the Merger Agreement is registered in the DAP Right Register.

“Interim Distributions” means payments to the Holders in respect of the DAP Rights pursuant to Section 2.4(a)(i).

“Interim Distribution DAP Right Payment Statement” has the meaning given to such term in Section 2.4(b)(i).

“Interim Distribution Amount” means a Mandatory Distribution Amount, a Discretionary Distribution Amount or a Unanimous Distribution Amount, as applicable.

“Interim Distribution Shareholder Proceeds” means, as of any date of determination, with respect to an Interim Distribution, the product of (i) the Shareholder Portion and (ii) the Interim Distribution Amount; provided that, for the avoidance of doubt, if, with respect to any Interim Distribution, the Village Aggregate Shareholder Proceeds Amount (after giving effect to the payment of the applicable Interim Distribution Shareholder Proceeds payable with respect to such Interim Distribution) would result in a Holder of any outstanding DAP Right receiving aggregate DAP Right Payment Amounts in respect of such DAP Right in excess of the DAP Cap Amount, then the applicable Interim Distribution Shareholder Proceeds shall be reduced to the extent necessary such that, after giving effect to the payment of the Interim Distribution Shareholder Proceeds with respect to such Interim Distribution, such Holder of such DAP Right shall have received aggregate DAP Right Payment Amounts in respect of such DAP Right equal to the DAP Cap Amount.

“Interim Distribution Shareholder Proceeds Per DAP Right” means an amount equal to (i) the Interim Distribution Shareholder Proceeds divided by (ii) the number of Aggregate DAP Rights).

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“Investment” means, with respect to any Person, any direct or indirect investment, including any advance, loan or other extension of credit, any Credit Support, capital contribution by (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

“law” means any law (including common law), act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation of any Governmental Entity.

“Merger Agreement” has the meaning given to such term in the Recitals.

“Neutral Auditor” has the meaning given to such term in Section 2.4(c)(v).

“Notice of Agreement” has the meaning given to such term in Section 2.4(b)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(b)(ii).

“Objections” has the meaning given to such term in Section 2.4(b)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of DAP Issuer, in his or her capacity as such an officer.

“Parent” has the meaning given to such term in the Preamble.

“Parent Member” means the member of the Sale Committee appointed by DAP Issuer, whom shall initially be [___]2.

“Parent Member Initiated Sale” has the meaning given to such term in Section 4.3(e).

“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, U.S. Public Law 114-74, together with any binding administrative guidance issued thereunder or successor provisions and any similar provisions of state, local or non-U.S. Laws.

“Permitted Transfer” means (i) the transfer of any or all of the DAP Rights upon death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the DAP Rights are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the DAP Rights to a requirement of registration under the Securities Act or the Exchange Act or (B) in the case of a transferring corporation, DAP Issuer shall have reasonably determined after consultation with counsel that such distribution does not subject the DAP Rights to a requirement of registration

[2]	Note to Draft: Individual to be identified in the Agreement.

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under the Securities Act or the Exchange Act), (v) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity and (vi) in the case of DAP Rights held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner.

“Pre-Closing Company-Village Loans” means, collectively, loans or advances from the Company under the Pre-Closing Primary Facility as of January 1, 2025, including all interest and other amounts that are paid in kind and capitalized to the principal amount thereof on the terms provided under the Pre-Closing Primary Facility.

“Pre-Closing Primary Facility” means the Credit Agreement, dated as of January 3, 2023 (as amended, restated, amended and restated, supplemented, waived or otherwise modified and in effect as of the date of the Merger Agreement), by and among VPMC and Village Practice Management Company, LLC, a Delaware limited liability company and a direct and wholly-owned Subsidiary of VPMC, as co-borrowers, the administrative agent party thereto (the “Pre-Closing Administrative Agent”) and the lenders from time to time party thereto.

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Referral Notice” has the meaning given to such term in Section 2.4(c)(i).

“Remaining Asset Amount” means the aggregate Fair Market Value, as of the Sale Deadline, of all Unsold Village Interests.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Committee” means a committee comprised of the Shareholder Member, the Specified Holders Member and the Parent Member, which committee shall (except as otherwise specified herein) act by majority vote. Any instrument or document executed by a majority of the individual members of the Sale Committee (except as otherwise specified herein), in their capacity as members of the Sale Committee, shall be deemed a valid execution of such instrument or document on behalf of the Sale Committee.

“Sale Committee Persons” has the meaning given to such term in Section 3.1(a).

“Sale Committee Expense Amount” has the meaning given to such term in Section 3.3(b).

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“Sale Deadline” means (i) the four (4) year anniversary of the Effective Time or (ii) if one or more Village Sales Agreements is executed prior to the four (4) year anniversary of the Effective Time (or the Sale Deadline as determined by the provisos to this definition) but the Village Sale contemplated thereby, as applicable, has not closed, the Sale Deadline shall be the date sixty (60) days following the date all such Village Sales Agreements have either been terminated or any and all closings under such Village Sales Agreements have occurred; provided that the Sale Deadline shall be automatically extended for successive one (1) year periods unless DAP Issuer, in its sole discretion, delivers written notice of termination to the Sale Committee and the Rights Agent at least 20 Business Days prior to the then-applicable Sale Deadline, and such date, as extended, shall be the “Sale Deadline” for all purposes of this Agreement.

“Sale Deadline Net Proceeds” means, as of the Sale Deadline, in the event there is no Entire Village Sale prior to such Sale Deadline, the sum, if positive, of (i) the Remaining Asset Amount, plus (ii) the Available Cash Balance, minus (iii) without duplication, the hypothetical Unpaid Taxes that would be taken into account pursuant to this Agreement (including under the definition of Available Cash Balance) if the Remaining Asset Amount resulted from a sale for cash of the equity interests in VPMC directly held by the applicable Village SPVs and such amount was distributed up the chain to DAP Issuer.

“Sale Deadline Shareholder Proceeds” means, as of the Sale Deadline, the product of (i) the Shareholder Portion and (ii) the Sale Deadline Net Proceeds; provided that, for the avoidance of doubt, if the Village Aggregate Shareholder Proceeds Amount (after giving effect to the payment of the Sale Deadline Shareholder Proceeds) would result in a Holder of any outstanding DAP Right receiving aggregate DAP Right Payment Amounts in respect of such DAP Right in excess of the DAP Cap Amount, then the Sale Deadline Shareholder Proceeds shall be reduced to the extent necessary such that, after giving effect to the payment of the Sale Deadline Shareholder Proceeds, such Holder of such DAP Right shall have received aggregate DAP Right Payment Amounts in respect of such DAP Right equal to the DAP Cap Amount.

“Sale Deadline Shareholder Proceeds Per DAP Right” means an amount equal to (i) the Sale Deadline Shareholder Proceeds divided by (ii) the number of Aggregate DAP Rights.

“Shareholder Member” means the member of the Sale Committee appointed by the Shareholder Representative, whom shall initially be [ ]3.

“Shareholder Portion” means 0.70.

“Shareholder Representative” means a committee, or Person controlled by a committee, comprised of [—], [—] and [—], all of whom were individual members of the Company Board immediately prior to the Effective Time, who shall act by majority vote on behalf of the Holders as their sole and exclusive representative in their capacities as Holders for all matters in connection with this Agreement; provided, however, that the individual members of the committee comprising or controlling the Shareholder Representative shall act free of direction or instruction from any other members of the Company Board immediately prior to the Effective

[3]	Note to Draft: Individual to be identified in the Agreement. To be a member of the Company Board immediately prior to the Effective Time.

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Time, though the individual members of the committee comprising or controlling the Shareholder Representative may communicate with such former members regarding the status and substance of this Agreement. Any instrument or document executed by a majority of the individual members of the committee comprising or controlling the Shareholder Representative, in the committee’s capacity as such, shall be deemed a valid execution of such instrument or document on behalf of the Shareholder Representative.

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Initiated Sale” has the meaning given to such term in Section 4.3(e).

“Shareholder Representative Matters” has the meaning given to such term in Section 4.1(a).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Specified Holders” means the “Specified Holders” set forth in the Merger Agreement, together with their Affiliates and permitted successors and assigns.

“Specified Holders Member” means the member of the Sale Committee appointed by the Specified Holders, whom shall initially be [___]4.

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Unpaid Taxes” means, for the applicable member of the Village SPV Group or the DAP Issuer, as of the applicable date of determination or distribution, the unpaid taxes owed or reasonably expected to be owed, for tax periods (or the portion thereof) ending on or prior to such date. In the case of the DAP Issuer, Unpaid Taxes shall be calculated as though (i) the DAP Issuer were a domestic corporation within the meaning of Section 7701(a) of the Code and that (a) the DAP Issuer owned (x) 100% of DAP Issuer Sub, a Delaware limited liability company that is treated as a corporation for U.S. federal income tax purposes and (y) a 99% interest in VPM TopCo, a Delaware limited liability company that is treated as a partnership corporation for U.S. federal income tax purposes, (b) DAP Issuer Sub owned 1% of VPM TopCo, (c) VPM TopCo owns 100% of the stock of VPM Holdings, a Delaware limited liability company that is treated as a corporation for U.S. federal income tax purposes and (iv) except as described in clauses (a), (b) or (c), none of the DAP Issuer, DAP Issuer Sub or VPM TopCo own any assets and (ii) the Taxes of the DAP Issuer are paid to the extent (and only to the extent) a distribution is made by the DAP Issuer pursuant to clause (ii) of Section 2.4(a)(viii). If a Village Entity incurs a debt to pay an unpaid tax owed or reasonably expected to be owed described in the first sentence of this definition, such debt shall (without duplication) be treated as an Unpaid Tax. In no event shall Unpaid Taxes include any Taxes actually included dollar for dollar in a prior determination of Unpaid Taxes.

[4]	Note to Draft: Individual to be identified in the Agreement.

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“Unsold Village Interests” means, without duplication of amounts included in clause (i) of the definition of Available Cash Balance, all of (i) DAP Issuer’s direct or indirect equity interests in the VPMC Group, (ii) DAP Issuer’s direct or indirect interest in the Pre-Closing Company-Village Loans, and (iii) without duplication, any non-Cash or Cash Equivalent property then held by the Village Entities (other than the VPMC Group and the Village Blockers), in each case as of the Sale Deadline.

“Village Aggregate Shareholder Proceeds Amount” means, with respect to a DAP Right Payment Amount, the sum, without duplication, of (i) the amount of the DAP Right Payment Amount and (ii) the sum, without duplication, of all prior DAP Right Payment Amounts actually made to Holders.

“Village Blockers” means Kinnevik US Holdings, LLC, a Delaware limited liability company, THV VMD Blocker, LLC, a Delaware limited liability company, and Oak HC/FT VMD Blocker, LLC, a Delaware limited liability company.

“Village Business” means the business and operations carried on by the VPMC Group.

“Village Entities” means DAP Issuer, the VPMC Group and each direct and indirect Subsidiary of DAP Issuer that directly or indirectly owns any equity interests in any member of the VPMC Group. For the avoidance of doubt, as of the date hereof, the Village Entities shall include the Village Blockers.

“Village Sale” means a direct or indirect sale, transfer, lease, license, exchange or other disposition (including by means of a merger or other business combination transaction) (i) of any portion of the consolidated assets of the VPMC Group, (ii) of any portion of the DAP Issuer’s direct or indirect equity interests in the Village Entities or (iii) the effect of which is to divest the DAP Issuer of any portion of its direct or indirect Investment in the VPMC Group, including an Entire Village Sale.

“Village Sale Agreements” means executed binding definitive transaction documents providing for a Village Sale.

“Village Sale Expenses” means (i) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer, registration, documentary, stamp or similar Taxes (“Transfer Taxes”)) incurred from January 1, 2025 in connection with a Village Sale by the Company, DAP Issuer or any of their respective Subsidiaries (other than the VPMC Group), the Sale Committee and the Shareholder Representative, (ii) any amounts expressly deemed to be Village Sale Expenses hereunder and (iii) the fees and expenses of the Rights Agent, the Neutral Auditor and the independent investment bank instructed pursuant to Section 2.4(c)(i), in each case which are documented in reasonable detail, prepared in good faith, and certified by DAP Issuer and approved by the Sale Committee; provided, that Village Sale Expenses shall exclude any Excluded Expenses.

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“Village Severance Costs” means compensation, cost of benefits and other costs due to be paid (including the employer portion of any Taxes paid related thereto) by DAP Issuer or any of its Affiliates (other than the VPMC Group) to employees of the VPMC Group or of DAP Issuer or its applicable Affiliate providing services to the business and operations carried on by the VPMC Group, in connection with a termination of employment from the VPMC Group (or DAP Issuer or such Affiliate, as applicable), in each case provided that such termination of employment occurs as a result of (and within one (1) month of) a Village Sale.

“Village SPV” means each Village Entity, other than DAP Issuer and the members of the VPMC Group.

“Village SPV Group” means DAP Issuer and the Village SPVs.

“Village Shareholder Proceeds” means, with respect to the Entire Village Sale, the product of (A) the Shareholder Portion and (B) the Available Cash Balance after giving effect to the consummation of such Entire Village Sale; provided that, for the avoidance of doubt, if the Village Aggregate Shareholder Proceeds Amount (after giving effect to the payment of the Village Shareholder Proceeds) would result in a Holder of any outstanding DAP Right receiving aggregate DAP Right Payment Amounts in respect of such DAP Right in excess of the DAP Cap Amount, then the Village Shareholder Proceeds shall be reduced to the extent necessary such that, after giving effect to the payment of the Village Shareholder Proceeds, such Holder of such DAP Right shall have received aggregate DAP Right Payment Amounts in respect of such DAP Right equal to the DAP Cap Amount.

“Village Shareholder Proceeds Per DAP Right” means an amount equal to (i) the Village Shareholder Proceeds divided by (ii) the number of Aggregate DAP Rights.

“VPM TopCo” means [VPM TOPCO LLC], a [Delaware] limited liability company.

“VPMC” means Village Practice Management Company Holdings, LLC.

“VPMC Group” means VPMC and its Subsidiaries.

“VPMC Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of VPMC dated as of January 3, 2023, as such agreement may be amended from time to time following the date hereof.

ARTICLE II

DIVESTED ASSET PROCEED RIGHTS

Section 2.1 Issuance of DAP Rights; Appointment of Rights Agent.

(a) DAP Issuer shall issue the DAP Rights pursuant to the terms of the Merger Agreement, and the DAP Rights shall represent the right of the Holders to receive, and the obligation of DAP Issuer to pay, in respect of each DAP Right held by such Holder, each DAP Right Payment Amount (if any) if and when payable pursuant to this Agreement. The registration on the books and records of DAP Issuer and the administration of the DAP Rights shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

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(b) DAP Issuer hereby appoints [—] to act as the Rights Agent for the DAP Rights in accordance with this Agreement and the Rights Agent hereby accepts such appointment.

Section 2.2 Nontransferable. The DAP Rights or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The DAP Rights shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “DAP Right Register”) for the registration of DAP Rights in a book-entry position for each Holder and transfers of DAP Rights as herein provided. The DAP Right Register shall set forth the name and address of each Holder, the number of DAP Rights held by such Holder and, if applicable, the U.S. taxpayer identification number of such Holder. The DAP Right Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers). Each of DAP Issuer and the Shareholder Representative may receive and inspect a copy of the DAP Right Register, from time to time, upon written request made to the Rights Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall deliver a copy of the DAP Right Register, as then in effect, to DAP Issuer and the Shareholder Representative at the address set forth in Section 7.1.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a DAP Right must be in writing and accompanied by a written instrument of transfer and any other documentation requested by DAP Issuer or the Rights Agent in form reasonably satisfactory to DAP Issuer and the Rights Agent, duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, promptly register the transfer of the DAP Rights in the DAP Right Register. All duly transferred DAP Rights registered in the DAP Right Register shall be the valid obligations of DAP Issuer, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a DAP Right shall be valid until registered in the DAP Right Register, and any transfer not duly registered in the DAP Right Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). No Equity Award DAP Right shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Holder, except as would not subject the Holder to any Taxes pursuant to Section 409A of the Code. Any transfer or assignment of the DAP Rights shall be without charge (other than the cost of any Transfer Taxes, which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the DAP Right Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the DAP Right Register.

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Section 2.4 Payment Procedures; Payment Amount.

(a) Subject to Section 2.4(a)(vi), the Holders shall be entitled to, and the DAP Issuer shall pay, the following payments in respect of the DAP Rights (each such payment, a “DAP Right Payment Amount” and, in the aggregate, without duplication, the “Aggregate DAP Right Payment Amount”):

(i) Payment for Interim Distribution. Subject to the procedures set forth in Section 2.4(b) with respect to any Mandatory Distribution Amount pursuant to Section 4.1(e)(i), upon a required Interim Distribution pursuant to Section 4.1(e)(i) or a request for an Interim Distribution by the Sale Committee pursuant to Section 4.1(e)(ii) or Section 4.1(e)(iii), each Holder of an outstanding DAP Right shall, in respect of each such DAP Right, be entitled to and shall receive the Interim Distribution Shareholder Proceeds Per DAP Right with respect to such Interim Distribution.

(ii) Payment for Entire Village Sales. Subject to the procedures set forth in Section 2.4(c), upon the receipt by DAP Issuer of proceeds in respect of any Entire Village Sale, if the amount of Available Cash Balance following receipt of such proceeds is a positive number, each Holder of a DAP Right shall, in respect of such DAP Right, be entitled to and shall receive the Village Shareholder Proceeds Per DAP Right. For the avoidance of doubt, this Section 2.4(a)(ii) and Section 2.4(c) shall apply to an Entire Village Sale that has been consummated after the date of the Merger Agreement and prior to the date of this Agreement to the extent that the proceeds from such Entire Village Sale were not previously added to the Per Share Cash Consideration in connection with the Closing under Section 2.1(c) of the Merger Agreement.

(iii) Payment upon Sale Deadline. Subject to the procedures set forth in Section 2.4(c), upon the occurrence of the Sale Deadline, if the amount of the Sale Deadline Net Proceeds is a positive number, each Holder of an outstanding DAP Right shall, in respect of such DAP Right, be entitled to and shall receive the Sale Deadline Shareholder Proceeds Per DAP Right.

(iv) Deferred Cash Consideration. To the extent that any consideration pursuant to any Village Sale includes any deferred cash consideration that is received following an Entire Village Sale or Sale Deadline (including pursuant to any escrow, holdback or similar amount and including any such deferred cash consideration in connection with a Village Sale consummated prior to the Closing), each Holder of an outstanding DAP Right shall be entitled to and shall receive an amount with respect to such DAP Right equal to the Shareholder Portion of (A) (x) the amount of such deferred cash consideration actually received by DAP Issuer minus (y) the DAP Issuer Required Tax Amount (it being agreed and understood that any such Village Sale deferred cash received by a Village SPV and distributed up the chain to DAP Issuer shall be subject to additional applicable reductions for Unpaid Taxes pursuant to Section 2.6) divided by (B) the number of Aggregate DAP Rights; provided that the amount of such payments shall be reduced to the extent necessary to ensure that no Holder of any outstanding DAP Right receives aggregate DAP Right Payment Amounts in respect of such DAP Right in excess of the DAP Cap Amount.

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Such amounts shall be paid by DAP Issuer, within five (5) Business Days after its receipt thereof (or, if later, five (5) Business Days following the determination of the DAP Issuer Required Tax Amount pursuant to Section 2.4(f)), directly to the Rights Agent for payment to the Holders, except as set forth in Section 2.4(a)(vi) below in respect of Equity Awards DAP Rights.

(v) Change of Control. Notwithstanding anything herein to the contrary, in the event of a Change of Control, the date that is 60 days prior to the anticipated date of consummation of such Change of Control shall be deemed for all purposes hereunder as the occurrence of the Sale Deadline and, subject to the procedures set forth in Section 2.4(c), if the amount of the Sale Deadline Net Proceeds is a positive number, each Holder of an outstanding DAP Right shall, in respect of such DAP Right, be entitled to and shall receive the Sale Deadline Shareholder Proceeds Per DAP Right. For the avoidance of doubt, DAP Issuer agrees that the payment in full of the Sale Deadline Shareholder Proceeds to the Holders with respect to such deemed Sale Deadline shall occur no later than concurrently with the closing of any such Change of Control.

(vi) Equity Award DAP Rights.

(A) Any DAP Right Payment Amount payable in respect of an Equity Award DAP Right that has not yet been issued (including, for the avoidance of doubt, any Forfeited Equity Award DAP Rights) as of the date of the calculation of the applicable DAP Right Payment (such amounts, the “Equity Award Catch-up Amounts”) shall not be distributed to Holders on the applicable DAP Right Payment Date but, except in the case of any Forfeited Equity Award DAP Right, shall be deposited by DAP Issuer into a segregated bank account of DAP Issuer at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders of Equity Award DAP Rights (other than, for the avoidance of doubt, any Forfeited Equity DAP Rights) and invested in one or more Qualified Investments until paid pursuant to the terms hereof (“Equity Award Catch-up Account”). Upon vesting of the right to receive any Equity Award DAP Right in accordance with Section 2.3 of the Merger Agreement following the Closing Date, the Holder shall receive (and DAP Issuer shall issue any pay) (i) the Equity Award DAP Right and (ii) an amount in cash from the Equity Award Catch-up Account equal to the aggregate Equity Award Catch-up Amounts (if any) in respect of such Equity Award DAP Right. In the event any Equity Award DAP Right that is issuable upon vesting (but has not yet been issued) becomes a Forfeited Equity Award DAP Right, any Equity Award Catch-up Amounts in respect of such Forfeited Equity Award DAP Right shall be released to DAP Issuer from the Equity Award Catch-up Account (and, for the avoidance of doubt, shall not be considered Cash and Cash Equivalents or included in the calculation of Available Cash Balance). Notwithstanding anything to the contrary contained in this Agreement, other than in connection with (x) payments to Holders pursuant to this Section 2.4(a)(vi) and (y) the release to DAP Issuer of amounts in respect of Forfeited Equity Award DAP Rights, the DAP Issuer shall not withdraw any amounts from the Equity Award Catch-up Account without the prior written consent of the Shareholder Representative. In the case of any Equity Award DAP Payment that, as of a DAP Right Payment Date,

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has become a Forfeited Equity Award DAP Right, no DAP Right Payment Amount shall be payable to the Holder or the Rights Agent with respect thereto and, instead, such DAP Right Payment Amount shall be retained by the DAP Issuer (and, for the avoidance of doubt, shall not be considered Cash and Cash Equivalents or included in the calculation of Available Cash Balance) or, at the DAP Issuer’s election, paid to an Affiliate of the DAP Issuer.

(B) Notwithstanding anything to the contrary in this Agreement, (i) payment in respect of any DAP Right shall only be made in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), provided that the parties hereby acknowledge and agree that any DAP Right Payment Amounts paid beyond the fifth (5th) anniversary of the Effective Time shall be paid if such DAP Right Payment Amounts are subject to a substantial risk of forfeiture under Section 409A of the Code and shall constitute “short-term deferrals” within the meaning of Treasury Regulation Section1.409A-1(b)(4), and (ii) in lieu of payment by the DAP Issuer to the Rights Agent of any DAP Right Payment Amount that is payable to a Holder of Equity Award DAP Rights, such DAP Right Payment Amount may be retained by DAP Issuer and paid to the Holder through the payroll of the DAP Issuer or one of its Affiliates.

(vii) Notwithstanding anything to the contrary in this Agreement, in no event shall the Aggregate DAP Right Payment Amounts result in a Holder of any outstanding DAP Right receiving aggregate DAP Right Payment Amounts in respect of such DAP Right in excess of the DAP Cap Amount.

(viii) Notwithstanding anything to the contrary in this Agreement, the Sale Committee shall permit (i) each Village SPV to use any cash of such Village SPV to pay any Unpaid Taxes of such Village SPV and (ii) the DAP Issuer to use any cash held by the DAP Issuer to make payments from time to time to its owner in amounts that do not exceed the Unpaid Taxes of the DAP Issuer as of such time.

(ix) In connection with any payment of a DAP Right Payment Amount, the remaining portion of any Interim Distribution Amount, Sale Deadline Net Proceeds, Available Cash Balance, deferred cash compensation or other distributable amount shall (without duplication) be released to an Affiliate of the DAP Issuer designated by the DAP Issuer (each, a “Remaining Distribution”).

(b) Procedure for Interim Distribution Events.

(i) In the event of a Mandatory Distribution Amount pursuant to Section 4.1(e)(i), DAP Issuer shall promptly deliver to the Shareholder Representative and the Sale Committee (with a copy to the Rights Agent) DAP Issuer’s good faith written calculation, in reasonable detail (including, for the avoidance of doubt, the calculation of the DAP Issuer Required Tax Amount) and with supporting documentation, work papers and receipts of the Interim Distribution Shareholder Proceeds and the resulting Interim Distribution Shareholder Proceeds Per DAP Right (the “Interim Distribution DAP Right Payment Statement”).

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(ii) Within five (5) Business Days after receipt of the Interim Distribution DAP Right Payment Statement, the Shareholder Representative shall deliver to DAP Issuer and the Rights Agent a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Interim Distribution DAP Right Payment Statement. During such five (5) Business Day period, DAP Issuer shall cooperate with and permit the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of DAP Issuer and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the Interim Distribution DAP Right Payment Statement and the amounts underlying the calculation of the Interim Distribution Shareholder Proceeds and the resulting Interim Distribution Shareholder Proceeds Per DAP Right.

(iii) If the Shareholder Representative delivers a Notice of Agreement, then any Interim Distribution Shareholder Proceeds Per DAP Right shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(d) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Interim Distribution DAP Right Payment Statement.

(iv) Any Notice of Objection shall contain the Shareholder Representative’s calculation of the Interim Distribution Shareholder Proceeds and the resulting Interim Distribution Shareholder Proceeds Per DAP Right that the Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, DAP Issuer and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, that to the extent that DAP Issuer and the Shareholder Representative are unable to resolve all Objections during such ten (10) Business Day period, such Objections shall be submitted to KPMG, LLP, or, if such firm is unwilling or unable to fulfill such role, another independent accounting firm mutually agreed by DAP Issuer and the Shareholder Representative (the “Neutral Auditor”). The Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any Objections and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon DAP Issuer and its Affiliates, the Sale Committee, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be Village Sale Expenses. Upon such resolution, the Sale Committee, DAP Issuer and the Shareholder Representative shall notify the Rights Agent of such resolution and Interim Distribution Shareholder Proceeds Per DAP Right, as finally determined by the Neutral Auditor, shall be due and payable to the Holders in respect of each outstanding DAP Right held by such Holder pursuant to the procedures set forth in this Section 2.4.

(c) Procedure for the Entire Village Sale or upon the Sale Deadline.

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(i) For a period of ten (10) Business Days following the occurrence of the Sale Deadline, DAP Issuer and the Shareholder Representative shall attempt in good faith to agree on the Fair Market Value of the Unsold Village Interests using a generally accepted valuation method. If DAP Issuer and the Shareholder Representative so mutually agree, then the Fair Market Value as agreed between the parties shall be final and binding on the parties hereto and the Holders. If DAP Issuer and the Shareholder Representative do not mutually agree on the Fair Market Value of the Unsold Village Interests within such ten (10) Business Day period, then, with respect to the Unsold Village Interests on which DAP Issuer and the Shareholder Representative do not agree on the Fair Market Value (a “Disputed Unsold Village Interest”), either DAP Issuer or the Shareholder Representative may, by written notice to the other (the “Referral Notice”), determine to refer such dispute to an independent investment banking firm. In the event that either DAP Issuer or the Shareholder Representative determines to refer such dispute to an independent investment banking firm, then, within five (5) Business Days following the delivery of the Referral Notice, each of DAP Issuer and the Shareholder Representative shall separately, by written notice to the other, select an internationally recognized independent investment banking firm that is regularly engaged in providing financial advisory services in connection with mergers and acquisitions and instruct such investment banks to select and mutually agree upon a third such internationally recognized independent investment banking firm to be retained, which such third independent investment banking firm shall be instructed by the parties to, within twenty (20) Business Days from the date of its retention, prepare and deliver to DAP Issuer, the Sale Committee and the Shareholder Representative such investment banking firm’s written determination of the Fair Market Value of such Disputed Unsold Village Interests. Notwithstanding anything to the contrary contained in this Section 2.4, in the event that DAP Issuer or any Village SPV (other than the Village Blockers) enters into a definitive agreement to sell any Unsold Village Interests after the Sale Deadline but prior to the final payment of the Sale Deadline Shareholder Proceeds, then the Fair Market Value of each such Unsold Village Interests for purposes of this Section 2.4(c)(i) shall be the greater of (A) the Fair Market Value as determined by either (1) the mutual consent of DAP Issuer and the Shareholder Representative or (2) the instructed independent investment banking firm and (B) the price of such Unsold Village Interests set forth in such definitive agreement. The determination of the Fair Market Value of any Disputed Unsold Village Interests in accordance with this Section 2.4(c)(i) shall be final and binding upon DAP Issuer and its Affiliates, the Sale Committee and the Shareholder Representative and any other Person (including the Holders) for purposes of calculating the Remaining Asset Amount. The costs, fees and expenses of the instructed independent investment banking firm shall be Village Sale Expenses.

(ii) Promptly following the completion of the Entire Village Sale or the occurrence of the Sale Deadline, but in no event later than twenty (20) Business Days thereafter (or with respect to the Sale Deadline, if later, three (3) Business Days following the date that Fair Market Value of all Unsold Village Interests has been determined in accordance with Section 2.4(c)(i) above), DAP Issuer shall deliver to the Shareholder Representative (with a copy to the Rights Agent) the DAP Issuer’s good faith written calculation of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, as applicable, and the resulting Village Shareholder Proceeds Per DAP Right or Sale Deadline Shareholder Proceeds Per DAP Right, as applicable (the “Entire DAP Right Payment Statement”). Such Entire DAP Right Payment Statement will be accompanied by DAP Issuer’s calculation in reasonable detail of the components of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, as applicable, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts (to the extent applicable), of the DAP Issuer Required Tax Amount and the Village Sale Expenses incurred by DAP Issuer and its Affiliates.

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(iii) Within thirty (30) days after receipt of the Entire DAP Right Payment Statement, the Shareholder Representative shall deliver to DAP Issuer and the Rights Agent a Notice of Agreement or a Notice of Objection to such Entire DAP Right Payment Statement. During such thirty (30) day period, DAP Issuer shall cooperate with and permit the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including, subject to the execution of customary access letters, the external auditors of DAP Issuer) as may be reasonably necessary to verify the accuracy of the Entire DAP Right Payment Statement and the amounts underlying the calculation of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, as applicable, and the resulting Village Shareholder Proceeds Per DAP Right or Sale Deadline Shareholder Proceeds Per DAP Right, as applicable.

(iv) If the Shareholder Representative delivers a Notice of Agreement, then any Village Shareholder Proceeds Per DAP Right or Sale Deadline Shareholder Proceeds Per DAP Right, as applicable, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Entire DAP Right Payment Statement.

(v) If the Shareholder Representative delivers a Notice of Objection to the Sale Committee and DAP Issuer within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, and the resulting Village Shareholder Proceeds Per DAP Right or Sale Deadline Shareholder Proceeds Per DAP Right, as applicable. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, as applicable, and the resulting Village Shareholder Proceeds Per DAP Right or Sale Deadline Shareholder Proceeds Per DAP Right, as applicable, reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(vi) If DAP Issuer does not agree with any of the Objections, the Objections that are in dispute shall be submitted to the Neutral Auditor. The Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any Objections and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon DAP Issuer and its Affiliates, the Sale Committee, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be Village Sale Expenses. Upon such resolution, the Sale Committee, DAP Issuer and the Shareholder Representative shall notify the Rights Agent of such resolution and any Village Shareholder Proceeds Per DAP Right or Sale Deadline Shareholder Proceeds Per DAP Right, as applicable, as finally determined by the Neutral Auditor, shall be due and payable to the Holders in respect of each outstanding DAP Right held by such Holder pursuant to the procedures set forth in this Section 2.4.

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(d) Once any Interim Distribution Shareholder Proceeds Per DAP Right, Village Shareholder Proceeds Per DAP Right, Sale Deadline Shareholder Proceeds Per DAP Right or any deferred cash consideration per DAP Right payable pursuant to Section 2.4(a)(iv), as the case may be, becomes due and payable pursuant to Section 2.4(a)(iv), Section 2.4(b) or Section 2.4(c), respectively, DAP Issuer shall establish a DAP Right Payment Date with respect to the DAP Right Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent, the Sale Committee and Shareholder Representative of the same. Except as set forth in Section 2.4(a)(vi) above in respect of Equity Awards DAP Rights, at least two (2) Business Days prior to such DAP Right Payment Date, DAP Issuer shall cause the Interim Distribution Shareholder Proceeds, the Village Shareholder Proceeds, the Sale Deadline Shareholder Proceeds or the aggregate amount of deferred cash consideration payable pursuant to Section 2.4(a)(iv), as applicable, to be delivered to the Rights Agent, who will in turn, on the DAP Right Payment Date, pay the applicable Interim Distribution Shareholder Proceeds Per DAP Right, Village Shareholder Proceeds Per DAP Right, Sale Deadline Shareholder Proceeds Per DAP Right or deferred cash consideration per DAP Right, as applicable, payable pursuant to Section 2.4(a)(iv) to each of the Holders (i) by check mailed to the address of each Holder as reflected in the DAP Right Register as of the close of business on the last Business Day prior to such DAP Right Payment Date or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the last Business Day prior to such DAP Right Payment Date, by wire transfer of immediately available funds to the account specified on such instruction. DAP Issuer and any of its Subsidiaries and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the DAP Right Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(e) Any funds comprising the cash deposited with the Rights Agent under Section 2.4(c)(vi) that remain undistributed to the Holders twelve (12) months after the DAP Right Payment Date with respect to the Entire Village Sale or the Sale Deadline shall be delivered to DAP Issuer by the Rights Agent, upon demand, and any Holders who have not theretofore received payment in exchange for such DAP Rights shall thereafter look only to DAP Issuer for payment of their claim therefor; provided, that to the extent any deferred cash consideration pursuant to Section 2.4(a)(iv) becomes due and payable after such date, such deferred cash consideration shall be deposited with the Rights Agent pursuant to Section 2.4(c)(vi) and any such funds that remain undistributed shall only be delivered to DAP Issuer twelve (12) months after the Rights Agent’s receipt thereof. Notwithstanding anything to the contrary herein, any portion of the consideration provided by DAP Issuer to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by law, become the property of DAP Issuer free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment laws.

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(f) Reasonably in advance of any distribution pursuant to Section 2.6(a) or (b) or any payment of deferred cash consideration pursuant to Section 2.4(a)(iv), DAP Issuer shall deliver (or cause to be delivered) to the Shareholder Representative and the Sale Committee (with a copy to the Rights Agent) DAP Issuer’s good faith written calculation, in reasonable detail and with supporting documentation and work papers of (A) the Village SPV Distribution Tax Amount or (B) in the case of any payment of deferred cash consideration pursuant to Section 2.4(a)(iv), the DAP Issuer Required Tax Amount (the “Tax Calculation Statement”). Within five (5) Business Days after receipt of the Tax Calculation Statement, the Shareholder Representative shall deliver to DAP Issuer and the Rights Agent a Notice of Agreement or a Notice of Objection with respect to such Tax Calculation Statement, and the procedures in Section 2.4(b) shall govern with respect thereto, mutatis mutandis.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or DAP Issuer.

(a) The DAP Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the DAP Rights to any Holder.

(b) Without limiting any rights of the Rights Agent, Sale Committee, Shareholder Representative or any of the Holders under this Agreement or with respect to the DAP Rights (including the right to payments thereunder pursuant to the terms of this Agreement), the DAP Rights shall not represent any equity or ownership interest in Parent, DAP Issuer or any of their Affiliates, or in any constituent company to the Merger.

Section 2.6 Cash Received by Village SPVs.

(a) If Cash or Cash Equivalents are received or held by any Village SPVs (other than the Village Blockers), including all Cash or Cash Equivalents received from a Village Blocker, as promptly as practicable (but no later than 5 Business Days following such receipt of such Cash or Cash Equivalents), DAP Issuer shall cause such Village SPV (and any other intermediate Village SPV) to distribute such Cash or Cash Equivalents up the chain to DAP Issuer; provided that the amount of such distribution shall be reduced (without duplication) by any Unpaid Taxes of such Village SPV (the “Village SPV Distribution Tax Amount”).

(b) If Cash or Cash Equivalents are received or held by any Village Blocker, DAP Issuer shall use its reasonable best efforts to cause, as promptly as practicable, such Village Blocker to distribute to its equityholders such Cash or Cash Equivalents (and, to the extent of any such distribution received by a Village SPV (other than any Village Blocker), the provisions of Section 2.6(a) shall apply).

ARTICLE III

THE RIGHTS AGENT, SHAREHOLDER REPRESENTATIVE AND SALE COMMITTEE

Section 3.1 Certain Duties and Responsibilities.

(a) None of (i) the Rights Agent, (ii) the Shareholder Representative, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”), or (iii) the Sale Committee, any individual member of the Sale Committee or, as applicable, any of their respective managers, directors, officers,

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employees, agents or other representatives (such Persons described in this clause (iii) in their capacities as such, the “Sale Committee Persons”) shall have any liability or responsibility to any Person (A) of any kind whatsoever for its performance of any duties imposed on the Shareholder Representative or the Sale Committee hereunder or for any actions taken or not taken in connection with this Agreement, (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except to the extent of their gross negligence, bad faith or willful or intentional misconduct. No Shareholder Representative Person or any Sale Committee Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent, any Shareholder Representative Person or any Sale Committee Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the DAP Right Register.

(c) From the Effective Time until the valid termination of this Agreement in accordance with the terms hereof, (i) each individual member of the committee that comprises or controls the Shareholder Representative shall receive a quarterly cash retainer in the amount of $75,000 (the “Shareholder Representative Retainer”), which amount shall be paid by DAP Issuer or one of its Affiliates and (ii) the individual acting as the Shareholder Member on the Sale Committee shall receive a quarterly cash retainer in the amount of $75,000 (the “Shareholder Member Retainer”), which amount shall be paid by DAP Issuer or one of its Affiliates. The amounts payable as Shareholder Representative Retainers and Shareholder Member Retainers shall be Village Sale Expenses.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

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(c) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty; and

(d) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

Section 3.3 Indemnity and Expenses.

(a) DAP Issuer agrees to indemnify, defend and hold harmless each Shareholder Representative Person and each Sale Committee Person for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit, cost, damage or expense (including the reasonable out-of-pocket costs and expenses of defending the Rights Agent, each Shareholder Representative Person and each Sale Committee Person against any claims, charges, demands, investigations, suits or loss or liability), unless it shall have been finally determined by a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s or Sale Committee Person’s, as applicable, gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by DAP Issuer for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. Notwithstanding anything to the contrary, the Sale Committee Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by DAP Issuer to the Sale Committee as fees and charges, but not including reimbursable expenses. Notwithstanding anything to the contrary, the Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by DAP Issuer to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by DAP Issuer in connection with this Section 3.3(a) shall be a Village Sale Expense.

(b) DAP Issuer shall, at the Effective Time, transfer or cause to be transferred from its funds in respect of the Funding Limit to (i) a joint account of DAP Issuer and the Sale Committee funds in the amount of $10,000,000 for use by the Sale Committee (the “Sale Committee Expense Amount”) and (ii) a joint account of DAP Issuer and the Shareholder Representative funds in the amount of $5,000,000 for use by the Shareholder Representative (the

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“Shareholder Representative Expense Amount”). If the Sale Committee or the Shareholder Representative, as applicable, shall require any amounts in excess of the Sale Committee Expense Amount or the Shareholder Representative Expense Amount, as applicable, at the request of the Sale Committee or the Shareholder Representative, as applicable, from time to time, DAP Issuer will promptly pre-fund from its cash on hand to such applicable joint account an amount reasonably specified in good faith by the Sale Committee or the Shareholder Representative, as applicable, in respect of expected expenses of the Sale Committee or the Shareholder Representative, as applicable, in connection with the transactions contemplated by this Agreement (including payments to such advisors as they may choose to engage in connection with the transactions contemplated by this Agreement) and performance of its obligations and duties hereunder; provided that (other than with respect to a Shareholder Representative Initiated Sale) the aggregate amounts required by the Shareholder Representative shall not exceed $5,000,000 per year. Any amounts (and only such amounts) actually spent from the Sale Committee Expense Amount or the Shareholder Representative Expense Amount, as applicable, shall be included in the calculation of Village Sale Expenses hereunder. Any funds from the Sale Committee Expense Amount or the Shareholder Representative Expense Amount, as applicable, that remain unused following the payment in full of the Village Shareholder Proceeds Per DAP Right or the Sale Deadline Shareholder Proceeds Per DAP Right, as applicable, pursuant to and in accordance with Section 2.4 shall be distributed from the applicable joint account to DAP Issuer five (5) Business Days after the payment of the Village Shareholder Proceeds Per DAP Right or the Sale Deadline Shareholder Proceeds Per DAP Right, as applicable.

(c) DAP Issuer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all Taxes (other than Taxes measured by the Rights Agent’s income) and reasonable and necessary out-of-pocket expenses (including reasonable and necessary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the administration of its duties hereunder. Any invoice for any out-of-pocket expenses, per item fees realized and Taxes will be rendered and payable by DAP Issuer within thirty (30) days after receipt by DAP Issuer, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. Such fees, expenses and reimbursements contained in this Section 3.3 shall be Village Sale Expenses.

(d) Without duplication of any liabilities otherwise taken into account in Unpaid Taxes, DAP Issuer agrees to indemnify the Company, the Company’s current and former Subsidiaries (other than DAP Issuer and its Subsidiaries) and any affiliated, consolidated, combined, unitary, fiscal or other similar group that includes the Company (in each case other than any member of the Village SPV Group or the VPMC Group) for (i) any taxes payable by the Company, any such group or any such Subsidiary for any taxes arising from an audit or other tax proceeding of VPMC or any of its Subsidiaries, including as a result of a “push out” election under the Partnership Audit Rules and (ii) any payment required to be made by the Company, any such group or any such Subsidiary to VPMC or any of its Subsidiaries as a result an audit or other tax proceeding of VPMC or any of its Subsidiaries.

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Section 3.4 Resignation and Removal of Rights Agent, Shareholder Representative or Sale Committee; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to DAP Issuer, the Sale Committee and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the DAP Issuer, the Sale Committee, the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the Sale Committee may resign at any time by giving written notice thereof to DAP Issuer, the Shareholder Representative and the Rights Agent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If at any time the Rights Agent shall resign, be removed or become incapable of acting, DAP Issuer shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c) If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of acting, the Shareholder Representative or DAP Issuer may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d) If at any time any individual members of the Sale Committee shall resign, be removed or become incapable of acting, then (i) if such member was the Specified Holders Member, the Specified Holders shall promptly appoint a successor individual as successor Specified Holders Member approved by Holders of a majority of DAP Rights then held by the Specified Holders, (ii) if such member was the Parent Member, DAP Issuer shall promptly appoint a successor individual as successor Parent Member and (iii) if such member was the Shareholder Member, the Shareholder Representative shall promptly appoint a successor individual as successor Shareholder Member. The successor individual member so appointed shall, forthwith upon his or her acceptance of such appointment in accordance with this Section 3.4(d), become a successor individual member of the Sale Committee; provided, that DAP Issuer agrees to indemnify (as a Village Sale Expense) the Sale Committee for any and all actions taken in connection with this Section 3.4(d).

(e) If at any time any individual member of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. The successor individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(e), become a successor individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of DAP Issuer or any of its Affiliates and (y) DAP Issuer agrees to indemnify (as a Village Sale Expense) the Shareholder Representative for any and all actions taken in connection with this Section 3.4(e).

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(f) DAP Issuer shall give written notice of each resignation and each removal of a Rights Agent or individual member of the Sale Committee or committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the Sale Committee or committee comprising the Shareholder Representative to the then acting members of the Sale Committee, the then acting members of the committee comprising the Shareholder Representative and then acting Rights Agent within ten (10) days after acceptance of appointment by the applicable successor. The Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the Sale Committee or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the Sale Committee or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof from DAP Issuer. Each such notice provided to the Rights Agent, Shareholder Representative, Sale Committee or Holders shall include the name and address of the successor Rights Agent, individual member of the Shareholder Representative or individual member of the Sale Committee, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent, Sale Committee member or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to DAP Issuer and to the retiring Rights Agent, Sale Committee member or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, Sale Committee member or Shareholder Representative, as applicable, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent, Sale Committee member or Shareholder Representative (as applicable); but, on request of DAP Issuer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

Section 4.1 Operations.

(a) From and after the Effective Time until the payment in full of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, the written consent of the Sale Committee (which shall conduct its role by, among other things, taking into consideration the benefit of maximizing the value of the Village Business and the Aggregate DAP Right Payment Amount reasonably attainable prior to the Sale Deadline) shall be required in connection with determining the position and course of action to be taken (it being understood that notwithstanding anything to the contrary, the appointment of any designee to the board of managers of VPMC shall be deemed to be a matter requiring the Sale Committee’s prior written consent) with respect to any member of the VPMC Group that would, consistent with VPMC’s past practice, require the

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approval of the board of directors, the board of managers or the holders of the equity interests of VPMC. Without limiting the foregoing, from and after the Effective Time until the payment in full of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, DAP Issuer shall (1) to the extent legally permissible (and subject to each of the Sale Committee’s and Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable law), reasonably promptly provide to the Sale Committee and the Shareholder Representative all material information received by DAP Issuer or any of its Affiliates with respect to the VPMC Group, (2) subject to its rights under the VPMC Operating Agreement and the Pre-Closing Primary Facility, use reasonable best efforts to cause the Village Business (x) to be operated in the ordinary course (including with respect to the payment of Taxes, the filing of Tax Returns, and other Tax matters); provided that such ordinary course obligations shall not include any obligation to provide additional funding to the VPMC Group other than obligations required under the Pre-Closing Primary Facility and (y) to preserve in all material respects the material business relationships of the Village Business and (3) except as otherwise expressly required by this Agreement, or with the Sale Committee’s prior written consent, cause (including by enforcing its rights and remedies under the Pre-Closing Primary Facility), the members of the VPMC Group not to, directly or indirectly, do any of the following (it being understood that with respect to the VPMC Group “cause” shall mean exercising all of its rights as a lender and/or equity holder, in order to cause to the fullest extent of its control):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of equity interests, (B) split, combine or reclassify any of equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests; or (C) purchase, redeem or otherwise acquire any equity interests or any rights, warrants or options to acquire any such equity interests or other securities;

(ii) (A) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of any member of the VPMC Group or (B) adopt or enter into a plan or agreement of, or otherwise enter into or effectuate, any complete or partial liquidation, dissolution, recapitalization, restructuring, merger, amalgamation, equity exchange or other reorganization of any member of the VPMC Group;

(iii) issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any equity interests in the VPMC Group, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests, voting securities or convertible or exchangeable securities;

(iv) sell, lease, license, pledge, mortgage or otherwise dispose of or subject to any Lien (other than Liens arising in connection with immaterial security deposit or cash collateral arrangements in the Ordinary Course of Business) any properties, rights or assets of the VPMC Group, other than (A) transactions among members of the VPMC Group in the Ordinary Course of Business and (B) sales of inventory and disposition of obsolete equipment of the VPMC Group in the Ordinary Course of Business;

(v) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions equity interests in any Person or any business or division of any Person or any material property or assets of any Person (or business or division thereof), in each case that would be material to the Village Business;

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(vi) (A) incur, assume or otherwise become obligated with respect to any indebtedness for borrowed money (including any debt securities) (and including any guarantee of any such indebtedness of another Person) other than (1) interest and other amounts paid in kind and capitalized to the principal amount of the Pre-Closing Company-Village Loans on the terms provided therein as of the date hereof, (2) for any such indebtedness solely among one or more of the members of the VPMC Group or (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs or other similar arrangements, in each case issued, made or entered into in the Ordinary Course of Business (which excepted activities shall be deemed to include guaranties by a member of the VPMC Group of any other member of the VPMC Group’s obligations under any lease by such member of the VPMC Group), (B) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances (other than routine advances to employees of Village Business in the Ordinary Course of Business) or capital contributions to, or Investment in, any other Person, other than in any other member of the VPMC Group;

(vii) settle or compromise any material action, suit, proceeding, claim, dispute, arbitration or investigation involving amounts in excess of $5,000,000 individually, or which settlement or compromise would impose any material non-monetary obligation on any of the Village Entities; or

(viii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) Without limiting Section 4.1(a), without the prior written consent of the Shareholder Representative (any such matters, the “Shareholder Representative Matters”):

(i) DAP Issuer shall not and shall cause the Village Entities not to amend or in any way modify, or waive in a manner that would be adverse to the Holders, the terms of any Pre-Closing Company-Village Loans (including any “Loan Documents”, as defined in the Pre-Closing Primary Facility), including in a manner that results in less favorable treatment (economic or otherwise) of the Pre-Closing Company-Village Loans, Pre-Closing Administrative Agent or the lenders thereunder (which, in any event, shall include each of the matters (in each case, as in effect on the date hereof) referred to in the first paragraph of Section 9.02(b) of the Pre-Closing Primary Facility, any amendment, waiver or modification of the covenants set forth in Articles V and VI thereof, any assignment by any “Loan Party” thereunder of its rights or obligations thereunder or any release of collateral or guarantees (other than in connection with a bona fide disposition of collateral or substantially all of the equity of a guarantor, in either case, to an unaffiliated third party); provided that VPM Holdings (as directed by the Sale Committee) shall be permitted to continue to forbear from the exercise of remedies thereunder on substantially the same terms as in effect immediately prior to the date of the Merger Agreement pursuant to the Forbearance Agreement (and subject to any other milestones therein as VPM Holdings, with the prior written consent of the Sale Committee, shall determine);

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(ii) DAP Issuer shall not and shall cause the Village Entities not to enter into, renew, terminate or extend, materially amend, or waive any material right under, any Affiliate Transaction (other than, for the avoidance of doubt, back-office, administrative, overhead and similar arrangements in the Ordinary Course of Business on arm’s-length terms);

(iii) DAP Issuer shall not, shall cause the Village SPVs (other than the Village Blockers) not to and shall use its reasonable best efforts to cause the Village Blockers not to, directly or indirectly, (A) engage in any business operations other than as contemplated by this Agreement and the ownership of equity and/or debt interests in their respective Subsidiaries and investees and any rights and obligations that are incidental to holding such interests, (B) purchase, redeem or otherwise acquire any of their respective equity or debt interests, (C) issue any equity interests, other than to wholly owned subsidiaries of DAP Issuer, (D) issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any equity interests (other than pursuant to a Village Sale (that is not an Affiliate Transaction and that has been approved by the Sale Committee pursuant to the terms hereof)) or (E) amend their respective organizational documents;

(iv) DAP Issuer shall not and shall cause the Village SPVs (other than the Village Blockers) not to distribute or otherwise transfer any Cash or Cash Equivalents other than (A) pursuant to and in accordance with Section 2.6, (B) (x) any DAP Right Payment Amount pursuant to Section 2.4(a) and (y) any Remaining Distribution pursuant to Section 2.4(a)(ix), and (C) payments in respect of prongs (ii), (iii), (iv),(v), (vi) or (vii) of the definition of Available Cash Balance; or

(v) authorize any of, or commit or agree, in writing or otherwise to take any of, the foregoing actions.

(c) Partially-Owned Village Entities. Subject to Section 1.1(a)(xii), to facilitate the obligations set forth in Section 4.1(a), with respect to any Village Entity not wholly owned, directly or indirectly, by DAP Issuer (a “Partially-Owned Village Entity”), DAP Issuer shall vote or direct its representatives to vote, and shall cause its Subsidiaries to vote or direct their representatives to vote, their respective direct or indirect equity interests (or to exercise their rights under any direct or indirect debt interests) in any Partially-Owned Village Entity as directed by the Sale Committee (with respect to the Shareholder Representative Matters, any such direction by the Sale Committee shall be consistent with the position taken by the Shareholder Representative with respect to granting or withholding the Shareholder Representative’s prior written consent).

(d) Pre-Closing Date Ownership Interests.

(i) Substantially concurrently with, or prior to, the effectiveness of this Agreement, the Company shall (i) contribute (or cause to be contributed) all outstanding Pre-Closing Company-Village Loans by way of an “Assignment and Assumption” and other applicable assignment documentation (including any participation interests or other beneficial interests or other ownership rights therein) to VPM Holdings, and, in its capacity as Pre-Closing Administrative Agent, consent to such assignment of the Pre-Closing Company-Village Loans to VPM Holdings (after which, VPM Holdings shall be sole lender and shall have all rights and

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obligations under the Pre-Closing Primary Facility, including under that certain Third Amended and Restated Forbearance Agreement dated as of November 29, 2024 (as the same may be amended, supplemented or otherwise modified in accordance herewith from time to time, the “Forbearance Agreement”)), (ii) resign as Pre-Closing Administrative Agent and collateral agent under the Pre-Closing Primary Facility and (iii) in its capacity as sole lender, appoint VPM Holdings as successor Pre-Closing Administrative Agent and collateral agent under the Pre-Closing Primary Facility (and take all actions in connection therewith to provide for continued perfection of the security interests with respect to the Pre-Closing Primary Facility). Notwithstanding anything to the contrary herein, other than in connection with a Village Sale, in each case that is not an Affiliate Transaction and is approved by the Sale Committee pursuant to the terms hereof, the Pre-Closing Company-Village Loans and any equity interests in VPMC Group held by Affiliates of DAP Issuer as of the Closing shall be 100% owned directly or indirectly by DAP Issuer (subject to any sales made following the date hereof in accordance with the terms hereof).

(ii) From and after the Effective Time until the payment of the Village Shareholder Proceeds or the Sale Deadline Shareholder Proceeds, DAP Issuer shall, and shall cause its Subsidiaries to:

(A) ensure that none of the Village Entities is a “restricted” Subsidiary under any documentation governing indebtedness for borrowed money of Parent, DAP Issuer or any of their Affiliates, and ensure that each of the Village Entities is otherwise not subject to any of the covenants, restrictions, mandatory prepayments or events of default therein, or obligated directly or indirectly with respect thereto, in each case other than with respect to indebtedness of the members of the VPMC Group; and

(B) not enter into any Contracts on or after the date hereof that by its terms restricts the ability of DAP Issuer to make the payments to the Holders contemplated hereby and otherwise comply with all of the covenants and agreements contained herein.

(e) Interim Distributions.

(i) Prior to the Sale Deadline, at any time and from time to time, in the event (x) the Available Cash Balance exceeds $200,000,000 and (y) the amounts calculated for each of clauses (iv), (v) and (vi) of the definition of Available Cash Balance are each equal to $0, the DAP Issuer shall make a payment to the Holders in respect of the DAP Rights pursuant to Section 2.4(a)(i) in an aggregate amount (a “Mandatory Distribution Amount”) equal to the Excess Cash Amount, unless the Sale Committee (acting by unanimous written consent of the each of the Specified Holders Member, the Parent Member and the Shareholder Member) determines to not make such a Mandatory Distribution Amount.

(ii) Prior to the Sale Deadline, at any time and from time to time, in the event (x) the Available Cash Balance exceeds $100,000,000 and (y) the amounts calculated for each of clauses (iv), (v) and (vi) of the definition of Available Cash Balance are each equal to $0, the Sale Committee shall have the right to request that the DAP Issuer make a payment to the Holders in respect of the DAP Rights pursuant to Section 2.4(a)(i) in an aggregate amount (a “Discretionary Distribution Amount”) not to exceed the difference between the Available Cash Balance as of such time and $100,000,000. In the event the Sale Committee so requests, the DAP Issuer shall make such payment pursuant to Section 2.4(a)(i).

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(iii) Prior to the Sale Deadline, at any time and from time to time, in the event the Available Cash Balance exceeds $0, the Sale Committee (acting by unanimous written consent of the each of the Specified Holders Member, the Parent Member and the Shareholder Member) shall have the right to request that the DAP Issuer make a payment to the Holders in respect of the DAP Rights pursuant to Section 2.4(a)(i) in an aggregate amount (a “Unanimous Distribution Amount”) not to exceed the Available Cash Balance. In the event the Sale Committee so requests, the DAP Issuer shall make such payment pursuant to Section 2.4(a)(i).

Section 4.2 List of Holders.

DAP Issuer shall furnish or cause to be furnished to the Rights Agent, in such form as DAP Issuer receives from the transfer agent of the Company (or other agent performing similar services for the Company), or from the Company’s internal records with regard to Company Equity Awards and shares credited in the “stock credit accounts” to the extent no records from a third party agent are maintained in the ordinary course, the names and addresses of the Holders within five (5) Business Days of the Effective Time.

Section 4.3 Village Sale Process.

(a) From and after the Effective Time until the consummation of the Entire Village Sale or the Sale Deadline, whichever is earlier, the Sale Committee shall be responsible for conducting the sale process or processes (for clarity, references herein to “sale”, “sale process” or similar terms shall be deemed to include all forms of actual or potential (as the case may be) monetization transaction that would constitute a Village Sale and processes related thereto, as applicable) of the VPMC Group (or the Village Entities (other than the VPMC Group) with respect to their Investments in the VPMC Group) and shall be empowered to take all actions necessary or advisable in order to explore, pursue, negotiate, enter into and/or consummate a Village Sale, including retaining independent advisors in connection with any Village Sale, soliciting potential purchasers for the VPMC Group (or the Village Entities (other than the VPMC Group) with respect to their Investments in the VPMC Group) or any of the assets or business of the VPMC Group (or the Village Entities (other than the VPMC Group) with respect to their Investments in the VPMC Group) and determining which purchaser to select, negotiating the terms and conditions of any Village Sale Agreement, including the purchase price thereof, and effectuating the consummation of such Village Sale. The Sale Committee and the DAP Issuer shall use its reasonable best efforts to structure any such sale or monetization transaction in a tax-efficient manner (with respect to the DAP Issuer and the ultimate DAP Right Payment Amounts).

(b) During the period from and after the Effective Time until the consummation of the Entire Village Sale or the Sale Deadline, whichever is earlier, DAP Issuer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide or cause to be provided to the Sale Committee all assistance reasonably requested by the Sale Committee in the preparation of the sales process, the negotiation and consummation of the transactions contemplated by the

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Village Sale, including the use of commercially reasonable efforts (i) to provide such information, financial or otherwise, with respect to the Village Business as the Sale Committee may reasonably request, to the extent such information is reasonably available to, or can be reasonably attained by, DAP Issuer, (ii) to assist in the preparation of disclosure schedules, exhibits and ancillary agreements contemplated in the applicable sales agreement relating to the Village Sale, to the extent such information is reasonably available to, or can be reasonably attained by, DAP Issuer, and (iii) to assist in obtaining approvals from Governmental Entities and consents and notices required to be obtained from or made to other Persons under the sales agreement relating to the Village Sale; provided, that, for the avoidance of doubt, all out-of-pocket costs, fees and expenses of DAP Issuer or its Affiliates (other than any member of the VPMC Group) in complying with this Section 4.3(b) shall be Village Sale Expenses. DAP Issuer shall, and shall cause its Affiliates to, afford to the Sale Committee reasonable access, upon reasonable prior notice and during normal business hours to Village Entities’ officers, employees, properties, books, contracts and records as the Sale Committee may reasonably request, in each case to the extent relating to the Village Business; provided, that the Sale Committee shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Village Entities.

(c) The Sale Committee shall consult with DAP Issuer, the Shareholder Representative and the Parent Member in connection with any Village Sale and shall keep DAP Issuer, the Shareholder Representative and the Parent Member reasonably informed on a current basis of the status, details and progress of any negotiations for any Village Sale, including by providing copies of any marketing or information materials, the prospective purchaser’s financial statements and the current interim drafts of any Village Sale Agreements, and shall provide reasonable time to DAP Issuer, the Shareholder Representative and the Parent Member for review of such documents.

(d) In the event definitive agreements are to be entered into prior to the Sale Deadline with respect to any Village Sales, such agreements shall not, without the consent of DAP Issuer, (i) require DAP Issuer or any of its Affiliates (other than any member of the VPMC Group) to agree to any material operating restrictions applicable to DAP Issuer or any of its Affiliates (other than any member of the VPMC Group), other than (A) customary confidentiality and/or employee non-solicitation restrictions that survive for no more than four (4) years (in the case of confidentiality) or two (2) years (in the case of non-solicitation) from and after the consummation of the applicable Village Sale and (B) restrictions relating solely to the Village Entities’ management, operation or oversight of the VPMC Group that do not survive the closing of the applicable Village Sale, (ii) require DAP Issuer or any of its Affiliates (other than any member of the VPMC Group) to agree to any recourse (other than any member of the VPMC Group) in excess of any escrow amount, holdback or similar amount after the closing of such agreement or (iii) require DAP Issuer or any of its Affiliates (other than any member of the VPMC Group) to retain any excluded or retained liabilities relating to the equity or debt interests or assets of any of the Village Entities being directly or indirectly sold, transferred or otherwise disposed of in connection with such Village Sale after the closing of such Village Sale, as applicable. For the avoidance of doubt, and notwithstanding anything in any definitive agreement with respect to any Village Sale, the Sale Committee shall control any third party claims relating to or arising under any such definitive agreement to the extent that any damages claimed thereunder are reasonably likely to be covered in full by any escrow, holdback or similar amount thereunder, without direct liability of DAP Issuer or any of its Affiliates (other than any member of the VPMC Group) and any costs, fees or expenses incurred by such Sale Committee in connection therewith shall be included in Village Sale Expenses.

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(e) Notwithstanding anything in this Agreement to the contrary, during the first sixty (60) days following the four (4) year anniversary of the Effective Time, if the Sale Deadline has been extended to the five (5) year anniversary of the Effective Time pursuant to the proviso in the definition of Sale Deadline, the Parent Member may, in its sole discretion, elect to cause a sale process or processes for a Village Sale (a “Parent Member Initiated Sale”) by written notice to DAP Issuer. Any Parent Member Initiated Sale initiated pursuant to this Section 4.3(e) shall be governed by the foregoing clauses (a)-(d) of this Section 4.3 (mutatis mutandis); provided, that for purposes of any Parent Member Initiated Sale, all references in the foregoing clauses (a)-(d) of this Section 4.3 (x) to “Sale Committee” shall be deemed to be references to “Parent Member” and (y) to “Parent Member” shall be deemed to be references to “Sale Committee.” Notwithstanding anything to the contrary, any Village Sale resulting from a Parent Member Initiated Sale must be for cash consideration only (which may include deferred cash consideration).

(f) Notwithstanding anything in this Agreement to the contrary, during the first sixty (60) days following the five (5) year anniversary of the Effective Time, if the Sale Deadline has been extended to the six (6) year anniversary of the Effective Time pursuant to the proviso in the definition of Sale Deadline, the Shareholder Representative may, in its sole discretion, elect to cause a sale process or processes for a Village Sale (a “Shareholder Representative Initiated Sale”) by written notice to DAP Issuer. Any Shareholder Representative Initiated Sale initiated pursuant to this Section 4.3(f) shall be governed by the foregoing clauses (a)-(d) of this Section 4.3 (mutatis mutandis); provided, that for purposes of any Shareholder Representative Initiated Sale, all references in the foregoing clauses (a)-(d) of this Section 4.3 (x) to “Sale Committee” shall be deemed to be references to “Shareholder Representative” and (y) to “Shareholder Representative” shall be deemed to be references to “Sale Committee.” Notwithstanding anything to the contrary, any Village Sale resulting from a Shareholder Representative Initiated Sale must be for cash consideration only (which may include deferred cash consideration).

Section 4.4 Books and Records.

DAP Issuer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Sale Committee, the Shareholder Representative and their respective consultants or professional advisors to determine the amounts payable hereunder.

Section 4.5 Tax Documentation.

(a) Promptly following the Effective Time, the Rights Agent shall notify each Holder that such Holder is required to promptly provide the tax documentation set forth in Section 4.5(b) to DAP Issuer to qualify for an exemption from, or reduced rate of, withholding with respect to the DAP Right Payment Amount hereunder and, in the event that such tax documentation becomes obsolete or inaccurate in any respect, such Holder must promptly provide updated tax documentation or inform the Rights Agent of its legal inability to do so; provided that the foregoing obligations may be waived by DAP Issuer in respect of any Holder of Equity Award DAP Rights.

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(b) Each Holder:

(i) that is (or whose regarded owner is) a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall provide to DAP Issuer a duly completed and executed Internal Revenue Service Form W-9 (or any successor form thereto);

(ii) that is (or whose regarded owner is) not a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall provide to DAP Issuer a duly completed and executed applicable Internal Revenue Service Form W-8 (or any successor form thereto); and/or

(iii) shall provide to DAP Issuer any other form, document and/or certificate reasonably requested by the Rights Agent.

Section 4.6 Other Agreements or Understandings.

(a) Each party hereto represents and warrants that, other than this Agreement, there are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements or understandings (whether oral or written) between such party or any of its Affiliates, on the one hand, and any other party or any member of the Sale Committee or any of their respective Affiliates, on the other hand, with respect to voting or other determinations or actions of any member of the Sale Committee in his or her capacity as such, or with respect to any action to be taken or not taken by the Sale Committee.

(b) Other than this Agreement, no member of the Sale Committee (including, for the avoidance of doubt, any future member of the Sale Committee) (and each member shall cause its Affiliates and Representatives not to) enter into any contract, agreement or other arrangement or understanding (whether oral or written) or commit to enter into contract, agreement or other arrangement or understanding (whether oral or written) between such member or any of its Affiliates, on the one hand, and any other party or any other member of the Sale Committee or any of their respective Affiliates, on the other hand, with respect to voting or other determinations or actions of any member of the Sale Committee in his or her capacity as such, or with respect to any action to be taken or not taken by the Sale Committee.

(c) [Blazing Star Superco, Inc] shall, and shall cause DAP Issuer, VPM Holdings and their respective Subsidiaries to, perform its and their respective obligations hereunder subject to the terms and conditions hereof; provided that, notwithstanding anything herein to the contrary but without limiting Section 6.20(e) of the Merger Agreement in any respect, in no event shall there be any obligation to make any Investments in the Village Entities.

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ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, at any time and from time to time, DAP Issuer, the Sale Committee and the Rights Agent may enter into one or more amendments hereto in a writing duly executed by each of them, for any of the following purposes:

(i) to evidence the termination of the Rights Agent, any individual member of the Shareholder Representative or any individual member of the Sale Committee and the succession of another Person as a successor Rights Agent, individual member of the Shareholder Representative or individual member of the Sale Committee, as applicable, and the assumption by any successor of the obligations of the Rights Agent, Shareholder Representative or Sale Committee, as applicable, herein, in accordance with Section 3.4 and Section 3.5;

(ii) to add to the covenants of DAP Issuer, VPM Holdings such further covenants, restrictions, conditions or provisions as DAP Issuer, the Rights Agent and the Sale Committee shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as reasonably determined by the Shareholder Representative;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as reasonably determined by the Shareholder Representative; or

(iv) as may be necessary to ensure that the DAP Rights are not subject to registration under the Securities Act or the Exchange Act.

(b) Promptly after the execution by DAP Issuer, the Sale Committee and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, DAP Issuer will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the DAP Right Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a) With the written consent of the Shareholder Representative, DAP Issuer, the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by DAP Issuer, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, DAP Issuer will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the DAP Right Register, setting forth such amendment.

Section 5.3 Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by DAP Issuer stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

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Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each party hereto shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a) From and after the Effective Time until such time as all of DAP Issuer’s obligations shall have been fully discharged, DAP Issuer shall not, in any transaction or series of related transactions, consolidate with or merge into any Person or Persons or convey, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person or Persons, unless:

(i) in the case that DAP Issuer shall, in a transaction or series of related transactions, consolidate with or merge into any other Person or convey, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person or Persons, the Person or Persons formed by such consolidation or into which DAP Issuer is merged or the Person or Persons that acquire by conveyance, assignment, transfer or disposition, or that lease, the properties and assets of DAP Issuer substantially as an entirety (each such Person or Persons, a “Surviving Person”) shall expressly assume payment of amounts on all the DAP Rights and the performance of every duty and covenant of this Agreement on the part of DAP Issuer to be performed or observed; and

(ii) prior to such transaction or transactions, DAP Issuer has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, assignment, transfer, lease or other disposition complies with this Section 6.1 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) For purposes of this Section 6.1 and Section 6.2, “convey, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of DAP Issuer’s consolidated assets (based on fair market value) as of the date of such transaction.

(c) In the event DAP Issuer conveys, assigns, transfers, leases or otherwise disposes of its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, DAP Issuer and each Surviving Person shall be jointly and severally liable for the payment of each DAP Right Payment Amount and the Aggregate DAP Right Payment Amount and the performance of every duty and covenant of this Agreement on the part of DAP Issuer to be performed or observed.

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Section 6.2 Successor Substituted.

Upon any consolidation of or merger by DAP Issuer with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, and subject to Section 6.1(c), the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, DAP Issuer under this Agreement with the same effect as if the Surviving Person had been named as DAP Issuer herein; provided, that notwithstanding any such transaction, if DAP Issuer is a surviving entity in the transaction, DAP Issuer shall also remain liable for the performance by the “DAP Issuer” hereunder.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to DAP Issuer, the Shareholder Representative and the Rights Agent.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of transmission by electronic mail (or, the first Business Day following such confirmation if the date of such confirmation is not a Business Day), in each case to the intended recipient as set forth below:

If to DAP Issuer or its Affiliates, to:

[—]

[—]

Attn: [—]

E-mail: [—]

[—]

[—]

Attn: [—]

E-mail: [—]

with a copy (which shall not constitute notice) to:

[—]

[—]

Attn: [—]

E-mail: [—]

If to the Sale Committee, to:

[—]

[—]

Attn: [—]

E-mail: [—]

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[—]

[—]

Attn: [—]

E-mail: [—]

[—]

[—]

Attn: [—]

E-mail: [—]

with a copy (which shall not constitute notice) to:

[—]

[—]

Attn: [—]

E-mail: [—]

If to the Shareholder Representative, to:

[—]

[—]

Attn: [—]

E-mail: [—]

[—]

[—]

Attn: [—]

E-mail: [—]

[—]

[—]

Attn: [—]

E-mail: [—]

with a copy (which shall not constitute notice) to:

[—]

[—]

Attn: [—]

E-mail: [—]

[—]

[—]

Attn: [—]

E-mail: [—]

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If to the Rights Agent, to:

[—]

[—]

Attn: [—]

E-mail: [—]

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

Section 7.2 Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and if delivered personally, facsimiled (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the DAP Right Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

Section 7.4 Assignment; Successors.

Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5 Benefits of Agreement.

Except as set forth in Article III with respect to the Shareholder Representative Persons and the Sale Committee Persons, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement, and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

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Section 7.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 7.7 Submission to Jurisdiction.

Other than with respect to disputes submitted to the applicable independent investment bank under Section 2.4(c)(i) or a Neutral Auditor under Section 2.4(b)(iv) or Section 2.4(c)(v), each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.7, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

Section 7.8 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.8.

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Section 7.9 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.7 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the parties hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, nonappealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.9 shall be a Village Sale Expense.

Section 7.10 Severability Clause.

Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof). Notwithstanding the foregoing, in no event shall this Agreement be amended so as not to give effect to the DAP Cap Amount.

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Section 7.11 Section 409A.

The parties intend that each Equity Award DAP Right is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other person in respect of Section 409A of the Code. Each DAP Right Payment Amount is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). In respect of the Equity Award DAP Rights, the DAP Issuer’s obligations pursuant to this Agreement shall at all times be that of an unfunded and unsecured promise to pay money in the future.

Section 7.12 Termination.

This Agreement shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, and each DAP Right shall expire without any further action of DAP Issuer or any Holder upon (a) the one (1) year anniversary of the later of (i) the payment to the Rights Agent (or, in the case of the Equity Award DAP Rights, the Persons set forth in Section 2.4(a)(vi)) of all Interim Distribution Shareholder Proceeds, Village Shareholder Proceeds, Sale Deadline Shareholder Proceeds, Equity Award Catch-up Amounts and deferred cash consideration pursuant to Section 2.4(a)(iv), and (ii) the Sale Deadline, (b) the aggregate DAP Right Payment Amounts actually distributed to any Holder of a DAP Right in respect of such DAP Right equals the DAP Cap Amount or (c) the written agreement of DAP Issuer and the Shareholder Representative to terminate this Agreement; provided, that, notwithstanding the foregoing, without the prior written consent of the Shareholder Representative, in no event shall this Agreement terminate prior to the earlier of (x) the four (4) year anniversary of the Closing Date and (y) the date that there are no outstanding Equity Award DAP Rights that remain subject to continued employment or service pursuant to Section 2.3 of the Merger Agreement and any amounts payable with respect to a DAP Right issued hereunder in respect of Equity Award DAP Rights have been paid pursuant to and in accordance with the terms hereof (including Section 2.4(a)(vi)). Notice of any such termination will be promptly mailed by the Rights Agent to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this Article VII shall survive the termination of this Agreement indefinitely.

Section 7.13 Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

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Section 7.14 Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by law, in each case subject to Section 7.6, Section 7.7, Section 7.8 and Section 7.9. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or amounts payable to third parties in respect of third-party claims arising out of such party’s breach of this Agreement) include any indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of DAP Issuer may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than DAP Issuer, under no circumstances shall such party be liable for monetary damages hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[PARENT]

By:
Name:
Title:

[STAR SUPERCO INC.]

By:
Name:
Title:

[DAP ISSUER]

By:
Name:
Title:

[VPM HOLDCO]

By:
Name:
Title:

[Signature Page to Village DAP Right Agreement]

SHAREHOLDER REPRESENTATIVE

By:
Name:

By:
Name:

By:
Name:

[Signature Page to Village DAP Right Agreement]

[SALE COMMITTEE]

By:
Name:

By:
Name:

By:
Name:

[Signature Page to Village DAP Right Agreement]

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Village DAP Right Agreement]

Schedule 3.3(c)

Rights Agent Fees

[To be provided]